Filed Pursuant to Rule 424(b)(3)
File No. 333-140934

PROSPECTUS

SOUTHWEST CASINO CORPORATION

12,663,389 SHARES OF COMMON STOCK

This prospectus relates to 12,663,389 shares of common stock of Southwest Casino Corporation, a Nevada corporation, which may be resold by selling stockholders named in this prospectus.  These shares consist of 7,954,787 shares currently outstanding and 4,708,602 shares issuable upon exercise outstanding warrants.  We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time.  Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) market under the symbol “SWCC.OB”. On May 8, 2007, the last sales price of our common stock as reported on the OTCBB was $0.90 per share.  No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.  The shares of common stock will be offered and sold as described under the heading “Plan of Distribution” beginning on page 15.

Investing in our common stock involves a high degree of risk that is described under the heading “Risk Factors” beginning on page 2 of this prospectus.  We urge you to carefully read the “Risk Factors” section before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
PERSONAL LIABILITY OF DIRECTORS AND OFFICERS
DESCRIPTION OF BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
FINANCIAL STATEMENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to “Southwest,” “Southwest Casino,” “the company,” “we,” “our” or “us,” unless the context otherwise requires, refer to Southwest Casino Corporation and its consolidated subsidiaries.  The terms “we,” “us,” or “our” in each case do not include the selling stockholders.

Dealer Prospectus Delivery Obligation

Until ninety days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The  following  is a summary  that  highlights  what we  believe  to be the most important  information  regarding  Southwest and the  securities  being offered herein.  Because  it is a  summary,  however,  it  may  not  contain  all of the information  that is  important  to you. To  understand  our  business  and this offering  fully,  you  should  read this  entire  prospectus  and our  financial statements and related notes carefully.

Our Business

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Our subsidiaries, Southwest Casino and Hotel Corp. and Gold Rush I, LLC, a Colorado limited liability company, hold three gaming licenses to operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado.  The combined Gold Rush and Gold Digger’s facilities offer approximately 408 slot machines and a 4-table game area, while Uncle Sam’s Casino features approximately 67 slot machines.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.  Cripple Creek is one of three historic mining towns in Colorado permitted to engage in limited stakes ($5.00 limit) gaming.

We manage two Native American casinos in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995.  Lucky Star - Concho is located on U.S. Highway 81, just north of the Oklahoma community of El Reno.  Lucky Star - Clinton is located 60 miles west of Lucky Star - Concho in the community of Clinton, Oklahoma on Old Route 66 near Interstate I-40. Our Gaming Management Agreement for these facilities has been extended twice and currently expires on May 19, 2007.  Southwest is working to extend this relationship beyond May 19, 2007, but is uncertain whether we will continue to manage these casinos after that date. If we are unable to extend our management relationship with the Tribes beyond that date, the loss of the management fees we receive for managing these facilities would have a material adverse effect on our financial condition.  Refer to further discussion surrounding the extension of the contract below under the Description of Business Section — “(a) Business Development — Casino Management”.

We own a 50 percent membership interest in North Metro Harness Initiative, LLC, a Minnesota limited liability company.  In January 2005, the Minnesota Racing Commission voted to grant class A and B licenses to own and operate a harness racetrack and card room to North Metro.  These licenses permit North Metro to develop and run a harness racetrack and a 50-table card room in the City of Columbus, Minnesota.  Lawsuits challenging the validity of those licenses delayed development, but were concluded in our favor during the summer of 2006.  On April 20, 2007 North Metro entered into a Credit Agreement with Black Diamond Commercial Finance, L.L.C., as agent and lender, to borrow $41.7 million to construct, equip and open its harness racetrack and card club facility.

Recent Developments

In December 2006, we entered into an Asset Purchase Agreement to acquire the operations of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado for a total purchase price of approximately $23.6 million.  In addition, we agreed to enter into a 30-year lease with three 5-year extensions for the building and real estate in which these casinos operate.  We entered into the Asset Purchase Agreement with a third party that has a separate agreement to acquire the outstanding capital stock of the current owner of the Double Eagle and Gold Creek. On April 13, 2007, we notified the third party that we had elected to terminate the Asset Purchase Agreement and all related agreements.   We terminated the Asset Purchase Agreement in response to notice received on April 10, 2007 from the third party that the separate agreement under which the third party was to acquire all of the outstanding stock of the current owner of the Double Eagle and Gold Creek had terminated in accordance with its terms when the third party did not make a required payment.  Because the third party was unable to complete its proposed acquisition of the outstanding stock of the Double Eagle and Cold Creek in accordance with the separate agreement, the third party is also unable to perform its obligations under the Asset Purchase Agreement with us.

The Tribal Council of the Cheyenne and Arapaho Tribes of Oklahoma (the “Tribes”) voted for the second time to extend the gaming management relationship between the Tribes and Southwest Casino and Hotel Corp., a wholly owned subsidiary of Southwest Casino Corporation.  The Tribal Council includes all adult enrolled members of the Tribes and is one of the four branches of government under the Tribes’ 2006 Constitution. On March 31, 2007, the members of the Tribal Council in attendance voted to approve an extension and expansion of the gaming management relationship between the Tribes and Southwest.

The Tribal Council had previously adopted resolutions on February 24, 2007 approving proposed terms for, and authorizing an attorney for the Tribes to review the final terms of, gaming management and development agreements under which we will:

•      continue to manage the Tribes’ existing Lucky Star casinos in Concho and Clinton, Oklahoma;

•      expand the Lucky Star Concho and Clinton facilities to provide more gaming space and greater amenities;

•      assume the management of and expand the Tribes’ existing casinos in Watonga and Canton Lake, Oklahoma; and

•      develop and manage new gaming facilities on tribal land in four other Oklahoma cities, Seiling, Colony, Hammon and Elk City.

Under the resolutions adopted February 24th the final agreements were to be presented to the Tribal Council at the March 31st meeting for approval.  Before the March 31st Tribal Council meeting, we negotiated with the attorney appointed by the Tribal Council the terms of eight new agreements: four new gaming management agreements; four agreements for expansions of existing casinos and/or development of new casinos; and an amendment to extend the current Gaming Management Agreement until the Chairman of the National Indian Gaming Commission approves the new management agreement for the Lucky Star — Concho and Lucky Star — Clinton facilities.  We also provided copies of the draft gaming management agreement to the tribal Governor who declined to review the draft agreements or negotiate their terms with us.  The amendment and each of the new agreements was made available to members of the Tribes before and at the March 31st Tribal Council meeting.

Under those agreements and consistent with the resolutions adopted by the Tribal Council on February 24th and March 31st, our management relationship with the Tribes will continue for an additional 5 years beginning on the day we begin management of the Tribes’ gaming facilities under the new agreements.  In addition to expanding the Lucky Star casinos managed by us for the Tribes and expanding or developing casinos in six other locations, the resolutions adopted by the Tribal Council and the contracts provided at the March 31st meeting require us to manage construction and pay up to $5 million of the costs of a proposed Indian Health Service clinic building out of the management fees it receives.

The Tribal Council resolutions direct the Governor of the Tribes to enter into the gaming management agreements on behalf of the Tribes within five days of final approval by the Tribal Council and direct the tribal Legislature to ratify the agreements no later than five days after the tribal Governor signs it or, if the Governor does not sign, no later than 10 days after final approval by the Tribal Council.  The tribal Governor has actively opposed any extension of our management relationship with the Tribes and has disputed the authority of the Tribal Council and the tribal legislature to cause him to take any action on a gaming management agreement or enter into a gaming management agreement without his approval.  On April 3, 2007, the tribal Governor filed a lawsuit in the Cheyenne and Arapaho district court alleging that the resolutions adopted by the Tribal Council at the March 31, 2007 and February 24, 2007 meetings violate the Tribes’ Constitution.

On April 13, 2007, the Cheyenne and Arapaho Trial Court granted us intervenor status in a lawsuit filed by the Tribal Governor on April 3, 2007. In that lawsuit, the Tribal Governor alleges that the resolutions adopted by the Tribal Council at the March 31, 2007 meeting extending the gaming management relationship between the Tribes and us violate the Tribes’ Constitution.  On May 8, 2007, we requested an expedited hearing in this case in an effort to resolve the dispute before our current contract with the Tribes expires on May 19, 2007.  The Trial Court has scheduled a hearing on this case for May 18, 2007.  In addition to the challenge to the constitutionality of the resolution adopted at the March 31, 2007 Tribal Council meeting, we believe the validity of that March 31, 2007 Tribal Council meeting is also likely to be challenged in tribal court.

On March 30, 2007, Darrell Flyingman, Governor of the Cheyenne and Arapaho Tribes of Oklahoma, delivered a letter to us alleging that we had breached the terms of the Third Amended and Restated Gaming Management Agreement under which we currently manage two casinos for the Cheyenne and Arapaho Tribes and notifying us that the Tribes intend to terminate that agreement.  Under its current terms, this management agreement will expire on May 19, 2007.  In his letter, Governor Flyingman alleged that we had breached the management agreement by interfering with or attempting to influence internal affairs or governmental decisions of the Tribes in connection with our ongoing efforts to extend its gaming management relationship with the Tribes.

It is our position that we have not improperly interfered with or attempted to influence internal governmental decisions of the Tribes and we will challenge any effort to terminate the Gaming Management Agreement on those grounds.  Under its Gaming Management Agreement with the Tribes, we are permitted to oppose, publicly or privately, any action by the Tribes that we believe is not in the best interest of the Tribal gaming operations.  We believe that all of the actions we have taken on behalf of the gaming operations we manage or as part of our efforts to extend our gaming management relationship with the Tribes are consistent with that provision.

Under the terms of the Gaming Management Agreement, the Tribes must give us 60 days notice of a breach before termination.  We have the right to cure any alleged breach during that 60-day period, and if we do so, the Tribes will not have the right to terminate the Agreement. Under the agreement, any dispute between us and the Tribes regarding a breach of the agreement must be settled through binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration awards may be enforced in the United States District Court for the District of Oklahoma.

Our Company

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. completed a reverse merger in which it became a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation, and the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Lone Moose Adventures, Inc.  Lone Moose then changed its name to Southwest Casino Corporation, which is the surviving reporting entity today.

Lone Moose Adventures, Inc. was formed on January 2, 2002 to take clients on adventure tours in the Wasatch mountain range of Utah.  Before closing the reorganization described above, Lone Moose conducted only minimal operations and received only minimal revenue.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Principal Executive Offices

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

The Offering

Securities Offered	12,663,389 shares of our common stock, consisting of 7,954,787 shares currently outstanding, and 4,708,602 shares issuable to selling stockholders upon exercise of outstanding warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	“SWCC.OB”

RISK FACTORS

Investing in our stock is highly speculative and risky.  You should be able to bear a complete loss of your investment.  Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein.  If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones, which we face.  There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

In addition to the influences identified elsewhere in this prospectus, there are several important factors that could cause our actual results to differ materially from these anticipated by us or that are reflected in any of our forward-looking statements. These factors, which may impact the success of our operations and our ability to achieve our goals, include the following:

1.                                      Risks related to Southwest’s financial condition

Our Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma (the

 “Tribes”) will expire on May 19, 2007.  The management fees we receive under this agreement are currently the primary source of Southwest’s operating revenue.  Any extension of the management agreement beyond May 19, 2007 can only occur with the consent of the Cheyenne and Arapaho Tribes of Oklahoma and the approval of the National Indian Gaming Commission.  We cannot assure you that any further extension will be granted and approved.  In addition, even if granted and approved, the National Indian Gaming Commission, or NIGC, and the Tribes have the power to unilaterally terminate or void the Oklahoma Agreement under certain circumstances, without any recourse by us.  Also, we received a letter from the Tribal Governor on March 30, 2007, alleging that we had breached the terms of the Oklahoma Agreement and notifying us that the Tribes intend to terminate that agreement.  While we believe there has been no breach of the Oklahoma Agreement, we cannot assure you that an attempt to terminate the Oklahoma Agreement would be unsuccessful.  If the Gaming Management Agreement is not extended beyond May 19, 2007, or if it is unilaterally terminated, it would eliminate the primary source of our operating revenue and have a material adverse impact on our business results.

We have an accumulated deficit and uncertainty with respect to achieving future profitability.  We have incurred substantial operating losses since inception and had an accumulated deficit of $9,702,835 as of December 31, 2006.  These losses are primarily the result of expenses related to our ongoing pursuit of new gaming opportunities.  There can be no assurance that we will be able to achieve profitability on a quarterly or annual basis in future periods.  Our future operating results will depend upon a number of factors, including (a) the continuation and future profitability of our Oklahoma and Colorado operations; (b) our ability to maintain our current gaming licenses and to obtain additional gaming licenses for new or expanded gaming facilities; (c) our ability to continue to maintain our contractual and working relationships with the Cheyenne and Arapaho Tribes of Oklahoma and to establish working relationships with other Native American tribes involved in gaming; and (d) our ability to successfully identify, secure licensing and maintain all necessary approvals and funding related to any additional future gaming opportunities.

We have a continuing need for additional capital. We anticipate that we will need substantial additional funding to develop a harness racing track and card room in Minnesota, to provide working capital to meet current and future obligations, and to fund additional gaming projects   Our operating plans and financing needs are subject to change depending on, among other things, market conditions and opportunities; land, equipment or other asset-based financing that may be available in connection with our development of gaming facilities; cash flow from operations, if any; and the number of new gaming projects that we pursue. While additional funds may be provided through borrowings from institutional investors or project partners, equity stock offerings, equipment leasing or other forms of debt or equity financing, we do not have any unconditional commitments relating to additional financing and we cannot assure you that additional financing will be available when needed. Even if financing is available when required, we cannot assure you that it will be on terms favorable to us and our security holders in terms of cost or dilution.

We face risks associated with our pursuit of new gaming projects.  We have pursued, are pursuing, and will continue to pursue new gaming projects that involve substantial pre-development commitments of time and money with no assurance we will receive the approvals needed to develop and operate the proposed gaming facility. A number of these projects require legislation or voter approval, which not only increases the cost of such projects but also increases the risk the project will not be approved and extends the time required to obtain licenses, complete development and begin operations.  In addition, gaming projects may be controversial in some areas and face significant opposition from competitors or individuals and groups opposed to gaming on moral grounds.  In addition to increasing the costs and difficulties in obtaining required approvals for gaming projects, these opponents may also use litigation to try to delay or block new projects.

We face litigation threats related to our June and July 2004 sale of convertible promissory notes.  In June and July 2004, Southwest Casino and Hotel Corp. sold an aggregate of $2,634,000 of convertible promissory notes to accredited investors.  The notes converted into Southwest Casino Corporation common stock in connection with our reorganization on July 22, 2004.  A group of loosely affiliated investors who participated in that offering, each of whom represented to us that they were “accredited” as defined by Rule 501(a) of the Securities Act of 1933, as amended, had previously demanded rescission of their investments and threatened to bring a lawsuit against us and our directors based on what they allege were inadequate disclosures by us at the time of the offering.  We believe these demands for rescission are without merit.  While these investors have not demanded rescission recently, these claims were not formally resolved and, if reasserted, we cannot assure you that we would be able to resolve these claims on a reasonable basis, if at all.  If we were to be unsuccessful in defending these claims, it could result in large damage awards.  The costs of defending these claims, as well as any damages we may be required to pay, could ultimately harm our business results and adversely affect future gaming license applications and renewals.

2.                                      Additional risks related to Southwest’s Native American gaming projects:

Our business activities related to Native American gaming projects are heavily regulated by the NIGC.  All of the gaming operations owned by Native American tribes that we manage or provide consulting services to are regulated by the National Indian Gaming Commission.  Any gaming management agreement we enter into with an Indian tribe, as well as any amendment to or extension of a gaming management agreement must be approved by the Chairman of the NIGC before the agreement becomes effective and we can provide any services or receive any compensation under that agreement.  In addition, background checks must be completed for all of our directors and executive officers and their service with us must be approved by the NIGC.  The NIGC’s approval process can be lengthy and, because we are required to reimburse the NIGC for its costs of background investigations and management agreement approvals, expensive.  For more information regarding the regulation of our operations by the NIGC, please see the discussion under the heading Regulation of Indian Gaming beginning on page 29 of this Prospectus.

The Cheyenne and Arapaho Tribes of Oklahoma adopted a new constitution for their tribal government that has altered the regulatory and political environment under which we manage two of their casinos.  During 2006 the Cheyenne and Arapaho Tribes of Oklahoma adopted a new constitution for their government.  The new constitution restructured the tribal government and has created uncertainty and disputes with regard to the authority of various branches and departments of the government to regulate tribal gaming and our operations.  Several of these disputes have resulted in lawsuits in tribal court to determine the appropriate roles of the new branches of government and government agencies.  This uncertainty has created difficulties for us in determining which government agencies and officials have authority to regulate the tribal casinos and our management of them.  This uncertainty has also made it difficult for us to negotiate a new or extended gaming management agreement with the Tribes because of disagreements within the tribal government over the authority to negotiate and enter into this agreement.  We believe the tribal government and the roles of its branches, agencies and officials will stabilize, however, we expect continued difficulties for at least one year (if we are successful in extending our management relationship with the Tribes beyond May 19, 2007) with regard to managing the Tribes’ Lucky Star casinos and efforts to extend our management relationship with the Tribes as a result of the adoption of the new tribal constitution.

We will continue to face legislative, political and judicial hurdles and adverse legislative and judicial actions, as well as challenges and delays due to regulatory oversight in connection with our Native American gaming operations.  The legislative, political, judicial and regulatory oversight environments related to Indian gaming are dynamic and can change rapidly and unpredictably.  Any adverse political, legislative, judicial or regulatory action by a Native American tribe with which we do business, including any ruling that limits gaming or the scope of gaming operations, could have a material adverse effect on our operations and financial conditions.  See the discussions under “Effect of Existing or Probable Governmental Regulations on Business” beginning on page 29.

The National Indian Gaming Commission (NIGC) has expressed concern about the distribution of gaming proceeds by the Cheyenne and Arapaho Tribes of Oklahoma, for whom we manage casinos.  In December 2004, the NIGC notified the Cheyenne and Arapaho Tribes of Oklahoma that the NIGC is concerned the Tribes are not distributing properly the net revenue they receive from gaming operations.  The NIGC’s concerns relate to the use of gaming revenue after we have distributed it to the Tribes and are not related to our management of the Tribes’ casinos.  However, if the NIGC determines that the Tribes have committed a substantial violation of the Indian Gaming Regulatory Act, NIGC rules, or the Tribes’ gaming ordinance, it could bring an enforcement action against the Tribes.  If an enforcement action were successful, potential penalties range from fines to, in extreme cases, an order closing the Tribes’ gaming operations.  Even though the NIGC’s concerns are not related to our management of the Tribes’ casinos, closure of these facilities would eliminate the primary source of our operating revenue and have a material adverse impact on our business results.

We have limited recourse against Indian Tribes, including the Cheyenne and Arapaho Tribes of Oklahoma.  Indian tribes are sovereign nations that are generally immune from legal proceedings commenced in state or federal courts, and congressional policy has mandated the limited liability of Indian tribes. In addition, because regulatory authorities have broad discretion when granting, renewing or revoking licenses, approvals and other clearances related to the development, management or operation of gaming facilities, an Indian tribe that desires to terminate a management contract with a third party management company may simply elect to refuse to renew a tribal gaming license based upon a minor technical default.  As a result, repayment of any funds advanced by us to, or on behalf of, tribes in connection with the development or expansion of a gaming facility, and any additional return from participation in payments made under gaming management agreements, will depend upon (a) our ability to enter into, and obtain requisite regulatory approval with respect to, effective management agreements; (b) the successful development and operation of the gaming facility; and (c) in light of our limited recourse against any tribe for breach of any agreement, the willingness of the tribe to comply with its obligations under the applicable agreement.

For the foregoing reasons, if a tribe were to breach a management agreement with us, our sole recourse to collect amounts owed to us under our agreements with that tribe may be to attach undistributed or future proceeds, if any, from the operation of the tribe’s gaming facilities. If gaming operations fail to develop or, if developed, cease to operate for any reason, our prospects for payment of amounts owed to us are minimal.  Accordingly, if we advance or guarantee an advance of significant funds to tribes for the development, construction and furnishing of gaming facilities, we may not be able to recover those funds or have a viable source for repayment of any funds we are required to expend under a guarantee agreement.

We face special risks related to investments in Indian gaming facilities.  Investment in Indian gaming facilities involves numerous special risks in addition to those usually associated with contractual arrangements or real estate development. Advances made by us to develop, construct and equip Indian gaming facilities will not result in our ownership of, or any security interest in, the gaming facilities located on Indian land or in the Indian land itself.  Our ability to build and maintain healthy personal and professional relationships with tribes and their officials is critical to the success and longevity of our current and proposed Indian gaming activities and our ability to successfully obtain, develop, effectuate, retain and renew management or other types of service agreements.  As sovereign nations, tribes establish their own governmental systems under which tribal officials as well as tribal boards, commissions, committees and other bodies are subject to replacement by appointment or election and to policy changes.  Our relationship with a tribe could deteriorate for various reasons, including a change in tribal government or tribal policies.  Deterioration in the relationships between us and individual officials or collective bodies of any tribes with whom we deal could have a material adverse effect on our business and operations.  Similarly, our business relationships with Indian tribes, and revenues generated through service agreements with Indian tribes, could be adversely affected or even eliminated as the result of regulatory or judicial actions taken against the tribe itself, or against a tribe’s leaders or members as individuals. In addition, any investigation of an Indian tribe or tribal member that we work with could lead to an investigation of our relationship with that tribe or tribal member.

Our facilities and operations, as well as our key personnel and some of our security holders, are subject to government and tribal background investigations.  Failure to complete these investigations satisfactorily could adversely affect our business and operations.  Our facilities and business operations on Indian land are subject to approval, regulation and oversight by, among others, the National Indian Gaming Commission, the Bureau of Indian

 Affairs, the Secretary of the Interior and various tribal authorities.  For example, all management agreements (and extensions or renewals of such agreements) for Class II or Class III gaming facilities (as defined in the Indian Gaming Regulatory Act) on Indian land must be approved by the NIGC and the terms of these management agreements must conform to various NIGC requirements.  The NIGC will not approve management agreements for Class II and Class III Indian gaming facilities (such as our Oklahoma operations) unless federally conducted background checks of our directors and officers, some of our security holders, and other parties interested in our management agreements have been completed satisfactorily. States entering into tribal-state compacts under which we may manage Class III gaming facilities may have similar (or more stringent) requirements for background checks.

Successful Native American gaming opportunities typically depend upon securing and maintaining Tribal-State gaming compacts that are subject to substantial uncertainty.  The Indian Gaming Regulatory Act of 1988 (“IGRA”) provides the framework for the regulation of Class II and Class III gaming on Indian land.  Before Class III gaming (video games including video slots and video blackjack; table games like blackjack, craps and roulette; and other gaming events like pari-mutuel wagering) may be conducted on Indian land, the IGRA requires that the applicable tribe and host state negotiate a tribal-state compact authorizing gaming on the tribe’s land. Tribal-state compacts specify how Class III gaming is to be conducted and allocates oversight responsibilities between the tribe and the state.  A tribal-state compact is not currently required to conduct Class II gaming for Native American tribes subject to the IGRA.

We believe that the management and operation of Class III casinos generally present significantly greater revenue opportunities than Class II gaming facilities.  However, our ability to enter into Class III casino management agreements is dependent upon states entering into tribal-state compacts that permit Class III gaming, such as the compact recently approved in the State of Oklahoma. The majority of states have not entered into tribal-state compacts that permit Class III gaming.  We cannot predict with any certainty (a) which additional states, if any, will approve Class III gaming on Indian land; (b) the timing of any such approval; (c) the types of gaming that may be permitted by any tribal-state compact; or (d) whether any state will attempt to renegotiate or take other steps that may adversely affect existing tribal-compacts. To the extent that Class III gaming is limited it could restrict our growth potential.

3.                                      We are in the process of developing a harness racetrack and card room in Columbus, Minnesota on the north side of the Twin Cities metropolitan area.  We face several risks specific to that development.

Southwest and North Metro Harness Initiative, LLC are dependent on MTR-Harness, Inc., a wholly owned subsidiary of MTR Gaming Group, Inc., the other 50 percent member of North Metro Harness Initiative, LLC, for a portion of the funds needed to continue development of the North Metro racetrack and card room.  Under the North Metro Harness Initiative, LLC Member Control Agreement, Southwest and MTR-Harness, Inc. now provide, in equal amounts, financial support for the ongoing operations of North Metro.  If Southwest is unable to make any needed capital contribution to those ongoing operations, MTR is the most likely alternative source of those funds. If MTR were to make capital contributions in excess of Southwest, Southwest’s membership interest in North Metro would be diluted.  If Southwest or MTR were to fail to make any agreed upon capital contributions to North Metro’s operations, North Metro may not have the financial resources required to develop its racetrack and card room.  If North Metro is unable to develop its racetrack and card room, Southwest will not receive any revenue or profit from the operation of the facility and the value of Southwest’s investment in North Metro will be materially adversely affected.

Delays in developing North Metro’s racetrack and card room caused by the now concluded legal challenges to North Metro’s racing licenses increased the cost of the project.  Because the racetrack and card room facility that North Metro intends to develop will be built for that specific purpose and will have little or no value for other uses, North Metro could not proceed to construct the facility until we were confident that its racing licenses would not be overturned in connection with prior legal challenges.  Thus, the legal challenges resulted in significant delays in developing the North Metro project.  These delays caused the costs of developing the facility to increase significantly due to, among other things, rising interest rates and borrowing costs, rising construction and labor costs, rising energy prices, and general inflation.  These rising costs will increase the ultimate development costs for the North Metro facility which will, in turn, delay and reduce the amount of revenue and profit generated by North Metro and available for distribution to Southwest.

Actions by the Minnesota state legislature may reduce the value of Southwest’s investment in North Metro. In most recent years, the Minnesota State legislature considers several bills that would impact North Metro during its annual legislative session.  During the 2005 and 2006 legislative sessions, bills were introduced to permit slot machines (commonly referred to as a “racino”) at Canterbury Park, the other class A licensed pari-mutuel wagering racetrack in the state, without affording North Metro the same opportunity.  While unsuccessful to date, if any law that excludes North Metro from gaming opportunities afforded to Canterbury Park or Native American tribes is enacted, it could have a material adverse effect on North Metro’s operations.  Similarly, the legislature may consider proposals to reduce or even eliminate the scope of gambling North Metro will be permitted to offer under current law, or to increase the taxes that North Metro will be reqiured to pay from its gaming revenue, either of which could significantly reduce the net revenue generated by North Metro.

To date, North Metro has been unsuccessful in its efforts to secure legislative authorization to offer simulcast wagering on all breeds of horse racing (under current law, North Metro may only simulcast harness races).  North Metro has also been unsuccessful to date in its efforts to eliminate the requirement that we hold 50 days of live harness racing before we begin card room operations.  These proposed changes (especially with regard to all-breed simulcasting) would have a significant positive impact on North Metro’s operating results.  However, we cannot assure that we will ever be successful in achieving either of these legislative changes.

4.                                      Regulatory risks related to Southwest’s participation in the gaming industry:

We, and the gaming industry as a whole, are heavily regulated and any change in the regulatory environment could have a material adverse effect on our business and operations.  The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs. The process of complying with all applicable government and tribal regulations is complex and requires us to expend substantial time and resources. We cannot assure you that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and our ability to maintain and obtain needed licenses. Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we operate or pursue new opportunities could delay or prevent our compliance with those regulations. Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we are a party or the suspension of some of our operations, both of which would have a material adverse effect on our business.

We face risks in connection with obtaining, maintaining and renewing gaming licenses required for the conduct of our business.  The development and management of gaming facilities are subject to extensive licensing requirements and we cannot be assured that we will be able to obtain or maintain all necessary licenses, approvals and other clearances from regulatory authorities having jurisdiction over our gaming facilities.  Although we, and our affiliates, have obtained the governmental licenses, permits and approvals we believe are necessary for the development and continued management of our current operations in Oklahoma and Colorado and development of a harness racing track in Minnesota, we cannot assure you that we will be able to maintain or renew the necessary licenses, approvals and other clearances required for our operations.

All licenses that have been or may be obtained by us or our affiliates are subject to various conditions and in many cases will be subject to renewal.  Notwithstanding the fact that we believe we have earned a good reputation at federal, state and tribal levels relative to compliance and licensing ability, there is always the possibility that a failure to comply with gaming regulations or the conditions of any license we hold could have an adverse effect upon our ability to secure, maintain or renew our gaming licenses.  We were fined $50,000 by the Colorado Division of Gaming in June 2004 for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its recommended action for correction of the deficiency. We entered into a Stipulation and Agreement with the Colorado Limited Gaming Control Commission in which we admitted that we failed to comply with the applicable gaming regulations and agreed to take corrective action immediately. As part of these proceedings, James Druck, in his capacity as Manager of the facility in question, without any admission of guilt, agreed to take the steps required to insure our compliance in this matter and, further, agreed to pay the sum of $5,000 to Colorado’s Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.  While this event has not had an adverse effect on any license we have renewed or applied for to date, it remains possible that it could have an adverse effect on licensing decisions in the future. In addition, we must disclose this violation to other jurisdictions in which we hold or apply for gaming licenses. It is difficult to predict what impact, if any, that disclosure may have on our ability to obtain a license in those jurisdictions.

Our facilities and operations, as well as our key personnel and some of our security holders, are subject to government background investigations.  Failure to complete these investigations satisfactorily could adversely affect our business and operations.  For example, the State of Colorado currently requires extensive background checks in connection with an application for gaming licenses.  Background checks and related approvals may take many months to complete.  We cannot assure you that the necessary background investigations will be completed satisfactorily.

5.                                      Risks related to the gaming industry generally:

We face intense competition in the gaming industry.  The gaming industry, including the development, operation and management of racetracks and other types of facilities, is highly competitive, especially given the rapid rate at which the industry is expanding. For example, a number of management companies may make proposals to a particular Native American tribe for the development and management of a single gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, and other forms of gaming and entertainment. Many of our competitors have substantially greater financial and personnel resources than we do. Competition in the future may also be affected by overbuilding, which can adversely affect patronage levels. Given the current regulatory climate and limited number of lucrative gaming opportunities available, competition is likely to become more intense in the future.

We will continue to face legislative and judicial hurdles and adverse legislative and judicial changes in addition to changes, challenges and delays from regulatory oversight.  The legislative, judicial and regulatory environments related to gaming are dynamic and change rapidly. Any federal, state or tribal action, adverse legislation, judicial or regulatory ruling or delay that limits gaming or constricts the scope of our gaming operations could have a material adverse effect on the gaming industry or our operations and financial condition.

We face risks related to the nature of the gaming industry, including adverse economic and political conditions and changes in the legislative and land use regulatory climate.  Similar to investment in other entertainment enterprises, adverse changes in general and local economic conditions may adversely impact investments in the gaming industry.  Examples of economic conditions subject to change include, among others, (a) competition in the form of other gaming facilities and entertainment opportunities; (b) changes in regional and local population and disposable income; (c) unanticipated increases in operating costs; (d) restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws, rules and regulations; (e) risks inherent in owning, financing and developing real estate as part of our casino operations; (f) the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs; (g) seasonality; (h) changes or cancellations in local tourist, recreational or cultural events; and (i) changes in travel patterns or preferences (which may be affected by increases in gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, among other factors).

Our directors are subject to the review and approval of the National Indian Gaming Commission.  Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman each joined our Board of Directors on December 7, 2005, before we submitted their background information to the NIGC for review and approval.  We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.  In the event that any one of these directors is not approved by the NIGC, they will need to resign from the board.  In such an event we may need additional directors to meet the SEC’s independence requirements for our board and board committees.  There is no guarantee that we will able to find other suitable candidates who are willing to sit on our board in a timely manner.

6.                                      Additional Risks:

The success of our current operations and our future growth potential are dependent upon key personnel and will, in the future, be increasingly dependent on our ability to attract and retain additional qualified managers and personnel.  Our success depends to a significant extent upon the efforts and abilities of our executive officers, James B. Druck, Thomas E. Fox, and Brian L. Foster.  We have entered into employment agreements with Messrs. Druck and Fox. Each of these individuals has developed relationships and experience in the gaming industry that are integral to our success.  We do not maintain key man life insurance on any of these individuals.  The loss of the services of one or more of these individuals could have a material adverse effect on our business and current and proposed operations.

We will also be required to recruit and retain a significant number of management, administrative and other employees for any of our proposed gaming facilities that may come to fruition.  We anticipate that we will be required to develop and undertake a major training program at each new facility that we may develop or manage.  In addition, with regard to facilities on Indian land, we will generally be required to recruit and give preference to individuals of Native American heritage in order to comply with various tribal employment rights ordinances that have been adopted by most tribes, including the Cheyenne and Arapaho Tribes. While we believe that we will be able to attract and retain a sufficient number of employees to satisfy our current and future requirements, the competition for such employees, particularly at the management level, will increase significantly in the future if the gaming industry expands throughout the United States.  There can be no assurance that we will be able to attract and retain the personnel required to successfully operate our business.

In addition, now that we are conducting our gaming operations as a public corporation, we are subject to regulations under state and federal securities laws such as the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002. Compliance with these laws and regulations requires that we add personnel, including four new independent members of our Board of Directors who joined Southwest in December 2005.  All of these directors and some new personnel must complete background investigations before joining our company or performing any services for us. Requiring potential directors and employees to complete these investigations may make it more difficult to recruit qualified candidates and delays in completing background investigations could adversely impact our business and, in the case of director candidates, our ability to comply with Sarbanes-Oxley Act requirements regarding director independence on a timely basis.

The success of our current operations and our future growth potential are dependent upon our relationship with and the performance of certain third parties.  The successful operation of our various proposed gaming facilities will be dependent to a significant extent on the efforts of third parties.  For example, (a) with respect to any facility located on Indian land, we will not own the facility and will depend on the performance by a tribe of its obligations under the applicable management agreement; (b) with respect to the harness racing track and card room proposed for Minnesota, the success of that project will depend to a great extent on the expertise of our 50/50 partner in that venture, MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., in managing racing facilities as well as the ability of our financing sources to meet their commitments to us; and (c) finally, with respect to any other project pursued by us, we may need to form partnerships or secure third party funding in order to meet the financial requirements that will likely transcend our own financial resources. The failure of any third party to perform its related contractual obligations to us could have a material adverse effect on our business and operations.  In addition, depending upon the structure of any particular joint venture, we may be held responsible for the acts or omissions of our co-venturers.

In early 2007, we sold common stock and warrants to buy shares of our common stock in a private placement (see Note 24 to the Consolidated Financial Statements included in this prospectus). We likely will issue additional equity securities in the future, which will further dilute your share ownership.  Sales of a substantial number of shares of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.  We likely will issue additional equity securities to raise capital.  These additional issuances will dilute share ownership and potentially the value of the shares. Future sales of a substantial number of shares of our common stock in the public market or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

We have the ability to issue shares of preferred stock, which may reduce the value of our common shares and your rights as a common shareholder.  Southwest’s shareholders have authorized the issuance of up to 30 million shares of preferred stock with rights and preferences to be determined by our Board of Directors.  No shares of preferred stock are outstanding and we do not have a current intent to issue any shares of preferred stock, although we reserve the right to do so in the future.  It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of Southwest shareholders until our Board determines the rights of the holders of a series of preferred stock.  However, such effects might include, among other effects:

•                  restrictions on the payment of dividends to holders of common stock;

•                  dilution of voting power to the extent that holders of preferred stock are given voting rights;

•                  dilution of equity interest and voting power if the preferred stock is convertible into common stock;

•                  restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of Southwest, until the satisfaction of any liquidation preference granted to the holders of preferred stock;

•                  redemption rights for holders of preferred stock that may restrict the availability of revenue for other corporate uses, including the payment of dividends; and

•                  special voting rights for holders of preferred stock in connection with major corporate actions such as mergers, acquisitions or other transactions.

In addition, any particular issuance or series of preferred stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of Southwest by means of a merger, tender offer, proxy contest or other means.  Issuance of preferred stock could have the effect of diluting the stock ownership of persons seeking control of our company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of preferred stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend our Articles of Incorporation or Bylaws would not receive the required shareholder approval. Accordingly, the power to issue shares of preferred stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Because our common stock is traded on the OTC Bulletin Board, the ability to sell shares in the secondary trading market may be limited.  Our common stock is traded currently in the over-the-counter market on the OTC Bulletin Board.  Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and limited coverage by security analysts and the news media, if any, of our company.  As a result, prices for shares of our common stock may be lower and more volatile than might otherwise prevail if our common stock was traded on a national securities exchange like The Nasdaq Stock Market LLC, The New York Stock Exchange or American Stock Exchange.

Because our shares are “penny stocks,” shareholders may have difficulty selling them in the secondary trading market.  Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues.  Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a “penny stock” and may not be traded unless a disclosure schedule explaining the penny stock market and associated risks is delivered to a potential purchaser before any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act.  Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

•                  obtaining financial and investment information from the investor;

•                  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•                  providing the investor a written identification of the shares being offered and the quantity of the shares.

If the broker-dealer does not follow these penny stock rules, the investor has no obligation to purchase the shares.  The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty selling their shares in the secondary trading market.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

•                  government regulatory action affecting our operations;

•                  actual or anticipated fluctuations in our operating results;

•                  general market conditions for the gaming industry;

•                  broad market fluctuations; and

•                  economic conditions in the United States or abroad.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of the common stock.  We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any supplement to this prospectus, contains “forward-looking statements”.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements often contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations of those words or comparable terminology.  In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results.  We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the continuation or extension of management contracts with our Tribal partners;

•                  our ability to build and maintain healthy personal and professional relationships with tribes and their officials;

•                  the potential change of policies and personnel of tribal governments, which could adversely affect our relationships;

•                  the effects of competition, including location of competitors and operating and market competition;

•                  access to available and feasible financing;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  success of our customer tracking and customer loyalty programs;

•                  abnormal gaming holds;

•                  litigation outcomes and judicial actions, including gaming legislation, referenda and taxation;

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the Company’s properties; and

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relationships and approvals, and decisions of courts, regulators and governmental bodies.

Any forward-looking statements speak only as of the date made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholders.  This offering is intended to satisfy our obligation to register, under the Securities Act of 1933, the resale of share of our common stock, including shares of common stock that will be issued upon the exercise of warrants.  All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.”  However, we will receive the proceeds from the exercise of the warrants, if any.  If all of the warrants covering shares under this offering are exercised, we would receive $2,854,652.03, all of which we intend to use for working capital.  In addition, we will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 12,663,389 shares of our common stock held by 57 shareholders.  This prospectus covers:

•                  2,659,342 shares of our common stock held by 15 shareholders that were sold to investors in the second closing of our private placement occurring in February 2007;

•                  1,063,740 shares of our common stock issuable upon exercise of warrants issued to investors in the second closing of our private placement occurring in February 2007;

•                  186,970 shares of common stock and warrants to purchase 177,621 shares of our common stock issued to six affiliates of our placement agent in connection with the second closing of our private placement occurring in February 2007;

•                  4,792,391 shares of our common stock held by 28 shareholders that were sold to investors in a private placement occurring in January 2007;

•                  1,916,961 shares of our common stock issuable upon exercise of warrants issued to investors in the private placement occurring in January 2007;

•                  316,084 shares of common stock and warrants to purchase 300,280 shares of our common stock issued to seven affiliates of our placement agent in connection with the January 2007 private placement; and

•                  1,250,000 shares of common stock issuable upon exercise of outstanding warrants to purchase 1,250,000 shares of our common stock which were issued to 12 investors in a private placement of warrants ended October 20, 2005.

In the October 2005 private placement, investors purchased a warrant to purchase one share of our common stock, with an exercise price of $0.50 per share ($0.58 per share for our affiliates) for each $2.00 of a bank loan to the company guaranteed by the investor.  Such shares were issued pursuant to Regulation D Rule 506 of the Securities Act of 1933.  Five shareholders, including James B. Druck, Director and CEO, Gus A. Chafoulias, Director (although Mr. Chafoulias was not a Director at the time of the 2005 warrant offering), Thomas E. Fox, President, and Jeffrey S. Halpern, Vice President of Government Affairs, participated in both offerings either as an individual or through an affiliated entity.  Only Mr. Chafoulias and Mr. Halpern purchased in their capacity as individuals in both offerings.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 8, 2007 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.  However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.  Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
RBC Dain Rauscher FBO James B. Druck IRA	27,200	95,200	*	95,200	0	—
Jeffrey S. Halpern (2)	377,280	2,027,980	7.3%	145,480	1,882,500	6.8%
Gus M. Chafoulias	310,228	583,186	2.1%	404,547	178,639	*
David H. Abramson	143,250	198,250	*	42,000	156,250	*
Roger D. Rubinger	70,000	185,570	*	120,000	65,570	*
The Howard N. Short Living Trust (3)	68,000	338,430	1.2%	238,000	100,430	*
F&B Properties (4)	54,546	213,698	*	190,910	22,788	*
Pierce Diversified Strategy Master Fund LLC, Ena (5)	54,546	190,910	*	190,910	0	—
David J. Moore	18,182	63,637	*	63,637	0	—
Praetorian Offshore Ltd. (6)	218,182	900,537	3.3%	763,637	136,900	*
Fairfield Investment Group LLC (7)	72,728	254,547	*	254,547	0	—
Paragon Capital LP (8)	291,200	1,019,200	3.7%	1,019,200	0	—
Enable Opportunity Partners LP (9)	54,546	190,910	*	190,910	0	—
Nite Capital LP (10)	145,455	509,092	1.9%	509,092	0	—
Peter V. Mancuso	80,000	280,000	1.0%	280,000	0	—
Diamond Opportunity Fund, LLC (11)	154,546	540,910	2.0%	540,910	0	—
AS Capital Partners, LLC (12)	44,146	154,511	*	154,511	0	—
Walter W. Pollack Jr.	160,000	560,000	2.0%	560,000	0	—
Cranshire Capital, L.P. (13)	72,728	254,547	*	254,547	0	—
Stuart Rosen 401-K	80,000	280,000	1.0%	280,000	0	—
Sidney Kaplan and Joy Kaplan, Trustees of the Sidney Kaplan Revocable Trust U/A/D 10-11-93 (14)	20,000	95,000	*	70,000	25,000	*
David B. Rosenblatt	18,182	90,972	*	63,637	27,335	*
BFL General Partnership (15)	72,728	254,547	*	254,547	0	—
Marissa F. Lasky	72,728	254,547	*	254,547	0	—
Michael G. Hofkin (16)	20,000	238,918	*	70,000	168,918	*
Richfield Hotel Associates Limited Partnership (17)	152,728	534,547	2.0%	534,547	0	—
Lawrence A. Laukka	40,000	291,000	1.1%	140,000	151,000	*
Howard Liszt	10,910	106,540	*	38,183	68,357	*
Whalehaven Capital Fund Limited (18)	218,182	763,637	2.8%	763,637	0	—
S. Jay and Kathryn Ferrari	18,182	63,637	*	63,637	0	—
Daniel Ryweck	11,622	70,678	*	40,678	30,000	*
James M. Lewis	40,000	165,167	*	140,000	25,167	*
John S. Crouch	50,000	304,000	1.1%	175,000	129,000	*
Norman H. Winer (19)	181,819	636,365	2.3%	636,365	0	—
Marvin C. Ingber	23,637	124,395	*	82,728	41,667	*
Maricopa Equity Management Corp.	40,000	140,000	*	140,000	0	—
John H. Schwieters	40,000	140,000	*	140,000	0	—
Gemini Master Fund, Ltd. (20)	109,092	381,820	1.4%	381,820	0	—
RHP Master Fund, Ltd. (21)	109,092	381,820	1.4%	381,820	0	—
David McLukie (22)	6,400	22,400	*	22,400	0	—
Midtown Partners & Co., LLC (22)	70,725	143,782	*	143,782	0	—
Bruce Jordan (22)	23,575	47,928	*	47,928	0	—

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
Richard Henri Kreger (22)	235,748	479,273	1.7%	479,273	0	—
Ariel Imas (22)	37,722	76,688	*	76,688	0	—
Braden Anthony Ferrari (22)	28,292	57,517	*	57,517	0	—
RHK Midtown Partners LLC (22)	75,439	153,367	*	153,367	0	—
Corporate Capital Management LLC (23)	3,786	13,250	*	13,250	0	—
Richard M. Berc (24)	100,000	132,560	*	100,000	32,560	*
Norman H. Winer Irrevocable Generation Skipping Trust U/A dated August 28, 2006	200,000	311,226	1.1%	200,000	111,226	*
James M. Gordon	150,000	701,364	2.6%	150,000	551,364	2.0%
Thomas LaSalle (24)	125,000	283,625	1.0%	125,000	158,625	*
Bruce G. Nimmer (25)	125,000	175,566	*	125,000	50,566	*
Gene Rerat	50,000	50,000	*	50,000	0	—
Howard N. Short (26)	150,000	150,000	*	150,000	0	—
James B. Druck (27)	350,000	1,961,500	7.1%	50,000	1,911,500	6.9%
Thomas E. Fox (28)	350,000	1,912,500	6.9%	50,000	1,862,500	6.8%

*              Less than one percent (1%)

(1)           Includes shares of outstanding common stock and shares of common stock issuable upon the exercise of warrants.

(2)           Includes 40,000 shares held by Mr. Halpern’s wife.

(3)                                       Howard N. Short as trustee of the Howard N. Short Living Trust has voting and investment power over the securities beneficially owned by the Howard N. Short Living Trust.  Does not include a warrant to purchase 150,000 shares held by Mr. Short directly.

(4)                                    Thomas E. Fox is the 50% general partner of F&B Properties.  Does not include shares, warrants and options held directly by Mr. Fox.

(5)                                    Mitch Levine, as managing partner of Pierce Diversified Strategy Master Fund LLC, Ena, has voting and investment control over the shares beneficially owned by Pierce Diversified Strategy Master Fund LLC, Ena.  Although Pierce Diversified Strategy Master Fund LLC, Ena is an affiliate of a registered broker-dealer, Pierce Diversified Strategy Master Fund LLC, Ena has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(6)                                    Praetorian Capital Management, LLC is the investment manager or advisor of Praetorian Offshore Ltd. and consequently has voting control and investment discretion over securities owned by Praetorian Offshore Ltd.  Harris B. Kupperman is the sole member and manager of Praetorian Capital Management LLC.

(7)                                    Jeffrey Benton, a managing director of Fairfield Investment Group LLC, has voting and investment power over the securities beneficially owned by Fairfield Investment Group LLC.

(8)                                    Alan P. Donenfeld, the managing member of the general partner of Paragon Capital LP, has voting and investment power over the securities beneficially owned by Paragon Capital LP.  Although Paragon Capital LP is an affiliate of a registered broker-dealer, Paragon Capital LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(9)                                    Mitch Levine, the managing partner of Enable Opportunity Partners LP, has voting and investment power over the securities beneficially owned by Enable Opportunity Partners LP.  Although Enable Opportunity Partners LP is an affiliate of a registered broker-dealer, Enable Opportunity Partners LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(10)                              Nite Capital, LLC is the general partner of Nite Capital, L.P.  Keith A. Goodman is the manager of Nite Capital, LLC, and as such has authority to vote and dispose of the securities held by Nite Capital, L.P.  Mr. Goodman disclaims beneficial ownership of such securities.

(11)                              David Hokin, Rob Rubin and Richard Marks, in their respective capacity as manager and managing Directors of Diamond Opportunity Fund, LLC, have shared voting and investment control over the shares held by Diamond Opportunity Fund, LLC.  Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such securities.

(12)                              Andrew Smukler, a managing member of AS Capital Partners, LLC, has voting and investment power over the securities beneficially owned by AS Capital Partners, LLC.

(13)                              Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting and investment power over the securities beneficially owned by Cranshire Capital, L.P.

(14)                              Sidney Kaplan, as trustee of the Sidney Kaplan Revocable Trust U/A/D October 11, 1993, has voting and investment power over the securities beneficially owned by the Sidney Kaplan Revocable Trust U/A/D October 11, 1993.  Does not include 16,667 shares held by Sidney Kaplan directly or 95,570 shares held by SPS Investments, a family partnership.

(15)                              Thomas E. Fox, Richard M. Berc and Thomas W. LaSalle are general partners of BFL General Partnership.  Does not include shares, warrants or options directly held by each of Messrs. Fox, Berc and LaSalle.

(16)                              Includes 35,285 shares held by the Michael G. Hofkin Trust FBO of Michael G. Hofkin of which Mr. Hofkin is the trustee and 35,285 shares held by the Susan Salomon Trust FBO of Susan Salomon of which Mr. Hofkin is the trustee.

(17)                              Thomas W. LaSalle, Arthur J. Petrie and Bruce G. Nimmer are partners of Richfield Hotel Associates Limited Partnership and have shared voting and investment power over the securities beneficially owned by Richfield Hotel Associates Limited Partnership.  Does not include shares, warrants or options directly held by each of Messrs. LaSalle, Petrie and Nimmer.

(18)                              Michael Finkelstein, an investment manager and majority shareholder of Whalehaven Capital Fund Limited, has voting and investment power over the securities beneficially owned by Whalehaven Capital Fund Limited.

(19)                              Although Mr. Winer is an affiliate of a registered broker-dealer, Mr. Winer has represented to us that he has purchased his shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(20)                              Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the sole managing member of Gemini Strategies, LLC.  Each of Gemini Strategies, LLC and Steven Winters expressly disclais any equitable or beneficial ownership of such securities.

(21)                              RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC.  Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund.  Messrs. Wayne Bloch and Peter Lockhart own all of the interest in RHP General Partner.  The aforementioned entities and individuals disclaim beneficial ownership of the securities held by RHP Master Fund, Ltd.

(22)                              Midtown Partners & Co., LLC is a registered broker-dealer who received its shares being offered under this prospectus as compensation for services rendered to Southwest.  Midtown acted as agent in connection with Southwest’s January and February 2007 private placements.  In connection with the January and February 2007 private placements, Midtown received an aggregate of 503,054 shares and warrants to purchase an aggregate of 477,901 shares of common stock.  Midtown assigned some of its shares and warrant shares to RHK Midtown Partners LLC and the following employees of Midtown Partners & Co., LLC:  David McLukie, Bruce Jordan, Richard Henri Kreger, Ariel Imas and Braden Anthony Ferrari.  Bruce Jordan has voting and investment power over the shares beneficially owned by Midtown Partners & Co., LLC.

(23)                              Mark Savage, a managing member of Corporate Capital Management LLC, has voting and investment power over the securities beneficially owned by Corporate Capital Management LLC.  Corporate Capital Management acted as an advisor in connection with Southwest’s February 2007 private placement.  In connection with the February 2007 private placement, Corporate Capital Management received 13,520 shares and a warrant to purchase an aggregate of 5,408 shares of common stock.  Corporate Capital Management assigned some of its shares and warrant shares to Daniel Ryweck, an employee of Corporate Capital Management LLC.

(24)                              Does not include 181,819 shares and a warrant to purchase 72,728 shares of common stock held by BFL General Partnership.  Mr. Berc, Mr. Fox and Mr. LaSalle are general partners of BFL General Partnership.  See Footnote (15).

(25)                              Does not include 381,819 shares and a warrant to purchase 152,728 shares of common stock held by Richfield Hotel Associates Limited Partnership.  See Footnote (17).

(26)                              Does not include 270,430 shares and a warrant to purchase 68,000 shares of common stock held by The Howard N. Short Living Trust.  See Footnote (3).

(27)                              Does not include 68,000 shares and a warrant to purchase 27,200 shares of common stock held by RBC Dain Rauscher FBO James B. Druck IRA as set forth in the table above.

(28)                              Does note include:  (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner, (iii) 381,819 shares held by Richfield Hotel Associates Limited Partnership, in which Mr. Fox is general partner of a partnership that is a limited partner; (iv) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (v) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership; and (vi) 152,728 shares issuable upon exercise of a warrant held by Richfield Hotel Associates Limited Partnership.  See Footnotes (4), (15) and (17).

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted under applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as stated in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests in the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event will any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that we incur incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 promulgated under the Securities Act.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold under this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations promulgated under the Securities and Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 promulgated under the Securities Act).

LEGAL PROCEEDINGS

We are involved in various claims, legal actions and other complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

On April 13, 2007, the Cheyenne and Arapaho Trial Court granted us intervenor status in a lawsuit filed by the Tribal Governor on April 3, 2007. In that lawsuit, the Tribal Governor alleges that the resolutions adopted by the Tribal Council at the March 31, 2007 meeting extending the gaming management relationship between the Tribes and us violate the Tribes’ Constitution.  On May 8, 2007, we requested an expedited hearing in this case in an effort to resolve the dispute before our current contract with the Tribes expires on May 19, 2007.  The Trial Court has scheduled a hearing on this case for May 18, 2007.  In addition to the challenge to the constitutionality of the resolution adopted at the March 31, 2007 Tribal Council meeting, we believe the validity of that March 31, 2007 Tribal Council meeting is also likely to be challenged in tribal court.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages and the offices they held with Southwest Casino Corporation, as of April 30, 2007, are as follows:

Name	Age	Position
James B. Druck	65	Chief Executive Officer and Director
David H. Abramson	65	Director
Gus A. Chafoulias	71	Director
Jim Holmes	64	Director
Gregg P. Schatzman	53	Director
Thomas E. Fox	59	President and Chief Operating Officer
Jeffrey S. Halpern	64	Vice President of Government Affairs and Secretary
Brian L. Foster	38	Vice President of Native American Operations
Tracie L. Wilson	40	Chief Financial Officer

James B. Druck.  Mr. Druck joined the Southwest Casino Corporation Board of Directors and was appointed as our Chief Executive Officer and Secretary on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures).  Mr. Druck has been a director of Southwest Casino and Hotel Corp. since its inception.  He served as President of Southwest Casino and Hotel Corp. from October 1992 until June 2004, at which time he became the Chief Executive Officer of Southwest Casino and Hotel Corp.  From 1967 until April 1993, Mr. Druck was an attorney in private practice in Minneapolis, Minnesota.  His practice focused primarily in the areas of real estate development and finance.

Thomas E. Fox.  Mr. Fox was elected to the Southwest Casino Corporation Board of Directors and appointed as our President, Chief Operating Officer, and Chief Financial Officer on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  Mr. Fox resigned from our Board of Directors on December 7, 2005 in connection with the election of four new independent directors.  Mr. Fox resigned his position as Chief Financial Officer in June 2006 in connection with the hiring of our new CFO.  Mr. Fox has been a Certified Public Accountant since November 1969.  He began his career with Arthur Andersen & Co. in June 1969, and was promoted to tax manager in June 1973.  In September 1976, Mr. Fox co-founded the accounting firm of Berc & Fox, Limited.  He joined Southwest Casino and Hotel Corp. as Chief Financial Officer in November 1993 and was appointed to the Board of Directors of Southwest Casino and Hotel Corp. in January 2000.

Jeffrey S. Halpern.  Mr. Halpern has served as our Vice President of Government Affairs and Secretary since November 21, 2005.  Mr. Halpern was appointed Chairman of the Southwest Casino Corporation Board of Directors on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  He resigned from his position as Chairman of the Board of Directors on December 7, 2005 in connection with the election of four new independent board members.  Mr. Halpern had been a director of Southwest Casino and Hotel Corp. since its inception in 1992.  He served as Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. from October 1992 until June 2004.  Mr. Halpern also serves currently as a director and Vice President of Government Affairs and Secretary of Southwest Casino and Hotel Corp.  From 1967 until July 1993, Mr. Halpern was an attorney in private practice in Minneapolis, Minnesota. His practice focused primarily in the areas of corporate finance and securities.

Brian L. Foster.  Brian Foster is our Vice President of Native American Operations and manages our Native American gaming operations in Oklahoma.  In addition to these titles, Mr. Foster has been the General Manager of the Lucky Star Casino, an enterprise of the Cheyenne and Arapaho Tribes of Oklahoma, since 1995 and our Vice President of Bingo Operations since 1998.  Mr. Foster is the Chairman of the Oklahoma Indian Gaming Association and served as that organization’s Vice Chairman in 2000 and 2001.

Tracie L. Wilson.  Tracie Wilson joined Southwest on June 7, 2006 as our Chief Financial Officer.  Ms. Wilson has also served as Chief Financial Officer of Southwest Casino and Hotel Corp. since June 7, 2006.   Before joining Southwest, Ms. Wilson served as a consultant to and, most recently, as the Director of Financial Reporting for Lakes Entertainment, Inc. where she worked since January 2005.  From December 1999 through December 2004, Ms. Wilson held positions as Director of Finance and as Vice President of Finance and Treasurer of Netco Communications Corporation, a global network information technology company.  Before joining Netco Communications, Ms. Wilson served as a CPA in the public accounting firms of Grant Thornton LLP and Deloitte & Touche LLP from 1989 to 1999. Ms. Wilson is a Certified Public Accountant (inactive license holder) and received a Bachelor of Science in Business from the University of Colorado.

David H. Abramson.  David Abramson joined the Southwest Board of Directors on December 7, 2005 and was elected to chair its Audit Committee on January 10, 2006.  He is also a member of the Board’s Nominating Committee.  Mr. Abramson is the Chairman and CEO of David Abramson & Associates, LLC, a retained executive search and leadership development firm he founded in January 2002.  Immediately before founding David Abramson & Associates, he was a Senior Vice President of AXA Financial/Equitable Life Insurance and the Chairman and CEO of Grant Thornton Advisors, a joint venture of AXA Financial/Equitable Life Insurance and Grant Thornton, LLP, from January to December 2001.  Before this, Mr. Abramson had an extensive career at Grant Thornton, certified public accountants, beginning in 1967 during which he was a member of the National Leadership and Senior Management Team and the Managing Partner of and an audit partner in the Minneapolis office.  Among many board memberships, Mr. Abramson has been the Chairman of Board of Directors of the Minneapolis Chamber of Commerce, President and Board member of the Minnesota Society of Certified Public Accountants, Chairman and board member of the Minnesota Cooperation Office for Job Creation, and a member of the Governing Council of the American Institute of CPAs.  Mr. Abramson holds a B.S. in Accounting from the Carlson School of Management and an MBA from the University of Michigan.

Gus A. Chafoulias.  Gus Chafoulias joined to Southwest’s Board of Directors on December 7, 2005 and was elected chair of its Nominating Committee on February 1, 2006.  He is also a member of the Board’s Compensation Committee.  Mr. Chafoulias is Chairman of the Board of Chafoulias Management Company, where he has worked since 1987.  Mr. Chafoulias has developed more than 3 million square feet of apartments and commercial space during more than 40 years in the development business.  One of Mr. Chafoulias’ liquor stores, which Mr. Chafoulias has owned and operated since 1957, has been voted as a top ten liquor retailer in the United States.  Mr. Chafoulias is also a United Way Alexis de Tocqueville Society member, Leadership 100 board member, and Blue Cross Blue Shield Champions of Health award winner.  He has served on numerous boards of directors including the Rochester (MN) Chamber of Commerce, Diversity Council, U.S. Bank, Medvision, and Comfortex, Inc.  In addition to Southwest, Mr. Chafoulias currently serves on the boards of Jaguar Communications and Festival Airlines.

Jim Holmes.  Jim Holmes was elected a Director of Southwest on December 7, 2005 and serves on the Board’s Audit Committee and Compensation Committee.  Mr. Holmes is a 1965 graduate of West Point’s U.S. Military Academy and has a master’s degree in law enforcement administration from Central Missouri State University.  Mr. Holmes has significant experience on both the regulatory and business sides of the gaming industry.  Since 1991, Mr. Holmes has been President of Jim Holmes and Company and, beginning in 1987, has acted as a national and international gaming consultant for lottery operations, bingo projects, casinos and Indian gaming, specializing in start-up operations and risk analysis.  In addition, from March 2005 to October 2005 Mr. Holmes was an Executive Vice President for Cadillac Jack, Inc., a slot machine manufacturer, and from February 2001 to January 2004, Mr. Holmes was president of API Technologies, LLC.  From January 2000 to January 2001, Mr. Holmes was Executive Vice President of Sierra Design Group.  In 1985, Mr. Holmes was appointed by then Governor Ashcroft as the first Executive Director of the Missouri Lottery.  Before working to establish the Missouri Lottery, he spent 15 years with the FBI in Missouri as both a Special Agent and Supervisor.

Gregg P. Schatzman.  Gregg Schatzman joined Southwest’s Board of Directors on December 7, 2005.  He also serves on the Board’s Audit Committee and Compensation Committee, which he chairs.  Mr. Schatzman has in-depth experience as both a regulator and an operator in the gaming industry.  Mr. Schatzman has been the Managing Director of Schatzman & Associates, LLC, which provides consulting services to gaming companies and law firms regarding casino operations and regulatory issues, since June 2003.  From March 2003 to June 2003, he was a partner and owner of Castaways Hotel and Casino in Las Vegas, Nevada and owned and worked as Executive Vice President of VSS Enterprises, LLC, from March 1999 to May 2003.  Mr. Schatzman’s 13 years in casino operations included work as an Executive Vice President of Primadonna Resorts, Inc.; a Vice President and General Manager for Ameristar Casinos and Vice President and General Manager for Gem Gaming and worked with Trump casinos.  Before joining the business side of the gaming industry, Mr. Schatzman spent 10 years as a gaming regulator with the Nevada Gaming Control Board, rising from Financial Investigator to Chief of Investigations.  As Chief of Investigations, Mr. Schatzman supervised the work of the 80 agents in the Investigations and Corporate Securities Divisions of the Gaming Control Board.

Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman each joined our Board of Directors on December 7, 2005, before we submitted their background information to the NIGC for review and approval.  Thus, these directors have agreed not to take any action in connection with our NIGC-approved management agreement with the Cheyenne and Arapaho Tribes of Oklahoma until the NIGC approves their service on our board.  These directors also will not take action with regard to our Gaming Management Agreement with the Otoe-Missouria Tribe of Indians if that contract receives NIGC approval until the NIGC approves their service on our board.  We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.

Each of Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman has been determined to be “independent” under the rules of the NASDAQ stock market.

Family Relationships

No family relationships exist among our directors and executive officers.

Legal Proceedings

To the knowledge of our management, during the past five years, no present or former director, person nominated to become a director, executive officer, promoter or control person of our company, except as disclosed below:

•                  Was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior the filing;

•                  Was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•                  Was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities.

•                  Was found by a court of competent jurisdiction in a civil action, or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated.

Prior Bankruptcy Proceeding of Subsidiary

James B. Druck, Jeffrey S. Halpern and Thomas E. Fox are Managers of Gold Rush I, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Southwest Casino and Hotel Corp.  In August 2001, Cripple Creek Development Corp., a Colorado corporation, Blue Building Development, Inc., a Wyoming corporation, Mark Brockley, an individual, and Annesse Brockley, an individual, initiated a lawsuit against Gold Rush I, LLC, and Southwest Casino and Hotel Corp. in District Court, Teller County, Colorado (01-CV-156).  The plaintiff alleged that the defendants failed to pay certain obligations to the plaintiffs under the terms of their lease agreement and breach of contract.  The lease included a provision that capped the maximum monthly amount required to be paid to Mr. Brockley’s creditors.  In the early years of the operation, Mr. Brockley’s obligations to creditors far exceeded this cap and Southwest paid these obligations as they came due.  Under the lease, Southwest set off against current rent the amount of the excess payments.  In the lawsuit, Mr. Brockley sought to evict Gold Rush I from the premises for failing to pay amounts claimed to be owed under the Lease.  Gold Rush I responded by denying any failure to pay.

Before an evidentiary hearing in this lawsuit was completed, Gold Rush I filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Minnesota (Case No. 01-33755) to ensure that we did not lose possession of the premises while the underlying claims were litigated.  On October 15, 2001, the Colorado District Court entered an Order in which it found (a) that Gold Rush I was not in default under the lease, (b) that Gold Rush I had made payments in excess of the monthly caps provided in the lease (which overpayments the court subsequently quantified at $554,362.09), and (c) that Gold Rush I was entitled to offset the overpayments against rent and other payments due under the terms of the lease.  Mr. Brockley appealed the Colorado District Court’s Order to the Colorado Court of Appeals, which dismissed the appeal on May 21, 2002.  After successfully defending the lawsuit brought by its landlord, Gold Rush I emerged from bankruptcy on January 10, 2003,when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors, with interest.

Colorado Regulatory Proceeding

In June 2004, Southwest Casino and Hotel Corp. paid a $50,000 fine to the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its agreement to correct the deficiency.  Southwest Casino and Hotel Corp. paid the full amount of the fine.  As part of these proceedings, James Druck, in his capacity as manager of the facility in question, without any admission of guilt, agreed to take the necessary steps to ensure Southwest Casino and Hotel Corp.’s compliance in this matter and, further, agreed to pay $5,000 to the Limited Gaming Fund to reimburse expenses incurred by Colorado in this investigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table states the information known to us with respect to the beneficial ownership of our common stock as of May 8, 2007 for (1) each person known by us to beneficially own more than 5% of our common stock, (2) each of our executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Common Stock
Name and Address	Number		Percent
James B. Druck (1)	2,056,700	(2)	7.4%
David H. Abramson (3)	198,250	(4)	*
Gus A. Chafoulias (5)	583,186	(6)	2.1%
Jim Holmes (1)	87,500	(7)	*
Gregg P. Schatzman (1)	87,500	(7)	*
Thomas E. Fox (1)	2,915,292	(8)	10.4%
Jeffrey S. Halpern (1)	2,027,980	(9)	7.3%
Brian L. Foster (1)	250,000	(10)	*
Tracie L. Wilson (1)	20,835	(11)	*
All executive officers and directors as a group (9 persons)	8,227,243	(12)	27.8%

* Less than 1 percent

(1)     Address: 2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425

(2)     Includes 300,000 shares of common stock issuable upon exercise of an option and 77,200 shares issuable upon exercise of warrants.

(3)     Address:  Parkdale Plaza, 1660 S. Highway 100, Suite 500, Minneapolis, MN 55416

(4)     Includes 131,250 shares issuable upon exercise of stock options and 12,000 shares issuable upon exercise of a warrant.

(5)     Address:  121 23rd Avenue SW, Rochester, MN 55902.

(6)     Includes 87,500 shares issuable upon exercise of a stock option and 222,728 shares issuable upon exercise of warrants.

(7)     Consists of 87,500 shares issuable upon exercise of a stock option.

(8)     Includes: (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner, (iii) 381,819 shares held by Richfield Hotel Associates Limited Partnership, in which Mr. Fox is general partner of a partnership that is a limited partner; (iv) 300,000 shares issuable upon exercise of a stock option; (v) 50,000 shares issuable upon exercise of a warrant; (vi) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (vii) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership; and (viii) 152,728 shares issuable upon exercise of a warrant held by Richfield Hotel Associates Limited Partnership.

(9)     Includes: (i) 40,000 shares held by Mr. Halpern’s wife; (ii) 300,000 shares issuable upon exercise of a stock option; and (iii) 77,280 shares issuable upon exercise of warrants.

(10)   Consists of 250,000 shares issuable upon exercise of a stock option.

(11)   Consists of 20,835 shares issuable upon exercise of a stock option.

(12)   Includes: (i) an aggregate of 1,564,585 shares issuable upon exercise of options; (ii) 719,210 shares issuable upon exercise of warrants; (iii) 340,971 shares held by partnerships in which an executive officer is a general partner; (iv) 381,819 shares held by a limited partnership in which an executive officer is a general partner of a limited partner; and (v) 40,000 shares held by the spouse of an executive officer.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value of $0.001 per share and 30,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of May 8, 2007, 27,286,443 shares of common stock are issued and outstanding and held by approximately 373 shareholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of our common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights.  We have the right to redeem any outstanding share of our common or preferred stock if our Board of Directors determines that the continued ownership of those shares may cause any regulatory authority to deny or refuse to approve any gaming license or gaming contract.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 30,000,000 shares of preferred stock with a par value of $0.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance our business and fund growth opportunities, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Options and Warrants

As of May 8, 2007, we had outstanding options to purchase an aggregate of 2,500,000 shares of common stock at exercise prices ranging between $0.12 and $1.00 per share.  All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock.  We have outstanding warrants to purchase an aggregate of 6,096,102 shares of common stock at exercise prices ranging between $0.12 and $1.00.  The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company.

Registration Rights

On October 20, 2005, Southwest Casino and Hotel Corp., the wholly-owned operating subsidiary of Southwest Casino Corporation, entered into a Revolving Credit and Term Loan Agreement with Crown Bank of Minneapolis, Minnesota.  Under the terms of the Loan Agreement, Crown Bank extended to Southwest Casino & Hotel a new $2.5 million term loan and assumed Southwest Casino & Hotel’s $450,000 revolving line of credit with an outstanding balance of approximately $446,000 from Associated Bank Minnesota, N.A.  The $2.5 million term loan is secured by the guaranties of 12 Southwest Casino Corporation shareholders.  In consideration for these shareholder guaranties, Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Each guarantor received a warrant to purchase one share of Southwest Casino Corporation common stock for each $2.00 of term loan guaranteed by that shareholder.  Warrant holders received the right to have the shares of our common stock purchasable upon exercise of their warrants included in any registration statement that we may file in the future under the terms of a registration rights agreement.

On January 24, 2007, we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 4,792,391 shares of our common stock and warrants to purchase an aggregate of 1,916,961 shares of our common stock, at a purchase price of $0.55 per unit.  Pursuant to the terms of a Registration Rights Agreement dated January 24, 2007 with certain investors, we have agreed to register the resale of the shares sold in the January 2007 private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by us with the Securities and Exchange Commission. We have agreed to use commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.  We are subject to certain covenants regarding the ongoing effectiveness of the registration statement.   If certain of its obligations are not met, we have agreed to make pro-rata cash payments as liquidated damages to each investor.

On February 26, 2007, we had a second closing of our January 2007 private placement in which we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 2,659,342 shares of our common stock and warrants to purchase an aggregate of 1,063,740 shares of our common stock, at a purchase price of $0.55 per unit.  These investors are entitled to the same registration rights as the January 2007 investors.

The registration statement, of which this prospectus is a part, satisfies our obligations to the groups of shareholders and warrant holders described above.  We are required to use good faith commercially reasonable efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares our common stock and the shares of our common stock issuable upon the exercise of the warrants without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Anti-takeover Provisions

Nevada law prohibits business combinations between Nevada corporations and interested stockholders for a period of three years after the interested stockholder’s date of acquiring shares unless the combination or the purchase of the shares by the interested stockholder is approved by the Board of Directors.

Applicable Nevada law also prohibits business combinations between Nevada corporations and interested stockholders following the expiration of three years after the interested stockholder’s date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 through 78.444 with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder.  Applicable Nevada law defines “interested stockholders” to include persons who, alone or together with affiliates, beneficially own at least 10% of the outstanding stock of the corporation.  As allowed under Nevada law, we have opted out of the application of these provisions under our Articles of Incorporation.

Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless the voting rights are approved by a majority of the voting powers of the corporation.  A Nevada corporation may opt out of the application of these provisions, but we have not opted out.

Nevada law does not require a stockholder vote of the surviving corporation in a merger if:

•                  the merger does not amend the existing articles of incorporation;

•                  each outstanding share of the surviving corporation before the merger is unchanged; and

•                  the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

The effect of these provisions may be to make more difficult the accomplishment of a merger or other takeover or change in control.  To the extent that these provisions have this effect, removal of our incumbent Board of Directors and management may be rendered more difficult.  Further, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Eide Bailly LLP, certified public accountants have audited the annual financial statements, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of Eide Bailly LLP as experts in auditing and accounting.

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Nevada law authorizes a Nevada corporation to eliminate or limit the personal liability of directors and officers to the corporation and its stockholders for damages for breach of fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors and officers, and accordingly, our Articles of Incorporation, as amended, include a provision eliminating liability for damages for any breach of fiduciary duty as a director or officer, except for the following:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	authorizing an unlawful distribution in violation of Nevada law.

Directors are not insulated from liability for breach of their duty of loyalty or for claims arising under the federal securities laws.  These provisions of our Articles of Incorporation, as amended, may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.  We have comprehensive directors’ and officers’ liability insurance coverage, with an aggregate limit of $10,000,000 for the benefit of our officers and directors insuring them against various liabilities, including liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under these provisions of our Articles of Incorporation, as amended, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

(a)                           Business Development.

Corporate Reorganization

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  Under the terms of the reorganization agreement among Southwest Casino and Hotel Corp., Lone Moose Adventures, Inc. and certain shareholders of Lone Moose Adventures, Inc., Southwest Casino Corporation acquired 100% of the issued and outstanding shares of Southwest Casino and Hotel Corp. common and preferred stock in exchange for more than 16 million shares of Lone Moose common stock issued to the shareholders of Southwest Casino and Hotel Corp.  Including shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization, the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Southwest Casino Corporation in the reorganization.

Lone Moose Adventures, Inc. was formed on January 2, 2002 and, before closing the reorganization described above, conducted only minimal operations and received only minimal revenue.  Lone Moose was organized to take clients on adventure tours in the Wasatch mountain range of Utah.  Lone Moose conducted fewer than two dozen adventure tours before our reorganization.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Casino Management

The original term of our agreement with the Cheyenne and Arapaho Tribes was seven years.  In 1999, we extended the agreement for an additional three years.  In 2001, we amended the agreement to add a second gaming facility in Clinton, Oklahoma.  We amended the management agreement again in 2003 to extend our relationship until May 2007.  On January 22, 2005, the Tribes entered into a gaming compact with the State of Oklahoma that permits the Tribes to offer an expanded scope of gaming, including permitted card games, at their casinos.  In April 2005, the tribal gaming commission authorized us to offer this expanded scope of gaming at the Lucky Star Concho casino we manage and allowed us to offer this expanded scope of gaming at the Lucky Star Clinton casino we manage beginning in November 2006. Our current management agreement with the Tribes ends on May 19, 2007.

The Tribal Council of the Cheyenne and Arapaho Tribes of Oklahoma includes all enrolled members of the Tribes. On February 24, 2007, at a convened meeting of the Tribal Council, the Tribal Council voted to approve the terms of an extension and expansion of the gaming management relationship between the Tribes and Southwest.  The 183 members of the Tribes who attended the Tribal Council meeting voted to adopt resolutions approving proposed terms for, and authorizing an attorney for the Tribes to review the final terms of, gaming management agreements under which Southwest will continue to manage the Tribes’ existing Lucky Star casinos in Concho and Clinton, Oklahoma, expand the Concho and Clinton facilities to provide more gaming space and greater amenities, assume the management of and expand the Tribes’ existing Feather Warrior casinos in Watonga and Canton Lake, Oklahoma, and develop and manage new gaming facilities on tribal land in four other Oklahoma cities.  In addition to its expanded management responsibility, Southwest will pay for construction of a proposed $5 million Indian Health Service clinic building out of the management fees it receives under the new agreements.

On March 31, 2007, the members of the Tribal Council in attendance voted to approve an extension and expansion of the gaming management relationship between the Tribes and us. Under the resolutions adopted February 24th the final agreements were to be presented to the Tribal Council at the March 31st meeting for approval.  Before the March 31st Tribal Council meeting, we negotiated with the attorney appointed by the Tribal Council the terms of eight new agreements: four new gaming management agreements; four agreements for expansions of existing casinos and/or development of new casinos; and an amendment to extend the current Gaming Management Agreement until the Chairman of the National Indian Gaming Commission approves the new management agreement for the Lucky Star — Concho and Lucky Star — Clinton facilities.  We also provided copies of the draft gaming management agreement to the Tribal Governor who declined to review the draft agreements or negotiate their terms with us.  The amendment and each of the new agreements was made available to members of the Tribes before and at the March 31st Tribal Council meeting.

Under the terms of the resolutions adopted by the Tribal Council, the management agreements will run for five years beginning on the first day that Southwest begins management of the facilities under the new agreements.

The validity of the February 24, 2007 Tribal Council meeting has been challenged in the Cheyenne and Arapaho tribal court. The judge recently ruled that the meeting would be considered valid until a formal hearing on the issue could be held, likely in early May.

Under the Tribes’ Constitution adopted in 2006, gaming management agreements must be approved by the Governor of the Tribes and the Tribal Legislature, as well as the Tribal Council. The resolutions adopted by the Tribal Council direct the Governor of the Tribes to enter into the gaming management agreements on behalf of the Tribes within five days of final approval by the Tribal Council and direct the tribal Legislature to ratify the agreements no later than five days after the Governor signs it or, if the Governor does not sign, no later than 10 days after final approval by the Tribal Council.  The Governor has disputed the authority of the Tribal Council and the Tribal Legislature to cause him to take any action on a gaming management agreement or enter into a gaming management agreement without his approval.  On April 3, 2007, the Tribal Governor filed a lawsuit in the Cheyenne and Arapaho district court alleging that the resolutions adopted by the Tribal Council at the March 31, 2007 meeting violate the Tribes’ Constitution.

In general, gaming management agreements between Native American tribes and management contractors must also be approved by the Chairman of the National Indian Gaming Commission (NIGC) before becoming effective.

Although we have received Tribal Council approval as discussed above, several additional approvals are required to continue our management relationship with the Cheyenne and Arapaho Tribes beyond May 19, 2007 and we remain uncertain whether we will be able to do so.

Casino Operations

Our subsidiaries, Southwest Casino and Hotel Corp. and Gold Rush I, LLC, a Colorado limited liability company, hold three gaming licenses to operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado.  Cripple Creek is one of three historic mining towns in Colorado permitted to engage in limited stakes ($5.00 limit) gaming.  All three properties were either closed or near closing when we acquired them during 1998 and 1999.

Other Projects:

In December 2003, North Metro Harness Initiative, LLC, then a wholly owned subsidiary of Southwest Casino and Hotel Corp., filed an application with the Minnesota Racing Commission to develop a harness racetrack in Columbus Township, Anoka County, Minnesota, approximately 30 miles north of downtown Minneapolis.  In June 2004, we sold a 50 percent membership interest in North Metro to MTR-Harness, Inc., a subsidiary of MTR Gaming Group, Inc.  On January 19, 2005, the Minnesota Racing Commission voted to grant the licenses required for development and operation of this facility.  Minnesota law permits licensed racetracks to operate card rooms with up to 50 tables after approval of a card club plan of operation and completion of the first 50-day live race meet at the track.  North Metro anticipates that it will derive revenues from charges for hosting the “unbanked” or “player pool” games at the card room, generally as a percentage of accumulated wagers or a “rake” from certain wagers.  North Metro will not have a stake in the outcome of any card game.

North Metro intends to construct its harness track and entertainment facility on approximately 180-acres located just north of the confluence of Interstates 35W and 35E north of the Minneapolis-St. Paul metropolitan area.  The facility will include a harness track and approximately 60,000 square feet of associated grandstand, card club and restaurant space and approximately 50,000 square feet of horse barns and maintenance buildings.  It will also include construction of internal roadways, surface parking, wetland mitigation and storm water treatment, as well as improvements to access roads.  An organization opposed to gambling had filed two lawsuits in attempts to block development of this facility and overturn the licenses granted to North Metro, which were successfully resolved in favor of North Metro and the Minnesota Racing Commission in 2006.  On April 20, 2007 North Metro entered into a Credit Agreement with Black Diamond Commercial Finance, L.L.C., as agent and lender, to borrow $41.7 million to construct, equip and open its harness racetrack and card club facility.

Consulting

In addition to managing Native American gaming facilities and owning and operating our own casinos, we also provide consulting services for gaming operations.

Recent Developments

In December 2006, we entered into an Asset Purchase Agreement to acquire the operations of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado for a total purchase price of approximately $23.6 million.  In addition, we agreed to enter into a 30-year lease with three 5-year extensions for the building and real estate in which these casinos operate.  We entered into the Asset Purchase Agreement with a third party that has a separate agreement to acquire the outstanding capital stock of the current owner of the Double Eagle and Gold Creek.  On April 13, 2007, we notified the third party that we had elected to terminate the Asset Purchase Agreement and all related agreements.   We terminated the Asset Purchase Agreement in response to notice received on April 10, 2007 from the third party that the separate agreement under which the third party was to acquire all of the outstanding stock of the current owner of the Double Eagle and Gold Creek had terminated in accordance with its terms when the third party did not make a required payment.  Because the third party was unable to complete its proposed acquisition of the outstanding stock of the Double Eagle and Cold Creek in accordance with the separate agreement, the third party is also unable to perform its obligations under the Asset Purchase Agreement with us.

Prior Bankruptcy

Gold Rush I, LLC, a wholly-owned subsidiary of Southwest Casino and Hotel Corp., filed a voluntary petition for Chapter 11 protection under the United States Bankruptcy Act as a result of a dispute over rent with the landlord of the Gold Rush and Gold Digger’s Casinos in Cripple Creek, Colorado.  Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy on January 10, 2003 when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors with interest.

(b)                           Business of Company,

Principal Products or Services and Markets and Status of Publicly-Announced New Products or Services

Southwest develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Based in Minneapolis, Minnesota, Southwest currently owns gaming operations in Colorado and manages approximately 543 employees of the tribal enterprises of the Cheyenne and Arapaho Tribes of Oklahoma under our management contract for those facilities.  We have approximately 150 full and part-time employees.  Our growth plans include diversifying and expanding existing operations, project development and pursuing new gaming opportunities.

Casino Management

Southwest Casino provides management services in connection with two Lucky Star casino facilities, one located in Concho, Oklahoma and the other located in Clinton, Oklahoma, under the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  On January 22, 2005, the Tribes entered into a gaming compact with the State of Oklahoma that permits the Tribes to offer an expanded scope of gaming, including permitted card games, at the casinos we manage.  The Tribes’ gaming commission has authorized us to offer this expanded scope of gaming at both the Lucky Star-Concho and Lucky Star-Clinton casinos.  Our gaming management agreement with the Cheyenne and Arapaho Tribes has been extended twice and currently will expire on May 19, 2007.  Refer to further discussion surrounding the extension of the contract above under – “(a) Business Development – Casino Management”.

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which Southwest will manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma, just south of Ponca City and north of Stillwater.  The Otoe-Missouria Tribe submitted the Gaming Management Agreement to the National Indian Gaming Commission, who must approve it before it can be effective, on April 10, 2006.  The agreement has a five-year term that begins the day Southwest takes over management of the casino.  We cannot provide any services or receive any compensation under this agreement until it has been approved by the Chairman of the NIGC.  At this time we cannot predict how long that approval process may take or if approval will be received.  Also, while the Otoe-Missouria Tribe agreed to the original terms of the management agreement, it has not responded, and we cannot predict when or if it will respond, to comments and questions raised by the NIGC in connection with the NIGC’s review of that agreement.

Casino Operations

Southwest Casino owns and operates three gaming facilities in Cripple Creek, Colorado. Cripple Creek is a small, historic mining town near Colorado Springs that is permitted to engage in limited stakes ($5.00 limit) gaming. Eighteen casinos operate currently in Cripple Creek.  The combined Gold Rush and Gold Digger’s facilities offer approximately 407 slot machines and a 7-table game area, while Uncle Sam’s Casino features approximately 65 slot machines.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.  The impact of this Palladium on our financial results in the current year was minimal.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc. were granted Class A and Class B licenses from the Minnesota Racing Commission on January 19, 2005 to develop and operate a harness racing track and card room facility on approximately 180 acres of land in Columbus Township, Anoka County, Minnesota.  Lawsuits against the Minnesota Racing Commission challenging the validity of those licenses concluded in favor of the Racing Commission and North Metro during July 2006. On April 20, 2007 North Metro entered into a Credit Agreement with Black Diamond Commercial Finance, L.L.C., as agent and lender, to borrow $41.7 million to construct, equip and open its harness racetrack and card club facility.

Once constructed and operating, this racing facility will offer pari-mutuel wagering on a 5/8-mile track with combined seating for over 2,000 track, restaurant and card room patrons.  In addition, the facility will accommodate simulcast wagering on live harness racing events broadcast into the facility.  As part of the harness initiative, we will seek authority from the Minnesota Racing Commission to operate a card room with approximately 50 gaming tables.  Under current law, before we can open this card room, we must conduct at least 50 days of live racing at the track and we are only permitted to simulcast harness races.  We intend to seek legislative authorization to begin card room operations before completing 50 days of racing and to simulcast races by all horse breeds, but cannot provide any assurance that this effort will succeed.

In December 2006, we entered into an Asset Purchase Agreement to acquire the operations of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado for a total purchase price of approximately $23.6 million.  In addition, we agreed to enter into a 30-year lease with three 5-year extensions for the building and real estate in which these casinos operate.  We entered into the Asset Purchase Agreement with a third party that has a separate agreement to acquire the outstanding capital stock of the current owner of the Double Eagle and Gold Creek.  On April 13, 2007, we notified the third party that we had elected to terminate the Asset Purchase Agreement and all related agreements.   We terminated the Asset Purchase Agreement in response to notice received on April 10, 2007 from the third party that the separate agreement under which the third party was to acquire all of the outstanding stock of the current owner of the Double Eagle and Gold Creek had terminated in accordance with its terms when the third party did not make a required payment.  Because the third party was unable to complete its proposed acquisition of the outstanding stock of the Double Eagle and Cold Creek in accordance with the separate agreement, the third party is also unable to perform its obligations under the Asset Purchase Agreement with us.

Prior Business of Lone Moose Adventures, Inc.

Prior to the July 2004 reorganization, Lone Moose engaged in limited operations primarily related to the provision of adventure tours in the State of Utah.  Immediately after closing the reorganization in which Lone Moose Adventures became Southwest Casino Corporation and Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to the founding shareholders of Lone Moose. Since closing the reorganization and sale of assets, Southwest has not engaged in any aspect of the business Lone Moose conducted before the reorganization.

Competition.

The gaming industry, including the development, operation and management of casinos, racetracks and other types of gaming facilities, is highly competitive, especially given the rapid rate at which the industry is expanding.  For example, a number of management companies may make proposals to a particular Native American tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, along with other forms of gaming and entertainment.  Similarly, with respect to projects we are pursuing or may pursue in the future, new competitors could surface at any time and present alternative proposals for consideration.  Many competitors have available to them substantially greater financial and personnel resources than us.  Competition in the future may also be affected by overbuilding which can adversely affect patronage levels.  Given the current regulatory climate and limited number of new gaming opportunities, it is likely that competition in our industry will intensify in the future.

The approval of a law permitting Oklahoma to enter into gaming compacts with Native American tribes in the state permits expansion of Native American gaming opportunities in Oklahoma.  Even before the Oklahoma voters approved this measure in November 2004, it caused an increase in competition in the Oklahoma gaming market. Now that the law is in place, and many tribes have entered into gaming compacts with the state, we have seen increased competition in Oklahoma and expect the number and size of casinos in this market to continue to grow.  We currently manage two facilities for the Cheyenne and Arapaho Tribes of Oklahoma, and have recently entered into an agreement to manage an additional facility for the Otoe-Missouria Tribe of Indians (which must be approved by the NIGC before it becomes effective) in the Oklahoma Market.

The Cripple Creek, Colorado market in which we operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos consists of eighteen gaming facilities with approximately 4,731 machines, of which we operate 472.  The Cripple Creek market generated total gaming revenues of approximately $153 million during fiscal year 2006 (July 1, 2005 - June 30, 2006).  This is a very competitive market that has shown relatively slow revenue growth in recent years even as the number of gaming devices continues to grow.  A new casino, expected to offer 700 gaming devices, is under construction, which will further increase competition in this market.  Our ability to maintain and grow our Colorado operations is largely dependent on our ability to increase our market share in a highly competitive environment.  We believe that the

Gold Rush and Gold Digger’s Casinos attract customers primarily from Colorado Springs, Pueblo and surrounding areas; while Uncle Sam’s Casino attracts customers primarily from the local Cripple Creek area.

Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which was granted licenses from the Minnesota Racing Commission to build and operate a harness racing track and card room north of the Twin Cities of Minneapolis and St. Paul, Minnesota on January 19, 2005.  This facility, if completed, will compete with an existing thoroughbred racetrack and card room on the south side of the Twin Cities metropolitan area as well as several Indian gaming facilities located outside of the Twin Cities areas.

For more information regarding the competitive environment in which we operate, please see the discussion under the heading “Risk Factors” beginning on page 2 of this prospectus.

Dependence on One or a Few Major Customers

Our current gaming activities are concentrated in our Oklahoma and Colorado operations.  The loss of any of these opportunities or constriction in the scope or types of gaming permitted in these facilities would have a material adverse effect on our business.

Currently, the management fees we receive under our gaming management agreement with the Cheyenne and Arapaho Tribes of Oklahoma for the Lucky Star casinos in Concho, Oklahoma and Clinton, Oklahoma are our primary source of operating revenue.  Our current management agreement terminates on May 19, 2007.  If we are unable to extend our managment relationship with the Tribes beyond that date, the loss of the management fees we receive for managing these facilities would have a material adverse effect on our financial condition.  Refer to further discussion surrounding the extension of the contract above under the Description of Business Section — “(a) Business Development — Casino Management”.

Patents, Trademarks, Licenses, Franchises and Concessions, Royalty Agreements and Labor Contracts

In addition to the gaming licenses described below, Southwest owns a federally-registered trademark in the name “Lucky Star” for its gaming-related businesses.  Southwest does not own any other registered trademarks or patents or other significant intellectual property.

Need for Governmental Approvals of Principal Services

The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs.  We must maintain the gaming licenses applicable to each of our operations in order to continue our current business and, in most instances, must obtain new or amended gaming licenses in connection with any expansion of our current operations or development of new gaming facilities.

At this time, we have a management contract with the Cheyenne and Arapaho Tribes of Oklahoma that has been approved by the National Indian Gaming Commission, which expires on May 19, 2007.  Any modification or extension of this contract must also be approved by the NIGC.  We have also entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians in Oklahoma and this contract must be approved by the NIGC before it becomes effective.  At this time we cannot predict when or if that agreement will receive NIGC approval.

In Colorado, we hold licenses issued by Colorado Division of Gaming for our Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek.

On January 19, 2005, the Minnesota Racing Commission voted to grant North Metro Harness Initiative, LLC, in which we own a 50 percent membership interest, licenses to develop and operate a harness racetrack and card club.

In connection with these licenses, the Colorado Division of Gaming, the NIGC and the Minnesota Racing Commission must approve any addition of a director, officer or five percent or greater shareholder.  In addition, any affiliate of ours, such as the joint ventures we have worked with in pursuit of some of our new gaming opportunities, is subject to review by and the rules and regulations of any jurisdiction in which we hold a gaming license, and we are subject to review by and the rules of jurisdictions in which they hold licenses.

Effect of Existing or Probable Governmental Regulations on Business

The gaming industry and our operations within that industry are regulated extensively.  The services we provide to the Cheyenne and Arapaho Tribes of Oklahoma at the Lucky Star Casinos, and intend to provide to the Otoe-Missouria Tribe of Indians at their Seven Clans Paradise Casino, are regulated under the federal Indian Gaming Regulatory Act, the rules and regulations of the National Indian Gaming Commission, the rules and regulations of the Cheyenne and Arapaho Tribes and the Otoe-Missouria Tribe, respectively, and of the Oklahoma Gaming Commission.  The Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado are subject to the Colorado Limited Gaming Act and related rules and regulations that are enforced by the Colorado Division of Gaming.  In addition, the Minnesota Racing Commission regulates the activities of North Metro Harness Initiative, LLC, in which Southwest Casino and Hotel Corp. owns a 50 percent membership interest, under its class A and class B licenses to develop and operate a harness racetrack and card club on the north side of the Minneapolis-St. Paul metropolitan area.

The process of complying with all applicable state and federal governmental and tribal regulations is lengthy and has required and will continue to require the expenditure of substantial time and resources.  There can be no assurance that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and continuing licensability.  Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we currently operate or are pursuing new opportunities could delay or prevent our compliance with such regulations.  Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we are a party or the suspension of one or more of our operations, either of which would have a material adverse effect on our business.

Regulation of Indian Gaming

The terms and conditions of management contracts for the operation of Indian-owned casinos, and of all gaming on Indian land in the United States, are subject to the Indian Gaming Regulatory Act (IGRA), which is administered by NIGC, and also are subject to the provisions of statutes relating to contracts with Indian tribes, which are administered by the Secretary of the Interior and the Bureau of Indian Affairs (BIA).  The regulations and guidelines under which NIGC administers IGRA are evolving.  The IGRA and those regulations and guidelines are subject to interpretation by the Secretary and NIGC and may be subject to judicial and legislative clarification or amendment.

We are required to provide the NIGC with background information on each of our directors and each shareholder who holds five percent or more of our outstanding securities, including a complete financial statement, a description of that person’s gaming experience, and a list of jurisdictions in which that person holds gaming licenses. Background investigations of key employees also may be required.  The four independent members of our Board of Directors joined our board, before we submitted their background information to the NIGC.  Thus, those directors have agreed not to take any action in connection with our NIGC-approved management agreement with the Cheyenne and Arapaho Tribes of Oklahoma until the NIGC approves their service on our board.  These directors also will not take action with regard to our Gaming Management Agreement with the Otoe-Missouria Tribe of Indians if that contract receives NIGC approval until the NIGC approves their service on our board. We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.  The NIGC has undertaken its related review, investigation and approval processes.

Under IGRA, the Chairman of the NIGC must approve our management contracts as well as any amendments to our management contracts and certain related agreements.  Our current Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma has been approved by the NIGC and our performance under it remains subject to NIGC regulation.  The NIGC may review any management contracts and related agreements of ours for compliance with IGRA at any time in the future.  The NIGC will not approve a management contract if any of our directors or a 5% shareholders (i) is an elected member of the Indian tribal government that owns the facility we contract with; (ii) has been or is convicted of a felony gaming offense; (iii) has knowingly and willfully provided materially false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if we or any of our agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has breached materially the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract.

The NIGC also will not approve a management contract unless the NIGC determines that the contract provides, among other things, for (i) adequate accounting procedures and verifiable financial reports to be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of profits; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of profits if NIGC is satisfied that the capital investment required, the risk exposure, and the income projections for the particular gaming activity justify the larger profit allocation and longer term.

Three separate classes of tribal gaming were established under IGRA — Class I, Class II, and Class III.  Class I gaming includes all traditional or social games played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punch boards, instant bingo and card games that are not played against the house.  Class III gaming includes casino-style gaming including table games such as blackjack, craps and roulette, as well as gaming machines such as slots, video poker, lotteries, and pari-mutuel wagering.

IGRA prohibits substantially all forms of Class III gaming unless the tribe has entered into a written agreement with the state in which the casino is located that specifically authorizes the types of commercial gaming the tribe may offer (a “tribal-state compact”).  IGRA requires states to negotiate in good faith with tribes that seek tribal-state compacts, and grants Indian tribes the right to seek a federal court order to compel such negotiations.  Many states have refused to enter into such negotiations.  Tribes in several states have sought federal court orders to compel such negotiations under IGRA; however, the Supreme Court of the United States held in 1996 that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court without the states’ consent.

In addition to IGRA, tribal-owned gaming facilities on Indian land are subject to a number of other federal statutes. The operation of gaming on Indian land is also dependent upon whether the law of the state in which the casino is located permits gaming by non-Indian entities, which may change over time.  Any changes in state law regarding Indian or non-Indian gaming may have a material adverse effect on the casinos we manage and our business.

Indian tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribe’s jurisdiction.  Because of their sovereign status, Indian tribes possess immunity from lawsuits to which the tribes have not otherwise consented or otherwise waived their sovereign immunity defense.  Therefore, we are not able to enforce our contracts with Indian tribes unless the tribe has expressly waived its sovereign immunity as to the tribe’s contractual obligations.  Courts strictly construe such waivers.  We have obtained immunity waivers from the Cheyenne and Arapaho Tribes to enforce the terms of our management agreement with them; however, the scope of those waivers has never been tested in court, and may be subject to dispute.

In addition to NIGC regulation, the Cheyenne and Arapaho Tribes of Oklahoma Gaming Commission (“Gaming Commission”) has primary jurisdiction over the Lucky Star casinos we manage for the Cheyenne and Arapaho Tribes of Oklahoma.  This Gaming Commission enforces the provisions of the Tribes’ gaming ordinance, which are subject to review by NIGC under standards established by IGRA and have received NIGC approval.  The Gaming Commission approves games played at the casinos, performs background checks and issues licenses to all employees of the casinos and to Southwest Casino and Hotel Corp. as manager of the casinos.  In addition, the Gaming Commission approves our internal control systems and insures that they meet the minimum internal control standards required by the NIGC, reviews reports required under our Gaming Management Agreement, the tribal gaming ordinance and as part of our internal controls, as well as conducts internal audits of our operations.  The Gaming Commission is also charged with regulating the expanded gaming permitted under the Tribes’ gaming compact with the State of Oklahoma.

Under the gaming compact between the Tribes and Oklahoma, the state also has regulatory authority over the Lucky Star casino operations.  The state regulatory role is secondary to that of the Tribes’ Gaming Commission, and we anticipate that it will consist mostly of monitoring our financial reporting and the work of the Gaming Commission.

Gaming Regulation in Colorado

The Colorado Division of Gaming has broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”).  The Division may inspect without notice, impound or remove any gaming device.  The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees.  The Division of Gaming may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

Colorado issues five types of gaming and gaming-related licenses.  These licenses are revocable and non-transferable.  All persons employed at our Colorado casinos, and involved in gaming operations must obtain a Colorado gaming license.  All licenses must be renewed annually, except those for key and support employees, which must be renewed every two years.  Failure to maintain any of the licenses or approvals required to operate any of our Colorado casinos would have a material adverse effect on our operations.

As a general rule, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado.  In addition, Colorado Regulations restrict the ability of any person with a substantial interest in a manufacturer or distributor of slot machines to also hold a substantial interest in a casino operator.  The Division of Gaming has ruled that a person does not have a “substantial interest” if that person’s sole ownership interest in a licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in Southwest may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints.  This information, investigation and licensing as an “associated person” will be required automatically of all persons (other than certain institutional investors) that directly or indirectly own beneficially 10 percent or more of our outstanding voting securities.  Persons that own more than 10 percent of our outstanding securities must report their interest within 10 days and file appropriate applications within 45 days after acquiring that interest.  Persons who directly or indirectly own beneficially 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in our voting securities, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable.  All licensing and investigation fees will have to be paid by the person in question.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

The Division of Gaming interprets the Colorado Regulations to permit investigations of persons or entities providing financing to or acquiring securities from us or our Colorado casinos.  While the Colorado Regulations do not require prior approval for credit facilities or debt securities, the Division reserves the right to approve, require changes to or require the termination of any financing.  In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities.  Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate.  Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of specified crimes; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses.

If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in our company, one or more of our Colorado casinos may be sanctioned, which may include the loss of our approvals and licenses.

In addition, the Colorado Regulations prohibit us from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), paying any unsuitable person any remuneration for services, or recognizing the exercise of any voting rights by any unsuitable person.  Further, under the Colorado Regulations, we may repurchase voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and can cause us to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

The sale, lease, purchase and conveyance or acquisition of a controlling interest in a Colorado casino is subject to the approval of the Colorado Commission.  Under some circumstances, we may not sell any interest in our Colorado gaming operations without the prior approval of the Colorado Commission.

We are required to provide information and file periodic reports with the Colorado Division identifying those who have a 5% or greater ownership, financial or equity interest in us, or who have the ability to control us or exercise significant influence over us, or who loan money or other things of value to us, or who have the right to share in our limited gaming revenues, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act.  Any person licensed by the Division of Gaming and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

We were fined a total of $55,000 in June 2004 for failure to comply with Colorado gaming regulations related to maintenance and review of statistical information regarding slot machine performance and have entered into an agreement with the Colorado Division of Gaming under which we agreed to bring our practices into compliance.  Failure to do so could lead to suspension or revocation of our license.  For more information, see the risk factor regarding risks we face in connection with obtaining, maintaining and renewing our gaming licenses under the heading “Risk Factors” on page 2.

Regulation of Horse Racing and Card Clubs in Minnesota

In December 2003, North Metro Harness Initiative, LLC and Southwest Casino and Hotel Corp. filed applications for Class A and Class B licenses, respectively, to develop and operate a harness racing track and card club in Anoka County, Minnesota.  The Class B license application was subsequently amended and, on January 19, 2005, the Minnesota Racing Commission voted to grant Class A and Class B licenses to North Metro.  The Class A License is effective until revoked or suspended by the Racing Commission, or relinquished by the licensee.  The Class B License is renewable each year by the Racing Commission after a public hearing (if required by the Racing Commission).

Minnesota established the Minnesota Racing Commission to regulate horse racing and card playing in the state under its pari-mutuel horse racing statute.  North Metro and Southwest, as a 50 percent owner of North Metro, have been subject to the horse racing statute and rules and regulations promulgated under it (the “Racing Act”) since we filed the Class A and Class B license application.  Our horse racing operations will also be subject to the federal Interstate Horse Racing Act of 1978.

The Racing Commission has broad authority to enforce the Racing Act and regulate substantially all aspects of horse racing in Minnesota.  The Racing Commission granted and will oversee North Metro’s ownership and operating licenses, will: license all employees of North Metro’s racetrack as well as jockeys, trainers, veterinarians and other participants; regulate the transfer of ownership interests in licenses; allocate live race days and simulcast-only race days; approve race programs; regulate the conduct of races; set specifications for the racing ovals, animal facilities, employee quarters and public areas of North Metro’s racetrack; and regulate the types of wagers on horse races and approve significant contractual arrangements with North Metro, including management agreements, simulcast arrangements, totalizator contracts and concessionaire agreements.  Decisions by the Racing Commission in regard to any one or more of these matters could adversely affect the Company’s operations.

The Racing Act requires prior approval by the Racing Commission of all officers, directors, 5% shareholders, or other persons having a present or future direct or indirect financial or management interest in any person applying for a Class A and Class B license, and if a change of ownership of more than 5% of the licensee’s shares is made after an application is filed or the license issued, the applicant or licensee must notify the Racing Commission of the changes within five days of this occurrence and provide the information required by the Racing Act.

North Metro submitted a card club plan of operation for approval by the Racing Commission in connection with North Metro’s Class B license.  The card club plan has been submitted to the Racing Commission; however under current law North Metro will not receive formal approval of the plan until 50 days of live racing have been completed.  Once the card club plan of operation is approved, the Racing Commission will regulate the playing of “unbanked” or “player pool” card games at North Metro’s card club, as well as harness racing.  North Metro must reimburse the Racing Commission for its actual costs, including personnel costs, of regulating the card club.  North Metro must have the Class B license and card club authorization renewed annually by the Racing Commission after a public hearing (if required by the Racing Commission).

Securities Law Regulation

We are also subject to certain aspects of the Sarbanes-Oxley Act of 2002.  This Act requires creation of a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires us to take steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures we make; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of our auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Costs and Effects of Compliance with Environmental Laws

Gold Rush I, LLC, a wholly owned subsidiary of Southwest, leases real property in Cripple Creek, Colorado, a portion of which included a gas station and convenience store.  The gas station and related storage tanks were removed in October 1998, before Gold Rush I leased the property.  We participate in a Corrective Action Plan approved by the Colorado Department of Labor and Employment, Division of Oil and Public Safety related to groundwater monitoring and remediation at the site.  We have spent approximately $166,000 monitoring and remediating this site since we leased it in March 1999 and estimate the total cost of remediation at approximately $200,000.  We have applied for reimbursement of some or all of these expenses from the Colorado Petroleum Storage Tank Fund and have received a total of $98,611 in reimbursement to date.  We have additional requests for reimbursement pending and will continue to request reimbursement of any additional expenses incurred in connection with monitoring and remediation.  We typically receive reimbursement of about two-thirds of our expenses incurred from the Petroleum Tank Storage Fund, but are uncertain whether we will continue to receive some or all of that reimbursement.

Number of Employees

We currently employ approximately 150 full and part-time employees and we manage approximately an additional 519 full and 24 part-time employees of the Cheyenne and Arapaho Tribes of Oklahoma under our management agreement with the Tribes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following is a discussion and analysis of the financial position and operating results of Southwest Casino Corporation (referred to in this discussion, together with its consolidated subsidiaries where appropriate, as “Southwest Casino”, the “Company”, “we”, “our” and “us”) for the years ended December 31, 2006 and 2005.

Summary of Consolidated Operating Results:

For the year ended December 31, 2006, Southwest had net income of $1,157,211 on revenues of $21,474,908 as compared to net income of $566,350 on revenues of $20,713,018 for the year ended December 31, 2005.  This amounts to earnings during 2006 of $0.06 per outstanding share on both a basic and fully-diluted basis as compared to earnings of $0.03 per outstanding share in 2005 on both a basic and fully-diluted basis, an improvement of $0.03 per share.  Income from operations for 2006 was $3,219,263 compared to $1,664,938 for 2005, an increase of 93%.

Overview:

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Currently, we operate three casinos in Cripple Creek, Colorado — Gold Rush Hotel and Casino, Gold Digger’s and Uncle Sam’s.  We also manage two Native American gaming operations in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma, Lucky Star - Concho and Lucky Star - Clinton.  Lucky Star - Concho is located on U.S. Highway 81, just north of the Oklahoma community of El Reno.  Lucky Star - Clinton is located 60 miles west of Lucky Star - Concho in the community of Clinton, Oklahoma on Old Route 66 near Interstate I-40.

We continually evaluate other management, consulting, development and acquisition opportunities related to gaming that have the potential to generate new revenue streams for us.  New opportunities for which we have an agreement or have received the appropriate licenses include:

  In January 2005, the Minnesota Racing Commission voted to grant class A and B licenses to own and operate a harness racetrack and card room to North Metro Harness Initiative, LLC, (“North Metro”) in which we own a 50% membership interest.  These licenses permit North Metro to develop and run a harness racetrack and a 50-table card room in the City of Columbus, Anoka County, Minnesota.  Lawsuits against the Minnesota Racing Commission (“MRC”) challenging the validity of those licenses concluded in favor of MRC and North Metro during July 2006. On April 20, 2007 North Metro entered into a Credit Agreement with Black Diamond Commercial Finance, L.L.C., as agent and lender, to borrow $41.7 million to construct, equip and open its harness racetrack and card club facility.
  On March 24, 2006 we entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians in north central Oklahoma.  Under this agreement, we will manage the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility.  The Management Agreement has a five-year term beginning on the date Southwest assumes management of the facility.  We have submitted the agreement to the National Indian Gaming Commission (“NIGC”) for approval.  The agreement is not effective, and we cannot provide any services or receive any compensation under the agreement until we receive that approval.  At this time we can not predict how long the NIGC will take to complete its ongoing background investigation of Southwest, the total costs related to the NIGC’s background investigation and approval process that Southwest will be required to pay, if or when the Tribe will respond to the NIGC’s outstanding comments on the management agreement and if or when the NIGC will approve the management agreement.

Operating segments:

Our executive officers review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment.  In order to provide more detail in a more understandable manner than would be possible on a consolidated basis, and to facilitate discussion of operating revenue, we have grouped our properties as follows:

Casino Management:	Casino Operations:
Lucky Star – Concho Lucky Star – Clinton	Gold Rush/ Gold Digger’s Casinos Uncle Sam’s Casino

Casino Management:

Southwest Casino and Hotel Corp. manages two casinos for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995.  This Agreement has been extended twice and currently expires on May 19, 2007.

The Tribal Council of the Cheyenne and Arapaho Tribes of Oklahoma includes all enrolled members of the Tribes. On February 24, 2007, at a convened meeting of the Tribal Council, the Tribal Council voted to approve the terms of an extension and expansion of the gaming management relationship between the Tribes and Southwest.  The 183 members of the Tribes who attended the Tribal Council meeting voted to adopt resolutions approving proposed terms for, and authorizing an attorney for the Tribes to review the final terms of, gaming management agreements under which Southwest will continue to manage the Tribes’ existing Lucky Star casinos in Concho and Clinton, Oklahoma, expand the Concho and Clinton facilities to provide more gaming space and greater amenities, assume the management of and expand the Tribes’ existing Feather Warrior casinos in Watonga and Canton Lake, Oklahoma, and develop and manage new gaming facilities on tribal land in four other Oklahoma cities.  In addition to its expanded management responsibility, Southwest will pay for construction of a proposed $4.5 million Indian Health Service clinic building out of the management fees it receives under the new agreements. The Tribal Council’s resolutions require the agreements to be presented to the Tribal Council at a meeting scheduled for March 31, 2007 for final approval.

Under the terms of the resolutions adopted by the Tribal Council, the management agreements will run for five years beginning on the first day that Southwest begins management of the facilities under the new agreements.

The validity of the February 24, 2007 Tribal Council meeting has been challenged in the Cheyenne and Arapaho tribal court. The judge recently ruled that the meeting would be considered valid until a formal hearing on the issue could be held, likely in early May.

Under the Tribes’ Constitution adopted in 2006, gaming management agreements must be approved by the Governor of the Tribes and the Tribal Legislature, as well as the Tribal Council. The resolutions adopted by the Tribal Council direct the Governor of the Tribes to enter into the gaming management agreements on behalf of the Tribes within five days of final approval by the Tribal Council and direct the tribal Legislature to ratify the agreements no later than five days after the Governor signs it or, if the Governor does not sign, no later than 10 days after final approval by the Tribal Council.  The Governor has disputed the authority of the Tribal Council and the tribal legislature to cause him to take any action on a gaming management agreement or enter into a gaming management agreement without his approval.  The Governor has informed us that he will not review or negotiate the terms of the agreements prepared in response to the Tribal Council’s February 24th resolutions.

In general, gaming management agreements between Native American tribes and management contractors must also be approved by the Chairman of the National Indian Gaming Commission (NIGC) before becoming effective.

Although we have received Tribal Council approval as discussed above, several additional approvals are required to continue our management relationship with the Cheyenne and Arapaho Tribes beyond May 19, 2007 and we remain uncertain whether we will be able to do so.

Lucky Star - Concho

We earned management fees of $3,501,795 and $3,187,836 from Lucky Star - Concho during the year ended December 31, 2006 and 2005, respectively, an increase of 9.0%.   The increase in management fees for the year ended December 31, 2006 as compared to the same period in the prior year is the direct result of the Tribes signing a gaming compact with the state of Oklahoma in April 2005 and the subsequent addition and effective management of the new gaming opportunities permitted under that compact.  The compact allowed Lucky Star – Concho to offer its patrons card games including poker, as well as certain Class III electronic games permitted under the compact, all of which have resulted in a significant increase in revenue.  The increases as a result of the compact were partially offset by greater competition, which negatively impacted the second half of 2006, from other tribal gaming operations closer to Oklahoma City and from Remington Park, a racetrack in Oklahoma City that began offering electronic gaming near the end of 2005, and increases in fuel costs that reduced patrons’ discretionary spending.

Lucky Star - Clinton

We earned management fees of $2,363,885 and $1,723,269 from Lucky Star - Clinton during the year ended December 31, 2006 and 2005, respectively, an increase of 37.2%.   The increase in management fees is the result of an improved mix of games on the floor, including the introduction of slim line cabinets that allowed us to put more gaming machines in the same amount of space, and the successful renegotiation of machine vendor fees on a number of our more popular electronic games.  In early November 2006, we received a Class ‘B’ license under which Lucky Star - Clinton will also offer Class III games permitted under the gaming compact with the State of Oklahoma.  Even though Lucky Star – Clinton is at capacity in terms of how many gaming machines and customers the facility can accommodate, especially on weekends, we continue to anticipate increases in revenues during 2007 as a result of providing these additional gaming opportunities.

Other Matters

On March 4, 2006, the Tribes rescinded their prior approval of an amendment to the Gaming Management Agreement under which we were to assist them in developing an additional gaming facility at Canton Lakes, Oklahoma.  This amendment had been submitted to the NIGC for approval in September 2003, but that approval had not been received.   The management of Canton Lakes is part of the management agreement currently being approved by the Cheyenne and Arapaho Tribes discussed above.

Casino operations:

Gold Rush/Gold Digger’s Casino Results

	For the Year Ended December 31,	For the Year Ended December 31,	Percentage Increase
	2006	2005	(Decrease)
Casino revenues	$13,930,824	$14,029,918	(0.7%)
Total revenues	14,640,824	14,811,603	(1.2%)
EBITDA(1)	3,145,945	3,096,275	1.6%

Operating margin	21.5%	20.9%

(1)   EBITDA is not a measurement of financial performance under GAAP.  Please see the discussion of our management’s use of EBITDA and the limitations of EBITDA as a performance measure under “Non-GAAP Financial Measures” on page 44.

Year Ended December 31, 2006 versus December 31, 2005:

Gold Rush/Gold Digger’s gaming revenues and total revenues were slightly lower than the prior year.  We attribute flat to slightly reduced gaming and total revenues at these casinos to increased competition from a nearby competitor who expanded their gaming floor and increased their slot capacity by more than 80 machines.  We expect this situation to stabilize in 2007, but anticipate further expansion in the market in future years.  For the year, EBITDA is slightly higher with an increase in the operating margin due to continued monitoring and containment of expenses.  We expect the first quarter of 2007 to be slightly down from the first quarter of 2006 as snowstorms and bad weather in January 2007 reduced customer traffic in Cripple Creek.

Uncle Sam’s Casino Results:

	For the Year Ended December 31,	For the Year Ended December 31,	Percentage Increase
	2006	2005	(Decrease)
Casino revenues	$913,783	$952,067	(4.0%)
Total revenues	940,562	955,497	(1.6%)
EBITDA(1)	(467,462)	(643,016)	27.3%
Operating margin	(49.7%)	(67.3%)

(1)   EBITDA is not a measurement of financial performance under GAAP.  Please see the discussion of our management’s use of EBITDA and the limitations of EBITDA as a performance measure under “Non-GAAP Financial Measures” on page 44.

Year Ended December 31, 2006 versus December 31, 2005:

Uncle Sam’s casino revenues and total revenues were 4.0% and 1.6% lower during 2006 than 2005 as a result of increased competition from a nearby competitor who expanded their gaming floor and increased their slot capacity by more than 80 machines.  We offset some of the reduced casino revenues and total revenues by opening, late in the second quarter of 2006, a new bar named “Altitude Night Club & Bar”.  We improved EBITDA by $175,554 over the prior year as a result of closing the poker room in 2006 and continuing to monitor and contain costs.  We expect the first quarter of 2007 to be slightly down in comparison with the first quarter of 2006 snow storms and bad weather in January 2007 reduced customer traffic.  If we are successful in acquiring the Double Eagle casino we will be required to close Uncle Sam’s because Colorado Gaming Regulations allow casino operators to hold only three licenses in the State of Colorado.

Project Development costs for the years ended December 31, 2006 and 2005 were $290,623 and $736,739, respectively.  Project development costs for year ended December 31, 2005 included a $249,778 write off of an option to acquire the Gold Rush/Gold Digger’s real estate, which expired unexercised on February 28, 2005.  In addition, for the year ended December 31, 2005, the Company consolidated the results of operations of North Metro until October 20, 2005, recording development expenses of $407,382 net of minority interest in the loss from consolidated subsidiary of approximately $204,000.  North Metro is no longer consolidated in our financial statements.  See Note 5 to our consolidated financial statements.

During the year ended December 31, 2006, we continued to pursue other gaming opportunities.  During December 2006 we entered into an agreement to acquire the operations of the Double Eagle casino in Cripple Creek, Colorado, which was later terminated.

In March 2006 we signed a five-year management contract with the Otoe-Missouria Tribe of Oklahoma.  We have submitted the agreement to the National Indian Gaming Commission for approval.  We cannot begin to perform work under this contract until it is approved.  Currently, the NIGC is performing a background investigation of the Company, its executive officers, directors and shareholders as part of its contract approval process.  In addition, the NIGC has reviewed the agreement and provided comments on it to Southwest and the Tribe on two occasions.  The Tribe has not responded to the second set of comments.  At this time, the Company cannot predict how long the background investigation may take to complete, the total costs related to the background investigation and approval process to be paid by the Company, if or when the Tribe will respond to the NIGC comments, and if or when NIGC might approve the management agreement.

In February 2006, we formed a new subsidiary to pursue opportunities in the charitable gaming market, Southwest Charitable Enterprises, LLC.  For the year ended December 31, 2006, this entity incurred approximately $105,000 in expenses, which are included in project development costs. In connection with entering into an agreement to acquire the Double Eagle we changed the name of Southwest Charitable Enterprises, LLC to Southwest Eagle, LLC, which will acquire and be the operating entity for that facility if we complete that transaction.

Corporate expenses were $2,774,022 and $2,480,942 during the year ended December 31, 2006 and 2005, respectively, an increase of $293,080.  The increase in corporate expenses during the year ended December 31, 2006 over the comparable period in 2005 is primarily due to increased board fees and salaries of approximately $296,000.

Interest Expense was $1,204,296 and $934,417 for the year ended December 31, 2006 and 2005, respectively.  Interest expense increased $269,879 during the year ended December 31, 2006 compared to the prior year primarily as a result of interest incurred in connection with the $2,500,000 loan we secured in October 2005 to meet our obligations to fund capital contributions to North Metro Harness Initiative, LLC.

Minority interest in loss of consolidated subsidiary and loss of unconsolidated subsidiary, net of tax benefit represents our partner’s share of the losses during the year ended December 31, 2005 and our share of the losses during the year ended December 31, 2006.  During a portion of the year ended December 31, 2005 until October 20, 2005 the results of North Metro were consolidated with our financial statements.  After October 20, 2005 North Metro became an unconsolidated subsidiary.  See Note 5 to our consolidated financial statements for our evaluation of the financial reporting for our 50% interest in North Metro.

Effective tax rate for the year ended December 31, 2006 and 2005 was 33.4% and approximately 34%, respectively.  At December 31, 2003, the Company established a deferred tax asset relating to net operating losses.  Management evaluated all evidence and determined that a portion of the deferred tax assets relating to net operating losses would be utilized in 2006 based upon forecasted income for the Company in 2006.  As such we continued to record a deferred tax asset in the amount of $573,000 at December 31, 2005, which was net of a $1,896,000 valuation allowance.  During the year ended December 31, 2006, the Company recorded a tax provision and utilized the deferred tax asset established in prior years and remaining at December 31, 2005.  Management evaluated the remaining valuation allowance against the deferred tax assets at December 31, 2006 and did not reverse the valuation allowance due to the uncertainty of continuing the management relationship with the Cheyenne and Arapaho Tribes past May 2007.  As of December 31, 2006, the Company’s deferred tax asset is zero.  We recorded a tax provision for income generated during 2005.

Liquidity and Capital Resources:

We generate cash flow from our Oklahoma management activities and casino operations in Colorado.  We use the cash flows generated to pay off debt in accordance with our agreements, fund reinvestment in existing properties for both refurbishment and replacement of assets, and to pursue additional growth opportunities.  To balance our cash requirements we supplement the cash flows generated by our operations with funds provided by financing activities.

Subsequent to December 31, 2006, our subsidiary North Metro entered into a commitment letter with a lender to provide a $41.7 million financing facility to build and construct the harness track and card room in Anoka County, Minnesota.  The commitment letter requires both members of North Metro to provide additional equity of approximately $4.7 million to be split equally by MTR and Southwest prior to closing the financing facility.  As such, we will be required to contribute $2.35 million prior to closing the financing facility, expected to occur in March 2007.  The financing facility will be made to North Metro and collateralized by the assets of North Metro and will be non-recourse to Southwest and MTR as members of North Metro, (See Note 5 to the Consolidated Financial Statements included in this prospectus.

Subsequent to December 31, 2006, we redeemed 357,000 shares of the Company’s common stock for $321,300 in accordance with Article XI of the Company’s Articles of Incorporation.  The redemption price has been paid into an escrow account pending receipt of the stock certificates represented the redeemed shares for cancellation.  (See Note 22 to the Consolidated Financial Statements included in this prospectus.

On January 24, 2007 and February 23, 2007 we entered into a Securities Purchase Agreement (“SPA”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, under which we sold approximately 7.4 million unregistered shares of our common stock and warrants to purchase an aggregate of approximately 3.0 million shares of its common stock in a private placement.  The purchase price for one share of our common stock with a warrant to purchase 0.4 shares of common stock was $0.55. The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.   The investors received certain registration rights as defined in the agreement.

The private placement resulted in net proceeds to Southwest of approximately $4.0 million, after the deduction of estimated offering expenses.

The following officers and directors of Southwest participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director.  Other than with respect to the Securities Purchase Agreement, there are no material relationships between Southwest, on the one hand, and any of the other investors in the private placement, on the other hand.  (See Note 24 to the Consolidated Financial Statements included in this prospectus.

As a result of entering into an asset purchase agreement to acquire the operations of the Double Eagle casino located in Cripple Creek, Colorado we will need to raise debt financing.  We have entered into a term sheet (amended March 20, 2007) and received a confirmation of credit approval for debt financing of this acquisition.  Under the amended Term Sheet, the lender will provide a senior credit facility in the amount of $20 million, which consists of an $18 million Term Loan A and $2 million Term Loan B.  Term Loan B will fund if and when our existing gaming management relationship with the Cheyenne and Arapaho Tribes of Oklahoma is renewed or extended on terms reasonably satisfactory to the lender.  See further discussion above in the “Overview” section and Note 24 to the Consolidated Financial Statements included in this prospectus.

We believe our cash flows from operations along with the proceeds received in connection with our SPA will be sufficient to meet our normal operating and debt repayment requirements during the next twelve months as well as funding our equity requirement to North Metro and redemption of securities as discussed above.  If we are unsuccessful in continuing our management relationship with the Cheyenne and Arapaho Tribes past May 2007, we will likely have to raise additional capital through debt or equity financing for periods after the next 12 months.

We continue to review additional opportunities to acquire or invest in companies, properties and other investments that meet our strategic and return on investment criteria. If we complete a material acquisition or investment, our operating results and financial condition could change significantly in future periods.  In addition, any new opportunity would in all likelihood require new equity or debt financing.

Net cash provided by operating activities during the year ended December 31, 2006 and 2005 was $4,610,466 and $2,172,172, respectively.  The increase of $2,438,294 is primarily due to an increase in management fees of $954,575, decreased management fee receivable of $411,288 (due to a payment received in late December 2006 relating to the December management fee earned from the Cheyenne and Arapaho management contract which in the prior year was not received until January of the following year), decreased payments of accounts payable and accrued liabilities of $696,424, and a decrease in project development costs of $196,338, net of the write-off of an option to purchase the real estate at Gold Rush, which expired unexercised in February 2005, of $249,778.

Net cash used in investing activities for year ended December 31, 2006 and 2005 was $1,427,981 and $4,056,164, respectively.  The decrease of $2,628,183 in use of cash between the periods was due primarily to a decrease in our cash required to fund the development of North Metro by approximately $2.0 million, reduced payments for the purchase of property and equipment of approximately $180,000 and payments to related parties (from a prior project which was terminated in 2004 but the note to the partner in the project was not paid in full until 2005) made in 2005 of approximately $458,000 which were not made in the current year.

Net cash used in financing activities for the year ended December 31, 2006 was $2,846,370 compared to net cash provided by financing activities for the year ended December 31, 2005 of $2,328,581.  During the year ended December 31, 2006 we made payments of $2,675,826 on long-term borrowings.  During the year ended December 31, 2005 we made payments on long-term borrowings and notes payable of $1,287,828, which were offset by proceeds from a term loan entered into in October 2005 for $2.5 million and funding of $1,167,408 from our minority partner in NMHI (at that time, North Metro was a consolidated subsidiary of Southwest and those contributions were reported as cash provided by financing activities).  The increase in payments on long-term obligations during 2006 is primarily related to our $2.5 million term note entered into in October 2005.   For the year ended December 31, 2006, we made principal payments of $1,755,951 relating to the term note.  During 2006, we paid $110,000 to three officers related to unpaid compensation from prior periods.  During 2006, we also made payments related to financing costs of $72,544.

Line of Credit.   On October 20, 2005, we established a $450,000 line of credit with Crown Bank of Minneapolis, Minnesota that replaced a $450,000 line of credit with Associated Bank of Minneapolis.  The line of credit is due April 30, 2007 with a variable interest rate at one percent above prime but not less than 7.5% (9.25% at December 31, 2006).  As of December 31, 2006, the outstanding balance was $446,292.  Our three principal officers have guaranteed up to $300,000 of this line of credit.

Term Note.  On October 20, 2005, the Company entered into a term loan to borrow $2.5 million. The loan is due April 30, 2007 with a variable interest rate at one percent above prime but not less than 7.5% (9.25% at September 30, 2006). The repayment period will extend to May 31, 2008, if the Company achieves certain business goals. Twelve shareholders of the Company, including our three principal officers and a member of our board of directors, guarantee the loan. The term note provided for interest only until April 1, 2006 at which time we began making principal payments of $208,333 per month plus interest.

The Company entered into an amendment of its term loan with Crown Bank in October 2006.  The agreement has been amended to allow the Company repay the remaining principal in seven equal payments through April 30, 2007 as opposed to the original agreement under which the Company would have been required to repay the remaining principal in five equal principal payments through March 1, 2007.  Monthly principal payments are $148,810 as compared to the original payments of $208,333.

Equipment Loan.  On December 23, 2005, the Company negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our three casinos in Cripple Creek, Colorado. The loan is for a term of 48 months with interest equal to the prime rate, which is 8.25% as of December 31, 2006.   The outstanding balance as of December 31, 2006 was $354,833.

Effects of Current Economic and Political Conditions:

Competitive Pressures:

Many casino operators are either entering or expanding in our markets — Colorado and Oklahoma — thereby increasing competition. As companies have completed new or expanded projects, supply has sometimes grown at a faster pace than demand, and competition has increased significantly. Furthermore, several operators, including Southwest, have plans for additional developments or expansions in our markets.

Although, the short-term effect on Southwest of these competitive developments generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets. We believe that the geographic diversity of our operations, our service training, our rewards and customer loyalty programs, and our continuing efforts to improve our facilities will insure continued customer loyalty and will enable us to face the competitive challenges present within our industry.

Political Uncertainties:

The casino entertainment industry is subject to political and regulatory uncertainty.  From time to time, individual jurisdictions have considered legislation or referendums that could adversely impact our operations.  The likelihood or outcome of similar legislation and referendums in the future is difficult to predict.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate.  From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of tax laws, that would affect the industry.  It is not possible to determine with certainty the scope or likelihood of possible future changes in tax laws or in the administration of tax laws.  If adopted, changes in tax law could have a material adverse effect on our financial results.

Significant Accounting Policies and Estimates:

We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States.  Certain of our accounting policies, including, but not limited to, the estimated lives assigned to our assets, the determination of bad debt, asset impairment, and income taxes, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty.  Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.  We cannot assure you that our actual results will not differ from our estimates.  For a discussion of our significant accounting policies and estimates, please refer to our Notes to Consolidated Financial Statements presented in our 2006 Financial Statements.

Share-Based Compensation Expense:

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires us to measure and recognize compensation expense for all share-based payment awards made to employees and directors, including employee and director stock options and employee and director stock purchases, based on estimated fair values. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We apply certain provisions of SAB 107 in our adoption of SFAS 123(R).

SFAS 123(R) requires us to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that we ultimately expect to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. SFAS 123(R) supersedes our previous accounting under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As permitted by SFAS 123, we measured compensation cost for options granted before January 1, 2006, in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, no accounting recognition was given to stock options granted at fair market value until they were exercised. Upon exercise, net proceeds, including tax benefits realized, were credited to equity.

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Share-based compensation expense recognized in our consolidated statement of operations for the year ended December 31, 2006 was $166,703 and included both compensation expense for share-based payment awards granted before, but not vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted after January 1, 2006. There was no share-based compensation expense related to employee and director stock options and employee and director stock purchases recognized during the year ended December 31, 2005.

Upon adoption of SFAS 123(R), we continue to use the Black-Scholes option pricing method that we had used to establish fair value of options granted before January 1, 2006. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility and actual and projected employee stock option exercise behaviors. Any changes in these assumptions may materially affect the estimated fair value of the share-based award.

In November 2005, the FASB issued FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (“FSP 123R-3”). FSP 123R-3 provides a simplified alternative method to calculate the beginning pool of excess tax benefits against which excess future deferred tax assets (that result when the compensation cost recognized for an award exceeds the ultimate tax deduction) could be written off under Statement 123R. The guidance in FSP 123R-3 was effective on November 10, 2005. No tax benefit has been recorded on the share-based compensation for the year ended December 31, 2006.

New Accounting Pronouncements:

The Financial Accounting Standards Board (“FASB”) released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value.  SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for our fiscal-2007 year.  We do not believe the adoption of SFAS No. 156 will have a material impact on our consolidated financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements.  We are currently evaluating the potential impact of this statement.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (Interpretation No. 48). Interpretation No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, "Accounting for Income Taxes." Pursuant to Interpretation No. 48, the Company will be required to recognize in its financial statements the largest tax benefit of a tax position that is "more-likely-than-not" to be sustained on audit, based solely on the technical merits of the position as of the reporting date. Only tax positions that meet the "more-likely-than-not" threshold at that date may be recognized. The term "more-likely-than-not" means a likelihood of more than 50 percent. Interpretation No. 48 also provides guidance on new disclosure requirements, reporting and accrual of interest and penalties, accounting in interim periods and transition. The cumulative effect of initially applying Interpretation No. 48 will be recognized as a change in accounting principle as of the date of adoption. We have begun to evaluate the impact of applying this interpretation as of January 1, 2007, the effective date of the interpretation for us.  We do not expect Interpretation No. 48 to have a material impact on our financial position, results of operation or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) 108, which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. The bulletin was effective at fiscal year end 2006. The implementation of this bulletin had no impact on our consolidated results of operations, cash flows or financial position.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.  We are evaluating the impact of this statement.

Non-GAAP Financial Measures:

Our executive officers consider “EBITDA” (earnings before interest, taxes, depreciation and amortization) a useful tool for measuring the operating performance of Southwest.  EBITDA is also a widely used measure of operating performance in the gaming industry and a principal basis for valuation of gaming companies.  We use EBITDA to establish budgets, analyze results as compared to our budgets, and as a basis for incentive compensation for some personnel.  However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income, cash flows from operating activities, or other performance measures derived in accordance with accounting principles generally accepted in the United States as indicators of our operating performance or as measures of our liquidity.  Southwest has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments that are not reflected in our EBITDA calculations.  Our management uses EBITDA, and we present it in this discussion and analysis, only as a supplement to measures prepared in accordance with accounting principles generally accepted in the United States.  Please be aware that other companies in our industry may calculate EBITDA differently than we do, which limits its usefulness as a comparative measure.

Description of Property:

We own, lease or manage the following real property:

Gold Rush I, LLC, a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Casino with 321 slot machines, four table games, a bar/restaurant and 13 hotel rooms, and the Gold Digger’s Casino with 86 slot machines and a bar.  These properties are physically connected, but operate under separate Colorado gaming licenses.  We lease the casino buildings, another building that houses our marketing and accounting offices, the Gold Rush Palladium site, two additional storefronts and related parking lots under a 20-year lease from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation that expires in June 2019.  Gold Rush I pays base rent in the amount of $40,000 per month for this property, plus an additional payment based on the combined net income of the Gold Rush and Gold Digger’s casinos.  Through 2006, we have not been required to make any additional payments based on combined net income.  In addition, Gold Rush I assumed obligations to make numerous payments to third parties for outstanding accounts payable and debt obligations related to acquisition and operation of the Gold Rush and Gold Digger’s before we entered into this lease.  These additional payments are capped at $125,000 per month. If the payments exceed that amount, the excess amount is deducted from the base rent due.  In 2006, these assumed obligations averaged approximately $94,000 per month.  Gold Rush I also held an option to purchase this real estate that expired on February 28, 2005.

Southwest Casino and Hotel Corp., a wholly owned subsidiary of Southwest, operates Uncle Sam’s Casino, which operates 65 slot machines and a bar.  The building is leased under a 5-year lease from Lois Woods that was extended for an additional five years during 2004 and expires in April 2009.  Southwest pays rent in the amount of $14,000 per month for this facility.

Southwest Entertainment, Inc., a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Palladium, an outdoor music amphitheatre with 1,200 seats.  The Palladium is located behind the Gold Rush and Gold Digger’s casinos on a portion of the property leased by Gold Rush I, LLC from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation under the lease described above that expires in June 2019.  Southwest Entertainment hosts music events at the Palladium intended to increase traffic at the Gold Rush and Gold Digger’s casinos.  Under the sublease between Southwest Entertainment and Gold Rush I for this site, Southwest Entertainment is required to pay rent of $1,000 per month.

In addition to the Gold Rush and Gold Digger’s casinos, the lease with Mark and Annesse Brockley, Cripple Creek Development and Blue Building Corporation includes two additional storefronts that we sublease to a third party.  The monthly rent we receive for these properties is $1,000.

North Metro Harness Initiative, LLC, in which Southwest Casino and Hotel Corp. owns a 50 percent membership interest, purchased approximately 180 acres of real property in Columbus Township, Anoka County, Minnesota during October 2005. North Metro intends to build a harness racetrack and card room on this site.  North Metro also acquired a separate 24-acre parcel in the city of Hugo in Washington County, Minnesota that will be used for wetland mitigation required in connection with the development of the harness racetrack and card room.  North Metro owns all of these properties and there are no material liens or encumbrances against them.  We estimate the total cost of this development to be approximately $62 million.  As of Decmber 31, 2006, the members of North Metro have provided approximately $16.1 million of that amount.  The members of North Metro will also contribute an additional amount of approximately $4.7 million with the remaider to be borrowed.  (See Note 5 to the Consolidated Financial Statements included herewith.)

Lucky Star–Concho and Lucky Star–Clinton are enterprises of the Cheyenne and Arapaho Tribes of Oklahoma. Southwest Casino and Hotel Corp. manages these facilities under a NIGC-approved management agreement that terminates in May 2007.  As of December 31, 2006, Lucky Star–Concho operated more than 900 gaming machines, both Class II machines as defined by the NIGC and Class III machines permitted under the compact between the Tribes and the State of Oklahoma, a restaurant and bar, 24 card games, including 13 tables of blackjack and 11 poker tables.  Lucky Star–Clinton offers more than 370 gaming machines, and a delicatessen.  In January 2005, the Cheyenne and Arapaho Tribes entered into a gaming compact with the State of Oklahoma that permits the Tribes to offer certain types of Class III gaming machines and specified card games.  In April 2005, the tribal gaming commission authorized us to offer these machines and games in Lucky Star–Concho casino that we manage for the Tribes.  We also received tribal gaming commission authorization to other Class III gaming machines at the Lucky Star–Clinton Casino in November 2006.  In December 2006 we placed 34 Class III gaming machines in Lucky Star–Clinton.

Southwest Casino Corporation leases 4,780 square feet of office space at 2001 Killebrew Drive, Suite 350 in Minneapolis, Minnesota with a base rent of $9,750 per month plus certain operating costs for its corporate offices under a five-year lease that expires in December 2009.

Southwest does not own any interest in real property solely for investment purposes.  Southwest does not invest in real estate mortgages or in the securities of persons primarily engaged in real estate activities.

Our management considers our leased properties suitable and adequate for our current operations.  In the opinion of our management, all of these properties are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January and February 2007, Southwest Casino Corporation completed a private placement of units consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock at a price of $0.55 per unit.  The exercise price of the warrants is $0.61 per share.  James Druck, a Director and our CEO, David Abramson, a director, Gus Chafoulias, a director, Thomas Fox, our President, and Jeffrey Halpern, our Vice President of Government Affairs, each participated in this offering on the same terms as all other participants.  Mr. Druck purchased 68,000 shares and received a warrant to acquire an additional 27,200 shares.  Mr. Abramson purchased 30,000 shares and received a warrant to acquire an additional 12,000 shares.  Mr. Chafoulias purchased 181,819 shares and received a warrant to acquire an additional 72,728 shares.  Three entities in which Mr. Fox has an ownership interest purchased 700,002 shares and received warrants to acquire an additional 280,002 shares.  Mr. Halpern purchased 68,200 shares and received a warrant to acquire an additional 27,280 shares.

On October 20, 2005, Southwest granted warrants to purchase 50,000 shares of common stock at a price of $0.58 per share to each of James Druck, Tom Fox and Jeff Halpern and a warrant to purchase 150,000 shares of common stock at a price of $0.50 issued to Gus Chafoulias before he joined our Board of Directors.  Southwest granted these warrants in consideration of the agreements of each of Messrs. Druck, Fox and Halpern to guarantee personally up to $100,000 and Mr. Chafoulias to guarantee personally $300,000 of a $2.5 million term loan provided to Southwest by Crown Bank.  The guarantees of Messrs. Druck, Fox and Halpern also apply to a $450,000 revolving line of credit provided to Southwest by Crown Bank. Crown Bank requested the loan guarantees from Messrs. Druck, Fox and Halpern as a condition to extending these loans. Southwest also issued warrants to purchase an additional 1,100,000 shares of its common stock at a price of $0.50 per share to non-affiliated individuals, including Mr. Chafoulias, and one trust that agreed to guarantee the remaining $2,350,000 of the of the term loan.  The $0.58 per share exercise price of the warrants issued to Messrs. Druck, Fox and Halpern equals the average closing price for a single share of Southwest common stock on the Over-the-Counter Bulletin Board market for the ten trading days immediately preceding the loan closing date.

The Company had aggregate outstanding liabilities to James B. Druck, Thomas E. Fox and Jeffrey S. Halpern for unpaid compensation and expense reimbursements of $122,467 as of December 31, 2006 and $250,699 as of December 31, 2005. At its meeting on April 26, 2006, the independent members of the Company’s Board of Directors approved one-time payments to James Druck, CEO, Thomas Fox, President and CFO, and Jeffrey Halpern, Vice President of Government Affairs, as partial repayments of the Company’s outstanding liabilities for their unpaid salaries, the majority of which is from years before 1998.  The Board approved payments of $50,000 to Mr. Druck and Mr. Halpern and $10,000 to Mr. Fox.  The Company made these payments to Mr. Halpern on April 28, 2006 and Mr. Druck and Mr. Fox on May 15, 2006.

During the years ended December 31, 2006 and 2005, Southwest paid Berc & Fox Limited $17,950 and $17,648 for tax and accounting services, respectively.  Thomas Fox is a shareholder and officer in Berc & Fox Limited.

During the year ended December 31, 2005, Southwest paid Jennifer Sparlin Druck $1,000 for performing at the Gold Rush Palladium.  Ms. Druck is the wife of James B. Druck.

Each of Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman has been determined to be “independent” under the rules of the Nasdaq stock market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) of the National Association of Securities Dealers, Inc. under the symbol “SWCC.OB.”  Quotation on the OTCBB began February 26, 2004.  Before February 26, 2004, our common stock was not quoted on the OTCBB or listed on any exchange.  From February 26, 2004 until completion of our reorganization on July 22, 2004, our common stock was quoted under the symbol “LMAV.”  The following table sets forth the high and low bid prices for our common stock, as reported by the OTCBB, for the fiscal quarters indicated:

	High	Low
Fiscal Year ended December 31, 2006
Quarter ended Dec. 31, 2006	$0.70	$0.42
Quarter ended Sept. 30, 2006	$0.71	$0.40
Quarter ended June 30, 2006	$0.84	$0.51
Quarter ended March 31, 2006	$0.73	$0.40

Fiscal Year ended December 31, 2005:
Quarter ended Dec. 31, 2005	$0.84	$0.50
Quarter ended Sept. 30, 2005	$0.65	$0.22
Quarter ended June 30, 2005	$1.80	$0.55
Quarter ended March 31, 2005	$4.15	$1.15

Fiscal Year ended December 31, 2004:
Quarter ended Dec. 31, 2004	$1.50	$0.60
Quarter ended Sept. 30, 2004	$2.00	$1.50
Quarter ended June 30, 2004	$0.00	$0.00
February 26 to March 31, 2004	$0.00	$0.00

These bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Number of Record Holders

As of May 8, 2007 there were 373 record holders of our common stock.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our principal executive officer and our two other highest paid executive officers during the Southwest Casino Corporation fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)		Total ($)
James B. Druck,	2006	220,000	(1)	—	44,988	(2)	264,988
CEO and Director	2005	220,000		—	46,608	(2)	266,608

Thomas E. Fox,	2006	220,000	(1)	—	31,961	(2)	251,961
President	2005	220,000		—	32,231	(2)	252,231

Brian L. Foster,	2006	—	(3)	203,790	14,746	(4)	218,536
VP of Native American Operations —	2005	—	(3)	273,355	16,576	(4)	289,931

(1)    Does not include $50,000 paid to Mr. Druck and $10,000 paid to Mr. Fox during the second quarter of 2006 as partial payment of salary earned in years before 1998 but not paid.

(2)    Consists of company paid medical, dental, life and disability insurance, 401(k) matching funds, and a car allowance.

(3)    Mr. Foster manages two gaming facilities owned by the Cheyenne and Arapaho Tribes of Oklahoma.  Mr. Foster also receives compensation, including a salary, directly from the Cheyenne and Arapaho Tribes of Oklahoma tribal enterprises.

(4)    Consists of company paid medical, dental, life and disability insurance, and 401(k) matching funds.

James Druck Employment Agreement

In July 2004, we entered into an employment agreement with James B. Druck under which Mr. Druck serves as our Chief Executive Officer. The initial term of this agreement continued until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Druck received a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors. Any adjustment to base salary will be determined by the Board of Directors. Effective April 1, 2007, Mr. Druck’s base salary was increased to $250,800 per year.  Bonuses are discretionary. No bonus was awarded during fiscal years 2006 or 2005.  On March 27, 2007, our Board of Directors approved a bonus payment of $110,000 to Mr. Druck. The initial $55,000 of that bonus was paid on March 31, 2007 and the remaining $55,000 to be paid on or after July 1, 2007, at such time as management determines that Southwest has sufficient financial resources for the payment. Mr. Druck also was granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share under this agreement. This option was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares would vest on the first day of each of the next 24 months beginning August 1, 2004. Because vesting of this option could accelerate if specified milestones were achieved, including the grant of racing licenses to North Metro Harness Initiative, LLC on January 19, 2005, this option was fully-vested at the end of 2005. If Mr. Druck is terminated without cause, in connection with a change in control of the company, or if Mr. Druck terminates his employment for “good reason”, Mr. Druck may elect to continue employment with us in a diminished capacity. If Mr. Druck so elects, Mr. Druck will continue to receive his base salary and medical benefits for 18 months. After 12 months, Mr. Druck will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Druck is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Thomas Fox Employment Agreement

In July 2004, we entered into an employment agreement with Thomas E. Fox under which Mr. Fox serves as our President and Chief Operating Officer. The initial term of this agreement continued until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Fox received a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors. Effective April 1, 2007, Mr. Fox’s base salary was increased to $250,800 per year.  Bonuses are discretionary. No bonus was awarded during fiscal years 2006 or 2005.  On March 27, 2007, our Board of Directors approved a bonus payment of $110,000 to Mr. Fox. The initial $55,000 of that bonus was paid on March 31, 2007 and the remaining $55,000 to be paid on or after July 1, 2007, at such time as management determines that Southwest has sufficient financial resources for the payment. Mr. Fox also was granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share. This option was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares would vest on the first day of each of the next 24 months beginning August 1, 2004.  Because vesting of this option could accelerate if specified milestones were achieved, including the grant of racing licenses to North Metro Harness Initiative, LLC on January 19, 2005, this option was fully-vested at the end of 2005.  After the initial two-year term of this agreement, if Mr. Fox is terminated without cause, in connection with a change in control of the company, or if Mr. Fox terminates his employment for “good reason”, Mr. Fox may elect to continue employment with us in a diminished capacity. If Mr. Fox so elects, Mr. Fox will continue to receive his base salary and medical benefits for 12 months. After 12 months, Mr. Fox will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Fox is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Change in Control Arrangements.

Under our employment agreements with Mr. Druck and Mr. Fox, if either of them is terminated within nine months after a change in control occurs, they may elect to continue their employment with us in a diminished capacity. If the terminated employee so elects and his employment was terminated during the initial term of the employment agreement, the terminated employee will continue to receive his base salary and medical benefits for 18 months. After 18 months, he will receive a salary of not less than $25,000 and continuing medical benefits. If the employee is so terminated after the initial term of the employment agreement, he will receive continuing salary and medical benefits at his then base rate for 12 months after which his salary may be reduced to not less than $25,000 with continuing medical benefits.  In addition, any unexpired stock options will vest immediately.

For purposes of these employment agreements, a “change in control” includes:

  any merger, acquisition, reorganization or consolidation after which the shareholders of Southwest immediately before the transaction do not own a majority of the surviving corporation;
  any sale, lease, license or transfer of substantially all of our assets;
  any statutory exchange of securities with another entity (except where we are the acquiring entity);
  acquisition by any individual or group of more than 50 percent of our outstanding voting stock from existing shareholders;
  members of our Board of Directors as of July 1, 2004 or new board members approved by a majority of those board members cease to constitute a majority of our Board of Directors; or
  any other transaction or series of transactions (other than venture capital or institutional investor financings) that the SEC would require us to report.

Under our 2004 Stock Incentive Plan, incentive awards granted under the plan will become fully exercisable after certain changes in control of our company, such as:

  the sale, lease, exchange or other transfer of all or substantially all of our assets;
  our shareholders approve any plan of or proposal for the liquidation or dissolution of our company;
  any person becomes the beneficial owner of:

•      20% or more, but not 50% or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in their ownership was approved in advance by the “continuity directors” who are members of the Board of Directors at the time of the special meeting or whose nomination for election meets certain approval requirements related to continuity with our current Board of Directors; or

•      50% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”); provided that a traditional institution or venture capital financing transaction are excluded from this definition;

  we are a party to a merger or consolidation that results in our shareholders beneficially owning securities representing:

•      more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless the merger or consolidation was approved in advance by the “continuity directors”; or

•      50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”);

  a change in control that outside legal counsel determines must be reported under Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to these reporting requirements; or
  the “continuity directors” cease, for any reason, to constitute at least a majority of the Board of Directors, at any time after the date that our securities are first sold in a registered public offering.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information regarding unexercised options for our named executive officers that remain outstanding at December 31, 2006.

	Option Awards						Stock Awards
Equity
				Equity				Market		Incentive
				Incentive			Number	Value of	Equity	Plan
				Plan			of	Shares	Incentive	Awards;
				Awards:			Shares	or Units	Plan	Market
				Number of			or Units	of Stock	Awards:	Value of
	Number of		Number of	Securities			of Stock	that	Number	Shares or
	Securities		Securities	Underlying	Option		that	have	of Shares	Units of
	Underlying		Underlying	Unexercised	Exercise	Option	have not	not	that have	Stock that
	Unexercised		Unexercised	Unearned	price	Expiration	Vested	Vested	not	have not
Name	Options (#)		Options (#)	Options (#)	($/share)	Date	(#)	($)	Vested (#)	Vested ($)
	Exercisable		Unexercisable
James Druck	300,000	(1)	—	—	1.00	6/30/2009	—	—	—	—
Thomas Fox	300,000	(1)	—	—	1.00	6/30/2009	—	—	—	—
Brian Foster	250,000		—	—	0.12	12/7/2013	—	—	—	—

(1)    Does not include warrants issued to Mr. Druck, Mr. Fox or parties in which Mr. Fox has a beneficial ownership interest in connection with their participation in the company’s October 2005 private placement of warrants and the company’s January and February 2007 private placement of common stock with accompanying warrants.

DIRECTOR COMPENSATION

The following table states information concerning the compensation of members of our Board of Directors during the fiscal year ended December 31, 2006.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
David H. Abramson(2)	$13,500	—	$135,000	—	—	—	$148,500
Gus A. Chafoulias(3)	$13,500	—	$90,000	—	—	—	$103,500
Jim Holmes(3)	$13,500	—	$90,000	—	—	—	$103,500
Gregg P. Schatzman(3)	$13,500	—	$90,000	—	—	—	$103,500

(1)    We have estimated fair value of the director stock options as of the date of grant by applying the Black-Scholes pricing valuation model in accordance with SFAS 123(R).

(2)    As of December 31, 2006, Mr. Abramson had options to acquire an aggregate of 225,000 shares of common stock at a price of $0.65 per share outstanding that had been awarded to him in connection with his service as a director.

(3) As of December 31, 2006, Messrs. Chafoulias, Holmes and Schatzman each had options to acquire an aggregate of 150,000 shares of common stock at a price of $0.65 per share outstanding that had been awarded to them in connection with their service as directors.

Southwest’s Board of Directors consists of four independent, non-employee directors and James Druck, our CEO. Mr. Druck does not receive any additional compensation for his service as a director.

Beginning in the first quarter of 2006, the non-employee members of our Board of Directors receive a quarterly retainer of $2,500, with an initial retainer of $5,000 paid for the fourth quarter of 2005, their first quarter of service. Each director also received a non-qualified option to purchase 150,000 shares of Southwest common stock under our 2004 Stock Incentive Plan. These options were granted on January 10, 2006 and have an exercise price of $0.65 per share. The options become exercisable in 12 equal quarterly installments on the last day of each quarter over three years. Southwest also pays directors meeting fees of $1,000 for each in-person meeting and $500 for each telephonic meeting at which formal action is taken by our board or any committee of the board. These meeting fees do not apply to one in-person meeting of the Board of Directors and one meeting of each committee on which a board member serves each quarter. The increased retainer during the first quarter of a director’s service is intended to compensate the director for the extra time and meetings required to orient a director to Southwest and the work of our Board.

We also issued a non-qualified option to purchase 75,000 shares of Southwest common stock, on the same terms as described above, to David Abramson to compensate him for his work as Chairman of the Audit Committee of the Board of Directors.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting and other requirements of the Exchange Act and furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.  We also file these reports with the United States Securities and Exchange Commission.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We file these reports electronically and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding Southwest Casino Corporation that we file electronically.  You may access this information through the SEC website at www.sec.gov.

The mailing address and telephone number of our principal executive offices is:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

FINANCIAL STATEMENTS

[Letterhead of Eide Bailly LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southwest Casino Corporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Southwest Casino Corporation (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Casino Corporation as of December 31, 2006 and 2005 and the results of its operations its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP
Minneapolis, Minnesota

March 21, 2007

SOUTHWEST CASINO CORPORATION

Consolidated Balance Sheets

December 31, 2006

	2006	2005
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,531,260	$1,195,145
Cash - Restricted	—	2,656
Accounts Receivable	55,321	125,341
Management Fees Receivable	102,185	443,453
Inventories	173,216	148,283
Prepaid Expenses	588,731	574,371
Other Current Assets	120,918	40,000
Total Current Assets	$2,571,631	$2,529,249

PROPERTY AND EQUIPMENT
Leasehold Improvements	15,747,888	15,671,888
Furniture and Equipment	6,046,315	5,984,114
Accumulated Depreciation	(10,940,192)	(9,547,838)
Net Property and Equipment	$10,854,011	$12,108,164

OTHER ASSETS
Intangible Assets	$269,038	944,730
Other Assets	106,249	61,150
Investment in Unconsolidated Subsidiary	5,054,020	4,298,367
Deferred Tax Asset	—	573,000
Total Other Assets	$5,429,307	$5,877,247

TOTAL ASSETS	$18,854,949	$20,514,660

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$535,294	$638,409
Accrued Expenses	972,804	1,076,238
Accrued Liabilities - Related Parties	122,467	232,467
Notes Payable	446,292	446,292
Current Portion of Long-Term Liabilities	1,720,193	2,778,571
Accrued Interest Payable	5,927	17,552
Total Current Liabilities	$3,802,977	$5,189,529

LONG-TERM LIABILITIES
Long-Term Liabilities Net of Current Portion	$7,495,224	$9,112,672

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $.001 Par Value; 30,000,000 Shares Authorized	$—	$—
Common Stock, $.001 Par Value 75,000,000 Shares Authorized, 19,688,656 and 19,588,656 Shares Issued and Outstanding at December 31, 2006 and 2005, respectively	19,689	19,589
Additional Paid-in Capital	17,239,894	17,052,916
Accumulated Deficit	(9,702,835)	(10,860,046)
Total Stockholders' Equity	7,556,748	6,212,459

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,854,949	$20,514,660

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Operations

For the Years Ended December 31, 2006 and 2005

	2006	2005
NET REVENUES
Casino	$14,844,607	$14,981,985
Food & Beverage/Hotel	556,475	582,546
Management and Consulting	5,865,680	4,911,105
Entertainment	17,429	26,178
Other	190,717	211,204
	21,474,908	20,713,018

EXPENSES
Casino	$11,492,218	$11,839,907
Food & Beverage/Hotel	1,410,887	1,474,223
Corporate Expense	2,774,022	2,480,942
Project Development Costs	290,623	736,739
Entertainment	117,905	158,204
Depreciation and Amortization	2,169,990	2,358,065
	18,255,645	19,048,080

INCOME FROM OPERATIONS	$3,219,263	$1,664,938

OTHER INCOME (EXPENSE)
Interest Income	$2,849	$6,899
Interest Expense	(1,204,296)	(934,417)
Loss on Disposition of Property and Equipment	(6,932)	(44,813)
	(1,208,379)	(972,331)
Income (loss) before income taxes, equity in earnings
of unconsolidated subsidiaries and minority interest in
in loss of consolidated subsidiary	2,010,884	692,607

Income Taxes	(670,800)	(291,000)
Minority Interest in Loss of Consolidated Subsidiary	-	204,173
Loss of Unconsolidated Subsidiaries, Net of Tax Benefit	(182,873)	(39,430)

NET INCOME (LOSS)	$1,157,211	$566,350

Income (Loss) per Share - Basic	$0.06	$0.03
Income (Loss) Per Share - Diluted	$0.06	$0.03
Weighted Average Common Shares Outstanding - Basic	19,675,779	19,531,402
Weighted Average Common Shares Outstanding - Diluted	20,651,331	22,463,724

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities:
Net Income (Loss)	$1,157,211	$566,350
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided by Operating Activities:
Minority Interest in Loss of Consolidated Subsidiary	—	(204,173)
Depreciation and Amortization	2,169,990	2,358,065
Amortization of Loan Costs	162,906	28,770
Loss on Disposition of Property and Equipment	6,932	44,813
Impairment Loss on Gaming Equipment	—	69,290
Stock Based Compensation Expense	175,078	20,625
Loss of Unconsolidated Subsidiaries	244,673	39,430
Change in Current Assets and Liabilities,
(Increase) Decrease in Restricted Cash	2,656	199,491
(Increase) Decrease in Receivables	411,288	(191,320)
(Increase) Decrease in Inventories	(24,933)	6,441
(Increase) Decrease in Prepaid Expenses	(14,360)	(127,060)
(Increase) Decrease in Other Current Assets	(42,849)
(Increase) Decrease in Deferred Tax Asset	573,000	269,000
Increase (Decrease) in Accounts Payable	(96,067)	(1,004,506)
Increase (Decrease) in Accrued Expenses	(103,434)	189,179
Increase (Decrease) in Accrued Interest Payable	(11,625)	(92,223)
Net Cash Provided By Operating Activities	$4,610,466	$2,172,172

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(426,927)	(606,751)
Payment of Deposit	(728)	(1,126)
Payment of Capitalized License	—	(196,542)
Payments to Related Parties	—	(457,816)
Conversion of Consolidated to Uncosolidated Subsidiary	—	(19,185)
Investment in Unconsolidated Subsidiary	(1,000,326)	(2,774,744)
Net Cash Used In Investing Activities	$(1,427,981)	$(4,056,164)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Payments on Short-Term Notes Payable	$—	$(433,839)
Proceeds from Long-Term Borrowings	—	2,500,000
Principal Payments on Long-Term Borrowings	(2,675,826)	(853,989)
Proceeds from Investors in Consolidated Subsidiary - Minority Interest	—	1,167,408
Proceeds from Issuance of Common Stock	—	24,001
Proceeds from Issuance of Common Stock and Exercise of Warrants	12,000
Settlement of Convertible Subordinated Debentures	—	(75,000)
Payments for Liabilities Owed to Related Parties	(110,000)	—
Payment of Deferred Financing Costs	(72,544)
Net Cash Provided (Used) by Financing Activities	$(2,846,370)	$2,328,581

Net Increase in Cash and Cash Equivalents	336,115	444,589

CASH AND CASH EQUIVALENTS
Beginning of Period	1,195,145	750,556
End of Period	$1,531,260	$1,195,145

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$1,006,812	$886,135
Income Taxes Paid	$22,506	$197

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Capital Assets Acquired with Acounts Payable	$7,303	$25,303
Conversion of Accounts Payable to Long-Term Debt	$—	$460,324

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2006 and 2005

	Common Stock
	Number of		Additional	Retained
	Shares	Amount	Paid-in Capital	Earnings	Total

BALANCE December 31, 2004	19,365,928	$19,366	$16,775,220	$(11,426,396)	$5,368,190

Issuance of Common Stock for Debt	22,728	23	24,978		25,001

Issuance of Common Stock upon Exercise of Warrants	200,000	200	23,800		24,000

Stock-based Compensation Expense Related to Warrants			20,625		20,625

Issuance of Warrants for Loan Guarantee			208,293		208,293

Net Income				566,350	566,350

BALANCE December 31, 2005	19,588,656	$19,589	$17,052,916	$(10,860,046)	$6,212,459

Issuance of Common Stock upon Exercise of Warrants	100,000	100	11,900		12,000

Stock-based Compensation Expense Related to Options and Warrants			175,078		175,078

Net Income				1,157,211	1,157,211

BALANCE December 31, 2006	19,688,656	$19,689	$17,239,894	$(9,702,835)	$7,556,748

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Southwest Casino Corporation

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was the parent company until the July 2004 reorganization that resulted in the current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.”  The Company has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  The reorganization represented a recapitalization of Southwest Casino Corporation with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible is recorded.  A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective operating control after the transaction.  Southwest Casino Corporation emerged as the surviving reporting entity after the reorganization.

Southwest Casino Corporation, through its wholly-owned subsidiaries, operates three casinos in Cripple Creek, Colorado, manages Native American gaming facilities under contractual agreements, and offers and has provided consulting services for casinos.  Southwest Casino Corporation’s operations include the following consolidated and unconsolidated subsidiaries:

Southwest Casino and Hotel Corp.

Southwest Casino and Hotel Corp. was formed in 1992 and provides management and consulting services for casinos under contractual agreements and operates Uncle Sam’s Casino in Cripple Creek, Colorado.

Gold Rush I, LLC

Gold Rush I, LLC, was formed during 1999 and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino both in Cripple Creek, Colorado under a long-term capitalized lease agreement.

Southwest Entertainment. Inc.

Southwest Entertainment, Inc., located in Minneapolis, Minnesota, was formed on November 4, 1998. The company operates an outdoor amphitheatre for entertainment events in Cripple Creek, Colorado.

North Metro Harness Initiative, LLC (Unconsolidated)

North Metro Harness Initiative, LLC (North Metro) (a development stage Minnesota limited liability company) was formed on June 16, 2003 for the purpose of developing, owning, and operating a harness racetrack and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro was issued licenses to own and operate the racetrack by the Minnesota Racing Commission on February 16, 2005.  Southwest Casino Corporation owns a 50% interest in North Metro.

SW Missouri, LLC

SW Missouri, LLC was formed on May 25, 2004.  Its sole asset is a 30% membership interest in Southwest Missouri Gaming, LLC.

Southwest Missouri Gaming, LLC (unconsolidated)

SW Missouri, LLC owns a 30% membership interest in Southwest Missouri Gaming, LLC, which was formed March 29, 2004.  This entity had no activities in 2005 or 2006.

Southwest Charitable Enterprises, LLC

On February 22, 2006, the Company formed a new subsidiary, Southwest Charitable Enterprises, LLC, a Minnesota limited liability company.  Southwest is the sole member of Southwest Charitable Enterprises, LLC, which will pursue business opportunities in charitable gaming.  In December 2006, the subsidiary’s name was changed to Southwest Eagle, LLC.  Southwest Eagle will be used to complete the acquisition of a casino in Colorado, see Note 20.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Southwest Casino Corporation, its wholly-owned subsidiaries (referred to as “the Company” or “Southwest”), and North Metro Harness Initiative, LLC, which is accounted for as an equity investment, see Note 5.  All material inter-company transactions and balances have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company are prepared using the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.  This basis of accounting conforms to generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.  Revenue from food, beverage and hotel operations is recorded upon delivery of goods or services, and excludes promotional allowances.  Revenue from casino management and consulting contracts with outside parties is recognized over the term of the agreements.  Consideration given in exchange for entering into long-term contracts is amortized over the life of the agreement.

Receivables and Credit Policies

Accounts receivable are carried at face value less an estimated allowance for doubtful accounts. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will be collected.  Management reviews all trade receivable balances that exceed 30 days from the invoice date and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

Net Income Per Share — Basic and Diluted

Net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period presented.  Basic earnings per share exclude the dilutive effect of options, warrants and convertible securities, while diluted earnings per share include such effects only during years when the Company reports net income.

Inventories

Inventories consist principally of food and beverage products and gift shop merchandise.  Inventories are carried at cost, determined under the first-in, first-out (FIFO) method.

Concentrations of Credit Risk

The Company’s cash balances maintained in bank depositories periodically exceed federally insured limits.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expense for the years ended December 31, 2006 and 2005 was approximately $343,000 and $393,000, respectively.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Employee Benefit Plan

The Company has established a defined contribution profit sharing plan for its eligible employees.  To be eligible, an employee must be 21 years of age and have completed one year of service.  Contributions to the plan are made at the discretion of management, based on results of operations from year to year.  No discretionary contributions were made during 2006 or 2005.

The Company has adopted a 401(k) retirement plan.  The plan provides for employee pre-tax salary deferrals of up to 10% of a participant’s compensation (not to exceed federal limits) and a matching contribution by the Company — dollar for dollar up to 3% and fifty cents per dollar up to 5% of the participant’s compensation. Employees are eligible for the plan if they have completed one year of service, as defined in the plan, and are at least 21 years old.  A participant is fully-vested after one year of service, as defined in the plan.  The Company’s matching contribution made and expensed for the years 2006 and 2005 was $109,383 and $93,889, respectively.

Property and Equipment

Property and equipment are carried on the books at cost.  Depreciation on property and equipment is calculated using the straight-line method over their estimated useful lives, which range from 3 to 10 years.  Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the income statement.

Repair and maintenance charges, which do not increase the useful lives of the assets, are charged to expense as incurred.

Depreciation expense was $934,840 and $1,122,920 for the years ended December 31, 2006 and 2005, respectively.

Leaseholds attributable to the lease in Note 10 have been capitalized in accordance with generally accepted accounting principles and are being amortized over the length of the lease, 20 years, using the straight-line method.

Amortization expense for these leaseholds was $725,340 for each of the years ended December 31, 2006 and 2005.   Total accumulated amortization of leaseholds was $5,897,291 and $5,171,951 at December 31, 2006 and 2005, respectively.

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Income taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under this method, the Company determines deferred tax assets and liabilities based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of events recognized in the current year’s consolidated financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenue, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements.

Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, hence giving rise to deferred tax assets and liabilities. The Company must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent management believes that recovery is not likely, they must establish a valuation allowance. The Company recorded a 100 percent valuation allowance against all deferred income tax assets as of December 31, 2006 and a partial valuation allowance at December 31, 2005.  See Note 13.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.  Organization costs consist of amounts related to the formation of a company.  Start-up costs consist of amounts incurred during the development stage related to the operation, management and development of a company, which do not qualify as a capitalized cost.  For federal and state income tax purposes the Company elected to capitalize and amortize start-up costs pursuant to Internal Revenue Code (IRC) Section 195(B).

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Stock based compensation

Effective the beginning of fiscal year 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation. The Company implemented SFAS 123(R) using the modified prospective method, which does not result in the restatement of previously issued financial statements.  In all prior periods, the Company accounted for stock-based compensation awards to employees using the intrinsic value method prescribed by APB Opinion No. 25 and, as such, recognized no compensation cost for employee stock options, but rather disclosed the related pro forma effect on net loss, see Note 11.

Operating segments

The Company has segregated its activities into three operating segments based on operating and management characteristics related to its sources of revenue or basis for accumulating assets or expenses.  The segments are defined as casino operations, casino management for unrelated parties, and project development activities.  Separate operations are aggregated based on the above general segment descriptions.

Legal defense costs

The Company does not accrue for estimated future legal and related defense costs, if any, to be incurred in the event of any pending or threatened litigation or other disputed matters but rather, records such as period costs when the services are rendered.

Other comprehensive income

The Company does not have amounts to be disclosed as other comprehensive income.

Reclassifications

Certain minor reclassifications to previously reported amounts, have been made to conform to the current year presentation.

New accounting standards

Effective January 1, 2006, the company adopted SFAS No. 123(R) using the modified prospective method.  See Note 11 for information regarding stock-based compensation.

The Financial Accounting Standards Board (“FASB”) released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value.  SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for the Company’s fiscal-2007 year.  The company does not believe the adoption of SFAS No. 156 will have a material impact on the company’s consolidated financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. We are currently evaluating the potential impact of this statement.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (Interpretation No. 48). Interpretation No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes.” Pursuant to Interpretation No. 48, the Company will be required to recognize in its financial statements the largest tax benefit of a tax position that is “more-likely-than-not” to be sustained on audit, based solely on the technical merits of the position as of the reporting date. Only tax positions that meet the “more-likely-than-not” threshold at that date may be recognized. The term “more-likely-than-not” means a likelihood of more than 50 percent. Interpretation No. 48 also provides guidance on new disclosure requirements, reporting and accrual of interest and penalties, accounting in interim periods and transition. The cumulative effect of initially applying Interpretation No. 48 will be recognized as a change in accounting principle as of the date of adoption. We have begun to evaluate the impact of applying this interpretation as of January 1, 2007, the effective date of the interpretation for the Company. We do not expect Interpretation No. 48 to have a material impact on our financial position, results of operation or cash flows.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) 108, which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. The bulletin was effective at fiscal year end 2006. The implementation of this bulletin had no impact on the Company’s results of operations, cash flows or financial position.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.  The Company is evaluating the impact of this statement.

Management Financial Plans

The Company has completed two closings on an equity financing subsequent to year-end, see Note 24.  The net proceeds from the sale of securities were approximately $4 million.  As a result of the financing agreement entered into by North Metro, the Company will be required to fund an additional approximately $2.35 million subsequent to December 31, 2006 and prior to the loan closing, see Note 5 — “commitments”.  The Company’s management contract with the Cheyenne and Arapaho Tribes expires on May 19, 2007.  The Company is seeking an extension of this agreement beyond May 19, 2007, but is uncertain whether such an extension can be secured.  If this agreement is not extended, the Company will lose this revenue source in May 2007, see Note 24, which discusses the recent Tribal Council meeting and status of the contract extension.  The Company has also recently entered into an asset purchase agreement (referred to as the “acquisition”); see Note 20, which requires the Company to raise additional debt financing.  The Company has executed a Term Sheet, amended March 20, 2007 and received a credit confirmation from a lender for the required financing.  See Note 24.  The Company will be required to seek additional debt or equity financing beyond twelve months if the management contract terminates.  We may also seek debt and equity financing at various times throughout the year related to various initiatives.

NOTE 3 —PROMOTIONAL ALLOWANCES

Revenue does not include the retail amount of rooms, food, and beverage provided gratuitously to customers, which was $1,155,521 and $1,115,953 in 2006 and 2005, respectively.

NOTE 4 — INTANGIBLE ASSETS AND CASINO MANAGEMENT AGREEMENT

	2006	2005
Casino management contract rights	$212,420	$722,229
Loan Costs	56,618	222,501
Total	$269,038	$944,730

The Company entered into an agreement with the Cheyenne and Arapaho Tribes of Oklahoma (CATO) for management of its casinos located in Oklahoma, which was to expire on May 19, 2004.  In exchange for extending the contract through May 19, 2007, the Company has transferred title of a tract of land to CATO.  The exchange took place in 2003.  Since the asset transfer is related to the extension agreement for management services, the cost of the land is being amortized as Casino management contract rights over the term of the agreement.

Management revenues of $5,865,680 and $4,911,105 were earned related to the agreement with CATO for the years ended December 31, 2006 and 2005, respectively.  The Company is seeking an extension of this agreement beyond May 19, 2007, but is uncertain whether such an extension can be secured.  If this agreement is not extended, the Company will lose this revenue source in May 2007, see Note 24.

Amortization expense of the contract rights for the years ended December 31, 2006 and 2005 was $509,810 and $509,805, respectively.  In October 2005 the Company entered into a loan agreement with Crown Bank. Amortization expense on the loan costs associated with the Crown Bank Note for the years ended December 31, 2006 and 2005 was $169,423 and $28,770, respectively.  See Note 10 for a discussion of this loan.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Amortization expense for future years is estimated as follows:

Year Ended December 31,	Contract Rights	Loan Costs

2007	$212,420	$56,618

NOTE 5—UNCONSOLIDATED SUBSIDIARY

North Metro Harness Initiative, LLC (“North Metro”)

Organization:

North Metro (a development stage Minnesota Limited Liability Company) was formed on June 16, 2003 for the purpose of developing, owning, and operating a horse race track and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro has purchased land and obtained zoning, permitting and regulatory approvals for the proposed operations.  On June 8, 2004, Southwest Casino and Hotel Corp. (“Southwest”) sold a 50% interest in the Company to MTR — Harness Inc. (“MTR”), a wholly owned subsidiary of MTR Gaming, Inc. for $10,000, and a commitment to make additional contributions as discussed below.

Under the North Metro Member Control Agreement dated June 8, 2004, MTR was required to contribute $7,500,000, upon satisfaction of certain conditions and Southwest was required to contribute $2,500,000.  The amounts contributed in excess of the amounts agreed to under the Member Control Agreement were agreed upon by Southwest and MTR as managing members of the Company.  These amounts were contributed on an equal basis.

As specified in the Company’s Member Control Agreement, membership interests include financial rights, governance rights and voting rights.  Voting rights are assigned to members based on their proportionate voting interest.  Financial rights include allocation of net profits, losses and distributions.  Governance rights include all of a member’s rights other than financial rights and the right to assign financial rights.  A member of the Company may only assign governance and voting rights to another party with the consent of the remaining members, which consent may be withheld in any member’s sole and absolute discretion.  If a member assigns membership rights to another party and the other member or members do not consent to the assignee becoming a substitute member, the assignee will only be entitled to receive those distributions and allocations that would have been made to the assigning member and the assignee will not have any voting or governance rights.  As of December 31, 2006, Southwest and MTR each hold 50% of the voting rights. Financial and governance rights are determined in accordance with the Member Control Agreement dated June 8, 2004.

Net income, losses and distributions are allocated on a 50/50 basis to members in accordance with the member control agreement.

North Metro’s Member Control Agreement requires North Metro to make tax distributions to members on a quarterly and annual basis equal to 40% of the estimated taxable income of the company for the applicable time period, with annual tax distributions reduced by the amount of any quarterly tax distributions made during the tax year.  Tax distributions to the members shall be made in proportion to each member’s respective share of the taxable income of North Metro.

North Metro was formally organized as a limited liability company on June 16, 2003.  Prior to that date, agreements were consummated and amounts related to the business purpose of the Company were directly incurred and paid by Southwest or entities related to Southwest.

Accounting for North Metro:

The Company evaluates whether North Metro should be treated as a variable interest entity (“VIE”) subject to consolidation during the applicable reporting periods under Financial Accounting Standards Board Interpretation 46(R) — Consolidation of Variable Interest Entities (as amended).

Due to contributions of capital made by MTR as of October 20, 2005, in accordance with the North Metro Member Control Agreement dated June 8, 2004, the Company no longer provides financial support in excess of its 50 percent

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

decision making power. As of December 31, 2006, the Company has provided approximately 39 percent of the financial support, but still retains its 50 percent decision making power.  Therefore, since October 20, 2005, the Company has accounted for its investment in North Metro on the equity method.  The Company’s investment in North Metro as of December 31, 2006 and 2005 was $5,054,020 and $4,298,367, respectively, which is recorded on the Company’s consolidated balance sheets.

Until October 20, 2005, the Company had provided approximately 67 percent of North Metro’s financial support, but held only 50 percent of the North Metro voting power.  Because the Company would absorb financial losses of North Metro that were disproportionate to its 50 percent decision making power, the Company determined that North Metro was a VIE subject to consolidation until October 20, 2005.

On October 20, 2005, MTR made capital contributions of $5,760,043 to North Metro.  Of these contributions, $4,679,913 was required to fulfill MTR’s capital commitments to North Metro under the Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest and MTR as managing members of North Metro.  These capital contributions by MTR resulted in MTR’s aggregate capital contributions to North Metro exceeding financial contributions from Southwest to North Metro.  Because it was no longer true that the Company would absorb financial losses in excess of its decision making power, North Metro was no longer consolidated with Southwest.  As such since October 20, 2005, financial results are reported as income (loss) from an unconsolidated subsidiary by the Company under the equity method of accounting.

On October 20, 2005, the Company also made capital contributions of $2,330,130 to North Metro.  Of these capital contributions, $1,250,000 was required to fulfill Southwest’s capital commitments to North Metro under the Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest and MTR as managing members of North Metro.

North Metro used these capital contributions to complete the purchase of three separate parcels of land necessary to build and construct the harness track and card club in Anoka County, Minnesota.  The total cost of land acquired by North Metro is approximately $10.4 million as of December 31, 2006.

As of December 31, 2006, the Company has contributed $4,719,779 in consideration of its membership interests in North Metro.  In addition, the Company has advanced $1,656,051 for costs related to North Metro that the Company paid, and which exceeded the Company’s agreed pre-license capital contribution of $1,000,000, before the Minnesota Racing Commission granted racing licenses to North Metro.  These advances, together with interest, will only be paid out of first available cash from operations (and then after certain distributions to the members for income tax purposes).  The pre-licensing advances to North Metro are characterized as a membership preferred contribution made by the Company under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The Company treats these payments as an additional investment in North Metro.  The Company has combined the advances (accounted for as a membership preferred contribution) and its capital contributions into an investment in an unconsolidated subsidiary on its financial statements and has accounted for this investment and all North Metro activity since October 20, 2005 under the equity method of accounting.

For the year ended December 31, 2005, the Company recorded $407,382 of project expenses related to North Metro in its consolidated financial statements relating to the period January 1, 2005 to October 20, 2005 (the period North Metro was consolidated with the Company).

For the years ended December 31, 2006 and 2005, the Company has recorded a loss from this unconsolidated subsidiary, net of tax benefit of $182,873 and $39,430.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

The following represents summary financial information for North Metro as of December 31, 2006 and 2005 and for the twelve months ended December 31, 2006 and for the period from October 20, 2005 to December 31, 2005:

		As of and For
	As of and For	the Period
	The Year	From October
	ended	20, 2005 to
	December 31,	December 31,
	2006	2005
North Metro:
Total assets	$15,587,187	$12,718,024
Total liabilities	1,411,109	53,245
Results of operations:
Revenues	$—	$—
Lobbying expenses	126,000	20,000
License fees — Minnesota Racing Commission	248,907	44,987
Other expenses	135,722	14,868
Total expenses	510,629	79,855
Interest Income	21,280	—
Net (loss)	$(489,349)	$79,855)

Southwest Casino Corporation:
50% share of net (loss)	(244,675)	(39,928)
Net tax benefit	61,802	498
(Loss) of unconsolidated subsidiary net of tax benefit	$(182,873)	$(39,430)

Commitments of North Metro:

On February 22, 2006 the Columbus Township Board of Supervisors approved a Development Agreement between North Metro and Columbus Township.  This Development Agreement, which incorporates the terms of the Conditional Use Permit issued by Columbus Township, formalizes North Metro’s agreement to make certain public improvements, including a township road and water and sewer utilities, on the site of its proposed harness racetrack and card room.  North Metro will construct and pay for these improvements and, once completed, the improvements will become the property of the Township.  The cost of these public improvements is included in North Metro’s estimates of overall development costs and will be financed as part of North Metro’s overall financing for the project.  Under the Development Agreement, North Metro is required to post a letter of credit for the benefit of Columbus Township in an amount equal to 125% of estimated $1.9 million cost of these public improvements before it can receive building permits for the project.

On August 21, 2006, North Metro entered into a Development Agreement with the Town of Columbus whereby North Metro, upon commencement of operations, will make annual payments to the Town of Columbus in the amount of $88,300.

North Metro entered into an Improvement Agreement with Columbus Township and Patricia, Mary and Jesse Preiner, the owners of the real estate immediately south of the site on which North Metro plans to build its harness racetrack and card room.  Under this Agreement, Columbus Township will construct a road and utilities through the Preiner property that will connect to the road and utilities that North Metro plans to build on its property and serve the harness track and card room.  The Township will pay for this construction through municipal bonds and then assess the cost of those bonds to the Preiner property and the property on which North Metro intends to develop the racetrack and card room.  The Columbus Township Board of Supervisors approved this Agreement on March 22, 2006.  The Columbus City Council approved an amendment to this agreement on December 13, 2006.  Under the Improvement Agreement, as amended, the Preiners will donate the land needed for the road and utilities to Columbus Township and pay $146,805 of the construction costs through assessments (plus up to an additional $55,000 in costs if the filling of certain wetlands on the Preiner property requires mitigation).  North Metro will pay all remaining costs, up to $1,513,705 to construct the road and utilities through assessments on its property.  The estimated cost of the road and utility construction is $1.66 million.  Assessed costs will be paid by North Metro over a 15-year period.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

North Metro has entered into an agreement with LaSalle Development Group, Ltd. (“LaSalle”) for the development of the land, building and related property for the race track and card room.  Fees related to the agreement total 3% of the project cost, not to exceed $750,000, which is defined as the total development cost less the cost to purchase the land.  The agreement began on May 1, 2003, and continues until the completion of the project, unless earlier terminated.  Fees are payable at a rate of $6,000 per month, plus applicable out of pocket expenses, beginning on May 1, 2003.  Upon the start of construction, two thirds of the expected fee (less previous monthly payments) is due.  If the agreement is terminated prior to the completion of the project, any unpaid fees are determined based on the completed status of the project at the time of termination, as defined in the agreement.  Thomas LaSalle, the principal of LaSalle Development Group, is a shareholder and warrant holder of Southwest Casino Corporation, which owns a 50% membership interest in North Metro.   North Metro paid LaSalle approximately $66,000 in fiscal year 2006 and paid approximately $277,000 from June 16, 2003 through December 31, 2006.

North Metro has entered into an agreement with a general contractor to provide construction manager services for the construction of North Metro’s harness race track and card club.  As per the terms of the agreement the construction manager will receive a fee of 2% of the guaranteed maximum price (“GMP”) of the construction contract.   The GMP has not been finalized as of December 31, 2006.  The contract allows for termination of the contract by North Metro and the contractor in accordance with the agreement.

North Metro has entered into an agreement with a company to provide architectural and design services related to North Metro’s harness race track and card club.  The total fee for these services is estimated to be approximately $1.5 million of which North Metro has incurred approximately $1.3 million as of December 31, 2006.

North Metro has entered into consulting agreements with non-related parties to monitor legislation and perform lobbying activities related to establishing and developing the race track and card room.  The agreements are generally on a month-to-month basis, and may be terminated by either party to the agreement.  North Metro has monthly obligations related to these agreements of approximately $18,000 during the legislative session and $8,000 for the balance of the year.

Payments to vendors made directly by Southwest and/or MTR are recognized as additional capital contributions to North Metro when paid.  North Metro’s operations are dependent on the continued financial support of Southwest and MTR.  Southwest and MTR will be required to contribute additional equity per the terms of a commitment letter entered into in January 2007, as discussed below.

In January 2007, North Metro entered into commitment letter that provides for a senior secured credit facility in the amount of $41.7 million.  The commitment letter requires the members to contribute equity of $20.8 million on or before the closing date of the loan.   The total cost of the project is expected to approximate $62 million.  As of December 31, 2006 the members had contributed $16,095,609, which includes the membership preferred contribution made by Southwest of $1,656,051.  The additional amount to be contributed by the members of approximately $4.7 million will be contributed equally (Southwest’s share will be approximately $2.35 million).  In December 2006, North Metro paid a work fee of $100,000 and an expense deposit of $150,000 to the lender in connection with providing the commitment letter and final loan facility.  North Metro has recorded the $250,000 as deferred financing costs on the balance sheet as of December 31, 2006.  Per the terms of the commitment letter, North Metro also paid a non-refundable commitment fee of $625,500 and an expense deposit in the amount of $200,000 on January 24, 2007.

The closing of the loan as described in the commitment letter is conditioned on satisfactory due diligence by the lender, the members contributing equity of $20.8 million, and other customary closing conditions.

The following describe the loan facility as described in the commitment letter.  The term of the loan is seven years with advances drawn in multiple draws thereafter on or prior to March 31, 2008 (“the construction period”).  Principal amortization in quarterly installments in the amount of approximately $104,000 will begin on the last day of the first full calendar quarter after the project opens.   Until the project is open, as defined in the agreement, the interest rate is based upon LIBOR plus 6% and after the project opens it will be reduced by 1.5%.  Interest is payable monthly in arrears.  Upon closing, a closing fee of $525,500, which is net of the fees previously paid of $725,500, will be due and payable in full (the total closing fee under the commitment letter is $1,251,000, which has been reduced by the commitment fee ($625,500) and the work fee ($100,000) that were paid previously and will apply toward the closing fee).  At closing an administrative fee of $250,000 will be due and payable in full.  An administrative fee of $250,000 will be due on each anniversary date of the loan with the amount being reduced to $150,000 once the project is open as defined in the agreement.  The facility will also include an unused fee of 4.5% on the balance of the unused credit facility payable monthly in arrears.   In addition to the principal amortization, North Metro will be required to make an annual prepayment in an amount equal to 50% of the excess cash flows, as defined in the agreement.  The facility is secured by all real and personal property of North Metro.  The facility is

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

non recourse to the members of North Metro.  The facility will also contain customary covenants.  Voluntary prepayment of the loan is permitted after the second anniversary of the loan at which time there are certain prepayment fees and exit fees, as defined in the agreement.

On February 23, 2007, North Metro entered into an extension letter, extending the closing date in the commitment letter to March 23, 2007 from the original date of February 23, 2007.  North Metro paid a fee of $208,500 for this extension, of which $104,250 will be applied to and further reduce the amount of the closing fee due at closing.

Legal Proceeding - North Metro:

North Metro intervened in litigation between an anti-gambling group and the Minnesota Racing Commission.  This litigation began in Ramsey County District Court in December 2004.  The anti-gambling group alleged that members of the Minnesota Racing Commission violated Minnesota’s “open meeting” law while considering North Metro’s application for licenses to build and operate a harness racetrack and card room in Columbus Township, Anoka County, Minnesota.  In June 2005, the District Court issued a summary judgment order dismissing plaintiff’s claims and in favor of the Minnesota Racing Commission and North Metro.  On June 6, 2006 the Minnesota Court of Appeals affirmed the decision of the District Court to dismiss the case.  The plaintiffs did not file a timely request for review with the Minnesota Supreme Court, concluding this lawsuit in July 2006.

In addition, on March 10, 2005, the anti-gambling group filed a petition with the Minnesota Court of Appeals appealing the Minnesota Racing Commission’s grant of Class A and Class B licenses to the Company to develop and operate the harness racetrack and card club.  On March 28, 2006, the Appellate Court affirmed the decision of the Minnesota Racing Commission to grant licenses to North Metro.  On June 20, 2006, the Minnesota Supreme Court issued an order denying further review of that decision and concluded the lawsuit.

NOTE 6 — SHORT-TERM NOTES PAYABLE

On October 20, 2005, the Company entered into an agreement to borrow up to $450,000 under a revolving line of credit.  The interest rate is Prime +1%, not less than 7.5%, due April 30, 2007.  Currently the interest rate is 9.25%. The note is secured by the majority of the Company’s assets.  The loan is also guaranteed to the extent of $300,000 by three principal officers of the Company.  See Discussion of Warrants Issued — Note 12.  As of December 31, 2006 and 2005 the balance outstanding is $446,292.

NOTE 7 — EARNINGS PER SHARE

The following is a reconciliation of basic and diluted earnings per share:

Year ended December 31, 2006:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings Per Share

Basic Earnings per Share	$1,157,211	19,675,779	$.06
Effect of Dilutive Securities:
Outstanding Options and Warrants	—	975,552
	$1,157,211	20,651,331	$.06

The following is a reconciliation of basic and diluted earnings per share:

Year ended December 31, 2005:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings Per Share

Basic Earnings per Share	$566,350	19,531,402	$.03
Effect of Dilutive Securities:
Outstanding Options and Warrants	—	2,932,322
	$566,350	22,463,724	$.03

NOTE 8 — STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 75,000,000 shares of common stock with a par value of $.001 and up to 30,000,000 shares of undesignated preferred stock with a par value of $0.001 per share with preferences

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

and designations determined by the Board of Directors.  As of December 31, 2006, there were no shares of preferred stock designated or outstanding.  Each share of common stock is entitled to one vote on all matters submitted to shareholders.  Under the terms of a gaming license held by a subsidiary of the Company, the Company has amended its Articles of Incorporation to provide that all shares of common stock are subject to redemption, at the discretion of the Board of Directors, at fair market value if an owner is determined to be a disqualified holder.  A disqualified holder is a stockholder whose ownership of Company stock or refusal to provide information to the Company or any applicable gaming authorities may result in the disapproval, modification or non-renewal of any contract, license or franchise related to the Company’s gaming operations.

During the years ended December 31, 2006 and 2005, the company issued the following shares of common stock:

Year Ended December 31, 2006

On February 16, 2006, the Company issued 100,000 shares upon exercise of warrants to purchase 100,000 shares of common stock and the receipt of $12,000 in cash.

Year Ended December 31, 2005

On February 14, 2005, the Company issued 22,728 shares in connection with the redemption of an outstanding $75,000 Series A debenture.

On March 25, 2005, the Company issued 125,000 shares upon exercise of a warrant to purchase 125,000 shares of common stock and the receipt of $15,000 in cash.

On May 2, 2005, the Company issued 75,000 shares upon exercise of a warrant to purchase 75,000 shares of common stock and the receipt of $9,000 in cash.

NOTE 9 — OPERATING LEASES

On May 1, 1998, the Company entered into a five-year agreement to lease property located in Cripple Creek, Colorado.  The lease started the first day of the month that Uncle Sam’s began operations, April 9, 1999, and terminated on March 31, 2004.  The lease required payments of $12,000 per month.  During February 2004, the Company extended the lease for an additional five years. The new lease payments are $14,000 per month, expiring March 2009.

The lease agreement includes provisions whereby the Company has the option to purchase the property for $2,000,000 plus 50% of the increase in the fair market value of the building as of the expiration of the initial term.  In the event of termination by the tenant, the landlord may assess a penalty of $144,000.

The Company also leases office space for corporate offices.  The lease expires December 31, 2009.

Rent expense was approximately $284,400 for the years ended December 31, 2006 and 2005, respectively.

Future operating lease payments required as of December 31, 2006 are as follows:

2007	$284,400
2008	284,400
2009	158,400
Total	$727,200

NOTE 10— LONG-TERM OBLIGATIONS

Capital Lease

On April 9, 1999, the Company entered into a 20-year capital lease for the land and buildings relating to The Gold Rush Hotel and Casino and Gold Digger’s Casino.  The amount capitalized is based upon:

Present value of $53,437 monthly payments for 20 years	$5,799,170
Principal due on assumed obligations of outstanding debts	8,707,661
$14,506,831

Under this capital lease, the Company is required to make additional rent payments if the net income from the Gold Rush and Gold Digger’s casinos exceeds certain thresholds stated in the lease.  Because the Company is permitted to allocate a portion of its general overhead expenses to these operations when calculating net income for purposes of determining additional rent due, the Company has not been required to make additional rent payments.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Future minimum lease payments required under the capital leases as of December 31, 2006, are as follows:

2007	$1,574,675
2008	1,525,453
2009	1,266,936
2010	1,112,443
2010	1,078,535
Thereafter	5,958,298
Total minimum lease payments	12,516,340
Less amount representing interest	(4,399,804)
Present value of minimum lease payments	8,116,536
Less current portion	861,064
Long-term portion	$7,255,472

Crown Bank Term Loan and IGT Note

On October 20, 2005, the Company entered into a term loan to borrow $2.5 million.  The loan is secured by the majority of the Company’s assets.  The interest rate is Prime +1%, not less than 7.5%, and the loan is due April 30, 2007.  Currently the interest rate on this loan is 9.25%.  The loan required twelve equal monthly principal payments of $208,333 beginning April 1, 2006.  The repayment period will be extended to May 31, 2008, if the Company achieves certain business goals.  The loan is guaranteed by twelve shareholders of the Company, including three principal officers.  See Discussion of Warrants Issued — Note 12.

In October 2006, the Company entered into an amendment of its term loan with Crown Bank.  The agreement has been amended to allow the Company to repay the remaining principal in seven equal payments beginning November 1, 2006 through April 30, 2007 as opposed to the original agreement under which the Company would have been required to repay the remaining principal in five equal principal payments through March 1, 2007.  Monthly principal payments will be $148,810 as compared to the original payments of $208,333.

On December 23, 2005, the Company negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our three casinos in Cripple Creek, Colorado.  The loan is for a term of 48 months with interest equal to the prime rate.

Future minimum principal payments required as of December 31, 2006 are as follows:

2007	$859,129
2008	115,081
2009	115,081
2010	9,590
Total:	$1,098,881

NOTE 11 —STOCK OPTIONS

Stock option plans:

On July 15, 2004, Southwest Casino and Hotel Corp. shareholders approved the Southwest Casino and Hotel Corp. 2004 Stock Incentive Plan that had been adopted by the company’s Board of Directors effective June 1, 2004.  Under the terms of the reorganization completed July 22, 2004, Southwest Casino Corporation assumed the rights and obligations of Southwest Casino and Hotel Corp. under this plan.  The plan permits Southwest Casino Corporation to issue incentive awards to all employees of Southwest Casino Corporation or any of its subsidiaries and any non-employee directors, consultants or independent contractors of the Company or any of its subsidiaries. Incentive awards under the plan include “incentive options” under Section 422 of the Internal Revenue Code of 1986, “non-statutory stock options” that do not qualify for “incentive option” treatment, stock appreciation rights, restricted stock awards, performance units and stock bonuses.  A maximum of 1,500,000 shares of Southwest Casino Corporation common stock are reserved for issuance under the plan.   As of December 31, 2006, 925,000 options were issued and are outstanding.

In addition to the assumption of the 2004 Stock Incentive Plan, Southwest Casino Corporation assumed outstanding non-plan options to acquire shares of Southwest Casino and Hotel Corp. common stock as part of its reorganization.  The Company assumed obligations in the form of stock options to issue 1,575,000 shares of its common stock at a weighted average price of $.62 per share.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Valuation and Expense Information under SFAS 123(R)

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations.  SFAS 123(R) supersedes the Company’s previous accounting under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As permitted by SFAS 123, the Company measured compensation cost for options granted before January 1, 2006, in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, before January 1, 2006 no accounting recognition was given to stock options granted at fair market value until they were exercised. Upon exercise, net proceeds, including tax benefits realized, were credited to equity.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). The effect of the change was to decrease net earnings for the year ended December 31, 2006 by $166,703 and basic and diluted earnings per share by $0.01, as compared to what results for the period would have been had the intrinsic method been used. There was no share-based compensation expense related to employee stock options and employee stock purchases recognized in the financial statements during the year ended December 31, 2005.

Options are granted to employees and directors at prices equal to the market value of the stock on the dates the options are granted. The options granted have terms of 5 to 10 years from the grant date and granted options typically vest quarterly over a one to three year period.  The fair value of each option is amortized into compensation expense over the period the option vests.  We have estimated fair value of all stock options as of the date of grant applying the Black-Scholes pricing valuation model.  The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.  The key assumptions used in determining the fair value of options during the year ended December 31, 2006 were:

Year Ended December 31, 2006
Expected price volatility	105% - 112%
Risk-free interest rate	4.42% - 5.05%
Weighted average expected life in years	10 years
Dividend yield	0%
Pre-vesting forfeiture rate	0%
Weighted-average Fair value	$0.61

Historical information was the primary basis for the selection of the expected volatility, expected dividend yield, and the expected lives of the options.  The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.  SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be zero for the year ended December 31, 2006 based primarily on historical experience.  If pre-vesting forfeitures occur in the future, the Company will record the benefit related to those forfeitures as the forfeitures occur.  In the Company’s pro forma information required under SFAS 123 for the periods before March 31, 2006, the Company also accounted for forfeitures as they occurred.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Status of options

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2004	1,720,000	$0.65
Granted	55,000	$0.50
Forfeited/cancelled/expired	—
Exercised	—
Balance at December 31, 2005	1,775,000	$0.64
Granted (1)	725,000	$0.66
Forfeited/cancelled/expired	—
Exercised	—
Balance at December 31, 2006	2,500,000	$0.65

Options outstanding at December 31, 2006	2,500,000	$0.65	6.1 years	$100,000
Options exercisable at December 31, 2006	2,040,417	$0.65	5.3 years	$81,617

(1) - See Note 17

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on Southwest Casino Corporation closing stock price of $0.69 on December 29, 2006, that the option holders would have received had all option holders exercised their options as of that date.  As of December 31, 2006, the Company’s unrecognized share-based compensation related to stock options was approximately $304,000.  This cost is expected to be expensed over a weighted average period of two years.

Consolidated pro forma information required under SFAS 123(R)

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123(R) during the year ended December 31, 2005.  For the purpose of this pro forma disclosure, the value of the options is estimated using Black-Scholes option-pricing model and amortized to expense over the options vesting periods.

Year Ended December 31, 2005
Net Income as Reported	$566,350
Deduct: Total stock-based compensation expenses determined under fair value based method for all awards, net of related tax effect	87,063
Pro forma net income	$479,287

Income per share:
Basic — as reported	$0.03
Basic — pro forma	$0.02
Fully-diluted — as reported	$0.03
Fully-diluted — pro forma	$0.02

The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions for the year ended December 31, 2005:

Year Ended December 31, 2005
Expected price volatility	103%
Average Risk-free interest rate	3.52%
Weighted average expected life in years	10 years
Dividend yield	0%
Pre-vesting forfeiture rate	0%
Weighted-average Fair value	$0.46

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 (“FSP 123(R)”), Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.  FSP 123(R)-3 permits the Company to elect from alternative transition methods for calculating the pool of tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123(R).  No tax benefit has been recorded on the share based compensation expense for the year ended December 31, 2006.

NOTE 12 — WARRANTS

Status of warrants:

	Warrants Outstanding	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2004	1,187,500	$0.36
Granted	1,300,000	0.53
Exercised	(200,000)	0.12
Cancelled	(200,000)	0.12
Warrants outstanding as of December 31, 2005	2,087,500	$0.51
Granted	0
Exercised	(100,000)	0.12
Cancelled	(150,000)	0.20
Warrants outstanding as of December 31, 2006	1,837,500	$0.56

As part of the July 22, 2004 reorganization, Southwest Casino Corporation assumed outstanding warrants of Southwest Casino and Hotel Corp. (predecessor parent company which was reorganized in July 2004 with the new parent being Southwest Casino Corporation a public entity, see Note 1) to acquire 1,187,500 shares of the Company’s common stock.  These warrants are exercisable subject to the occurrence of certain events at a weighted average price of $.36 per share as of December 31, 2004 and expire at various times through June 10, 2009.

At December 31, 2006 and 2005, the Company had 1,837,500 and 2,087,500 shares of common stock reserved for the exercise of warrants that have been granted in connection with debt and equity offerings and in lieu of cash payment for services provided.  The Company received $12,000 and $24,000 during 2006 and 2005, respectively on the exercise of warrants. The warrants expire at various times through 2009.  The Company has not computed any value or recognized any expense for those warrants where the conditions to exercise were considered unlikely to occur.

On October 20, 2005, the Company secured a $2.5 million term loan (see Note 10) with the guaranties of 12 Southwest Casino Corporation shareholders.  Under the shareholder guaranties, each guarantor is individually liable for a portion of the $2.5 million term loan.  As a condition to entering into the Loan Agreement, James Druck, Chief Executive Officer, Thomas Fox, President, and Jeffrey Halpern, Vice President of Government Affairs, were required by Crown Bank to become three of the 12 shareholder guarantors.  Mr. Druck, Mr. Fox and Mr. Halpern each personally guaranteed $100,000 of this borrowing.  As further required by Crown Bank, the guaranties of Mr. Druck, Mr. Fox and Mr. Halpern also apply to the revolving line of credit, while the guaranties of the other shareholders do not.  In consideration for these shareholder guaranties, Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors, including Gus Chafoulias who subsequently joined our Board of Directors, and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  The exercise price of the warrants issued in connection with the $2.5 million term loan was established based on fair market value at the time the loan was applied for but was lower than fair market value when the warrants were granted in connection with the loan closing.  The Company calculated the fair value of the warrants issued using the Black Scholes pricing valuation model and recorded the amount as a loan cost that is being amortized to interest expense over the term of the loan.  The Company recognized additional interest expense related to the warrants of $138,862 and $23,144 during 2006 and 2005, respectively, see Note 4.

The Company has granted stock options and warrants to purchase shares of its common stock to various investors, directors and key employees.  The exercise price of all stock options and warrants granted have been set at prices equal to or above the fair market value of the Company’s stock on the date of grant except for warrants issued in connection with the $2.5 million term loan.

On October 14, 2005, the Company issued warrants to purchase 40,000 shares to Corporate Capital Management, LLC and 10,000 shares to DMSR Investments at $1.00 per share in settlement of claims against the Company related to the Convertible Debt offering and proposed equity transaction.  The closing stock price of the Company’s

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

common stock was $0.57 on the date of grant.  No value was associated with the grant of these warrants based upon using a Black Scholes pricing model to value the warrants.

In connection with other warrants issued in exchange for services or settlement, the Company recognized $8,375 and $20,625 of expense in 2006 and 2005, respectively.

NOTE 13 — PROVISION FOR INCOME TAXES

	2006	2005
Current
Federal	$(683,701)	$(291,000)
State	(88,479)	(38,000)
Total Current	(772,180)	(329,000)

Deferred
Federal	89,764	—
State	11,616	38,000
Total Deferred	101,380	38,000

Total	$(670,800)	$(291,000)

A reconciliation of the income tax provision with amounts determined by applying the federal statutory rate to income before income taxes is as follows:

	2006	2005
Federal statutory income tax rate	(34.0)%	(34.0)%
State and local income tax rate	(4.4)%	(4.4)%
Effect of utilization of deferred tax liability (asset related to net operating losses and valuation allowance	5.0%	4.4%
Effective Tax Rate	(33.4)%	(34.0)%

The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company’s deferred tax liabilities as of December 31, 2006 and 2005 are as follows:

	2006	2005
Current deferred tax assets (liabilities)	$—	$—
Non-current deferred tax assets:
Operating loss and contribution carryforwards	1,473,000	2,234,000
Property and Equipment	329,000	213,000
Alternative minimum tax carryforward	58,000	22,000
Total Deferred	1,860,000	2,496,000

Less Valuation Allowance	(1,860,000)	(1,896,000)
Net Deferred Tax Asset	$—	$573,000

Property and equipment deferred tax asset includes the development and pre-opening expenses capitalized for tax purposes in connection with the development of the racetrack and card room.

As of December 31, 2006, the Company has federal and state net operating loss carryforwards of approximately $3,900,000. These operating losses expire between 2015 and 2024.  The Internal Revenue Code limits the availability of net operating loss carryforwards to offset future taxable income if there has been a “change of ownership” as defined in Section 382 of the Internal Revenue Code.  Such a “change of ownership” could be triggered by sales of the Company’s securities by the Company or its shareholders.  Additionally, the excess of the alternative minimum tax (“AMT”) over regular federal income tax is a tax credit, which can be carried forward indefinitely to reduce future federal income tax liability.  At December 31, 2006, the Company has available $58,000 of AMT credit carryforward.  The income tax rate does not correspond to statutory tax rates due to the difference in the valuation allowance for deferred tax assets.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company has a liability to certain officers and stockholders for unpaid compensation and expenses of $122,467 and $223,467 as of December 31, 2006 and 2005, respectively.

At its meeting on April 26, 2006, the independent members of the Company’s Board of Directors approved one-time payments to James Druck, CEO, Thomas Fox, President, and Jeffrey Halpern, Vice President of Government Affairs, as partial repayments of the Company’s outstanding liabilities for their unpaid salaries, the majority of which is from years before 1998.  The Board approved payments of $50,000 to Mr. Druck and Mr. Halpern and $10,000 to Mr. Fox.  The Company made these payments to Mr. Halpern on April 28, 2006 and Mr. Druck and Mr. Fox on May 15, 2006.

During the years ended December 31, 2006 and 2005, the Company paid Berc & Fox Limited $17,950 and $17,648 for tax and accounting services, respectively.  North Metro paid Berc & Fox Limited $975 and $0 during the years ended December 31, 2006 and 2005, respectively for tax services.  The operations of Berc & Fox were acquired in January 2007 by Virchow Krause, Ltd.  Thomas Fox, our President, is a shareholder and officer in Berc & Fox Limited.

In connection with the Company’s investment in Southwest Missouri Gaming, LLC, the Company signed a one-year promissory note agreeing to pay to Prime Inc., the other member of Southwest Missouri Gaming, $367,000 plus interest at a variable rate equal to prime plus 2 percent for its share of expenses in connection with Southwest Missouri Gaming’s unsuccessful efforts to develop a riverboat casino in Rockaway Beach, Missouri.  Under the note, the Company agreed to pay $5,000 per month, a principal payment of $100,000 on July 1, 2005, and the balance of the note on December 31, 2005.  The note was secured by slot machines owned by Gold Rush I, LLC.  The note was paid in full on December 29, 2005 and the security interest has been released.  The investment in Southwest Missouri Gaming, LLC, was written off during 2004.

During the year ended December 31, 2005, the Company paid Jennifer Sparlin Druck $1,000 for entertainment services at the Gold Rush Palladium.  No amounts were paid during 2006.  Ms. Druck is the wife of James Druck, an officer of the Company.

NOTE 15 — PROJECT DEVELOPMENT COSTS

The Company continues to pursue additional gaming opportunities and as a result continues to incur project development expenses.  For the years ended December 31, 2006 and 2005, development expenses were $290,623 and $736,739.  Included in the year ended December 31, 2005 amount is a $249,778 write-off of an option to acquire the Gold Rush real estate that the Company allowed to expire unexercised on February 28, 2005.   In addition, the Company included development expenses incurred by North Metro Harness Initiative, LLC, in the Company’s consolidated financial statements for the period from January 1, 2005 through October 20, 2005 of $407,382, see Note 5.

NOTE 16 — SEGMENTED INFORMATION

Segmented information related to the year ended December 31, 2006 follows:

	Casino Operations	Casino Management	Project Development	Total
Revenues	$15,609,228	$5,865,680	$—	$21,474,908
Interest Revenue	659	2,190	—	2,849
Interest Expense	844,465	359,831	—	1,204,296
Depreciation & amortization	1,646,473	523,517	—	2,169,990
Segmented profit (loss) before income taxes	91,007	2,210,500	(290,623)	2,010,884
Income tax expense (benefit)	30,487	737,672	(97,359)	670,800
Loss of unconsolidated subsidiary, net of tax benefit			182,873	182,873
Investment in unconsolidated subsidiary			5,054,020	5,054,020
Total segmented assets	12,942,003	833,926	5,079,020	18,854,949
Expenditures for segmented assets	417,948	9,707	1,000,326	1,427,981

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Segmented information related to the year ended December 31, 2005 follows:

	Casino Operations	Casino Management	Project Development	Reconciling Items	Total
Revenues	$15,801,913	$4,911,105	$—	$—	$20,713,018
Interest Revenue	34	6,865	—	—	6,899
Interest Expense	789,621	142,836	1,960	—	934,417
Depreciation & amortization	1,833,836	524,229	—	—	2,358,065
Segmented profit (loss) before income taxes	(336,958)	1,768,264	(738,699)		692,607
Income tax expense (benefit)	(141,417)	742,671	(310,254)		291,000
Minority interest in loss of consolidated subsidiary			204,173		204,173
Loss of unconsolidated subsidiary, net of tax benefit			39,430		39,430
Investment in unconsolidated subsidiary			4,298,367		4,298,367
Total segmented assets	13,976,593	2,239,700	4,298,367		20,514,660
Expenditures for segmented assets	153,848	3,467	3,898,849	(1,167,408)	2,888,756

(1)           Reconciling Items are the adjustments to remove the contribution of equity by MTR while the Company consolidated North Metro.

Corporate expenses are included as a reduction in Casino Management income.  Corporate expenses have not been allocated to Casino Operations or Project Development.

NOTE 17 — BOARD OF DIRECTORS

On January 10, 2006, as part of the Company’s compensation for independent members of its Board of Directors, Southwest granted non-qualified options to purchase 150,000 shares of its common stock at a price of $0.65 per share to each of the four independent members of its Board of Directors.  These options vest in 12 equal installments on the last day of each fiscal quarter of the company over the next three years and remain exercisable for 10 years.  If a director’s service on the Southwest Board terminates due to mandatory retirement, the option will continue to vest and remain exercisable for the full 10 years.  If a director’s service terminates due to death or disability, the option will remain exercisable, to the extent vested at the time service terminated, for 12 months.  If a director’s service terminates for any other reason, the option will remain exercisable, to the extent vested at the time service terminated, for 90 days. If a change in control of Southwest occurs, as defined in the Company’s 2004 Stock Incentive Plan, the option will immediately vest in full and remain exercisable for the entire 10-year term.

On January 10, 2006, the Board of Directors established an Audit Committee and elected David Abramson, Jim Holmes, and Gregg Schatzman to serve on the Committee.  The Board of Directors elected David Abramson as Chair of its Audit Committee.  Mr. Abramson received an option to purchase 75,000 shares of common stock, on the same terms as described in the preceding paragraph, in consideration of his service as Audit Committee Chair.

On February 1, 2006, the Board of Directors established a Compensation Committee and a Nominating Committee.  The directors elected Gus Chafoulias, Jim Holmes and Gregg Schatzman to serve on the Compensation Committee and elected Gregg Schatzman as Chair of its Compensation Committee.  The board elected Gus Chafoulias and David Abramson to serve on its Nominating Committee, with Gus Chafoulias as Chair.

NOTE 18 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes it is not practical to estimate the fair value of its investment in North Metro because there is no established market for these securities and it is inappropriate to estimate future cash flows because they are dependent on the ability of North Metro to develop and then generate earnings from the operation of its proposed harness track and card room.  There were no other financial instruments with significant differences between the carrying amount and the fair value due to the short maturity of the instruments.

NOTE 19 — NEW MANAGEMENT CONTRACT

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians. Under the terms of the Gaming Management Agreement, Southwest will have exclusive management

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

responsibility for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma. Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility. The management agreement runs for 5 years beginning on the first day that Southwest begins management of the facility.

This agreement must be approved by the Chairman of the National Indian Gaming Commission (“NIGC”) before it becomes effective. Currently, the NIGC is performing a background investigation of the Company, its executive officers, directors, and shareholders as part of its contract approval process.  In addition, the NIGC has reviewed the agreement and provided comments on it to Southwest and the Tribe on two occasions.  The Tribe has not responded to the second set of comments.  At this time, the Company cannot predict how long the background investigation may take to complete, the total costs related to the background investigation and approval process to be paid by the Company, if or when the Tribe will respond to the NIGC comments, and if or when NIGC approval of the agreement may be received.

NOTE 20 — ACQUISITION

On December 18, 2006, Southwest Eagle, LLC (“Southwest Eagle”), a wholly-owned subsidiary of Southwest Casino Corporation, entered into an Asset Purchase Agreement and a long-term lease with Pinnacle Casinos and Resorts, LLC (“Pinnacle”) under which Southwest Eagle will, subject to the terms and conditions stated in the asset purchase agreement and lease, acquire the operating assets and lease the real property of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado (collectively, the “Double Eagle”). Southwest will purchase these assets simultaneously with Pinnacle’s acquisition of all of the outstanding capital stock of Colorado Casino Resorts, Inc. (“CCRI”), the owner and operator of the Double Eagle, under a separate Securities Purchase Agreement between Pinnacle’s and CCRI’s current shareholders.

Under the terms of the Asset Purchase Agreement, Southwest will acquire all of the operating assets of the Double Eagle, including all cash in machines and accounts, but excluding real property and improvements, for $12,625,000 and Southwest will pay CCRI an additional $11,000,000 as prepaid rent.  Southwest will pay $16,000,000 in cash at closing and $7,625,000 by delivery of a promissory note to Pinnacle.  Southwest will also assume certain specified liabilities of CCRI, including accounts payable and all liabilities under contracts and leases connected with the operation of the Double Eagle.

The Colorado Division of Gaming granted licenses for the operation of the Double Eagle and Gold Creek casinos to Southwest on March 15, 2007.  These licenses are conditioned on (1) Southwest obtaining full possession of the casinos, and (2) Southwest surrendering its licenses to operate the Gold Digger’s and Uncle Sam’s casinos.  The parties intend to close Southwest’s acquisition of these casinos within 15 days of receipt of these licenses.

The closing of the transactions contemplated in the Asset Purchase Agreement is subject to numerous conditions, including Pinnacle’s completion of the financing for and acquisition of the CCRI stock, Southwest’s receipt of financing for payment of the purchase price and prepaid rent, completion of due diligence to the satisfaction of both Southwest and Pinnacle, and other customary closing conditions.

Under the terms of the promissory note to be issued to Pinnacle, Southwest will make monthly payments of interest only at annual rates of three percent, four percent and five percent, respectively, during the first three years the note is outstanding. After the third year, Southwest will make monthly payments of its interest at Prime plus principal based on a 20-year amortization schedule.  The note will be due in full on its tenth anniversary.  With the consent of the note holder, Southwest may convert up to $4 million of the principal amount of the note into Southwest common stock at a price equal to the average closing market price of Southwest common shares for the 10 business days immediately preceding the conversion date.  The promissory note will be unsecured.  There is no penalty for prepayment.

The long-term lease for the real property and improvements provides that simultaneous with Pinnacle’s acquisition of the CCRI stock, Pinnacle will cause CCRI to enter into a 30-year net lease for all real property and improvements owned by CCRI in Cripple Creek, Colorado, including off-site real property that is or may be used in the operation of the Double Eagle.  Initial rent under this lease is $4 million per year, payable in equal monthly installments, and increases to $5.5 million by the 30th year.  Southwest can extend the lease for up to 15 years under three 5-year options.  The lease requires Southwest to pay all costs associated with the real property and improvements, including real estate taxes, but exclude costs of repair of structural defects, an insured casualty, or condemnation. The lease contains other customary terms and conditions.

On January 31, 2007, Southwest Eagle entered into two agreements, an Amended and Restated Lease Agreement and a Right of Access and Use Agreement, with Pinnacle.  These agreements have the effect of amending and

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

restating the terms under which Southwest intends to lease real property in Cripple Creek, Colorado from CCRI upon Pinnacle’s purchase of the outstanding stock of CCRI from its current owners and Southwest’s simultaneous acquisition of the operating assets of the Double Eagle from CCRI.

The Amended and Restated Lease provides that Pinnacle will cause CCRI to enter into a 30-year net lease for the real property and improvements on which the Double Eagle is located.  Unlike the Original Lease, the Amended and Restated Lease does not include other real property in Cripple Creek that is owned by CCRI but is not on the site of the Double Eagle.  The terms of the lease have not changed except to exclude certain property and include that property under a separate agreement, as discussed below.

With regard to the real property in Cripple Creek that is owned by CCRI but not on the Double Eagle site and is no longer included under the Amended and Restated Lease, Southwest and Pinnacle entered into a separate Right of Access and Use Agreement.  This off-site property consists of numerous parcels near the Double Eagle, portions of which are used for employee parking, valet parking and records, equipment and other storage. Under this agreement, Southwest will have the exclusive right to access and use this off-site property, except five specified parcels owned by CCRI that are not used in connection with the operations of the Double Eagle.  Southwest will pay a nominal annual fee for this right to use the property, which runs for the same 30-year term with three 5-year extension options as the Amended and Restated Lease.  Southwest will also pay costs to keep the off-site property in good repair, but unlike the property covered under the Amended and Restated Lease, Southwest will not be responsible for other costs associated with this property, including real estate taxes.  The use agreement also provides both Pinnacle and Southwest with the right to make improvements to the off-site property.  If Pinnacle determines to improve any portion of the off-site property then used in the operation of the Double Eagle, Pinnacle must provide an acceptable alternative site to Southwest for that use.

The transactions contemplated in the Amended and Restated Lease and the Right of Access and Use Agreement described above are contingent on: (a) Pinnacle consummating its acquisition of all of the outstanding capital stock of CCRI under the Securities Purchase Agreement between Pinnacle and the current CCRI shareholders, and (b) Southwest consummating its acquisition of the operations of the Double Eagle from Pinnacle and CCRI under the terms of the Asset Purchase Agreement dated December 18, 2006.  Following a dispute regarding satisfaction of conditions in the Securities Purchase Agreement between the current CCRI shareholders and Pinnacle, those parties entered into a Revival and Second Amendment to Stock Purchase Agreement under which Pinnacle intends to acquire the CCRI stock.  Under this amended agreement, Pinnacle must close its purchase of the CCRI stock on the earlier of 15 days after receiving regulatory approval or April 7, 2007.  Pinnacle has the right to extend that deadline if Pinnacle and Southwest have not received or been denied regulatory approval of the transactions if Pinnacle pays a non-refundable fee.  This would extend the closing deadline under the agreement until the earlier of 15 days after receiving regulatory approval or June 30, 2007.  The agreement terminates automatically on June 30, 2007 if the transaction has not been completed.

In connection with the negotiations regarding this amendment to the Securities Purchase Agreement, Pinnacle requested and Southwest offered to issue warrants to purchase 1 million shares of its common stock to the current CCRI shareholders, which consist of two individuals and two entities controlled by those individuals, upon the closing of Southwest’s acquisition of the Double Eagle.  The CCRI shareholders did not accept Southwest’s offer and Southwest is currently under no contractual obligation to deliver warrants to Pinnacle or the current CCRI shareholders.  However, Pinnacle has obligated itself to deliver these warrants to the current CCRI shareholders as a condition to closing under the Revival and Second Amendment to Stock Purchase Agreement.  Thus, Southwest’s management believes that it will be necessary to issue these warrants to the CCRI shareholders in order to complete Southwest’s proposed acquisition of the Double Eagle.  As proposed on January 5, 2007, these warrants would have an exercise price equal to the greater of $0.6325 per share or the preceding 5-day average market price for Southwest common stock as of the closing date and would terminate September 1, 2009. Southwest also offered “piggyback” registration rights for the common shares underlying the warrants that would not be effective until (a) the warrant has been fully-exercised and (b) Southwest completes the registration of (i) shares and warrants issued in Southwest’s recent confidential private placement and (ii) any securities Southwest may issue in connection with the financing for Southwest’s purchase of the Double Eagle operations.

Southwest’s acquisition of the operations of the Double Eagle and performance under the Amended and Restated Lease and the Right of Access and Use Agreement remain subject to all of the risks associated with consummation of transactions of this nature, including but not limited to: satisfactory completion of due diligence investigations by both Southwest and Pinnacle; Southwest obtaining suitable financing for its acquisition of the Double Eagle operations; and Pinnacle obtaining suitable financing for its purchase of the CCRI stock.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 21 — SETTLEMENT AGREEMENT

On February 15, 2006, the Company entered into a Settlement and Release Agreement with MBC Global, LLC.  Under the terms of the Settlement and Release Agreement, the Company paid MBC $66,000 that the Company had previously agreed it owed to MBC under a terminated advisory services agreement and the Company and MBC released each other from all claims raised in an arbitration proceeding initiated by MBC in September 2005.  The Company did not release MBC from any potential liability related to its actions on behalf of the Company in its 2004 sale of convertible notes and corporate reorganization, and MBC did not release any rights to indemnification it may have under the terminated advisory agreement.

NOTE 22 — REDEMPTION OF SECURITIES

The Company notified a shareholder on December 22, 2006 that, that effective January 22, 2007, the Company would redeem all shares of the Company’s common stock owned by the shareholder in accordance with Article XI of the Company’s Articles of Incorporation.  The Company notified the shareholder by letter dated January 26, 2007 that an escrow account was being established in the amount of $321,300, representing the redemption price of 357,000 shares of the Company’s common stock at a redemption price of $0.90.  The valuation was based upon the closing stock price of the Company’s common stock as reported on January 22, 2007.  The Company will record the redemption in January 2007 as a reduction to shareholder’s equity for the buy back of shares.  The Company received a letter on February 7, 2007 from the shareholder, which indicated the shareholder would deliver the shares of common stock as instructed by the Company.

NOTE 23 — COMMITMENTS AND CONTINGENCIES

Refer to Note 5 for commitments entered into by North Metro.

In 2004, the Company purchased player tracking software and slot accounting software from IGT.  On December 29, 2005, the Company reached an agreement with IGT to finance $460,324 of the purchase price for this system over 48 months with interest rate equal to the prime rate, which is currently 7.5%, see Note 10.  In addition, the Company agreed to purchase additional software for $200,000, which will allow the Company to offer bonusing to its customers.  The purchase is contingent upon IGT receiving necessary approvals for the bonusing system from the Colorado Division of Gaming.  We anticipate that IGT will also finance this additional software on similar terms.

Under the Company’s employment agreements with James B. Druck, CEO, Thomas E. Fox, President and COO, and Jeffrey S. Halpern, Vice President of Government Affairs, which were effective July 1, 2004, the Company has agreed to allow these executives to elect to continue their employment in a reduced capacity, with continuing medical benefits and a salary equal to their base pay at the time of termination for 18 months and not less than $25,000 after 18 months, if the Company terminates the executive’s employment without cause or in connection with a change in control of the Company (as defined in the employment agreement) or if the executive terminates his employment with the Company for good cause (as defined in the employment agreement).  The initial term of these agreements expired July 1, 2006, after which the agreement renewed and will continue to renew automatically for additional one-year terms unless terminated.

The Company has entered into employment agreements with certain other key employees of the Company. The agreements provide for certain benefits to the employee as well as severance if the employee is terminated without cause or due to a “constructive termination” as defined in the agreements.  The severance amounts depend upon the term of the agreement and can be up to six months of base salary and bonus.

Other litigation

The Company is involved in various claims, legal actions and complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements, and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

NOTE 24 — SUBSEQUENT EVENTS

Investor Relations Services and Financial Consulting Services

On January 17, 2007, the Company entered into two agreements with Strategic Growth International, Inc. (“SGI”) regarding investor relations and financial consulting services.

Investor Relations Services:

Under the terms of a letter agreement accepted January 17, 2007 (the “Investor Relations Agreement”), Southwest retained SGI to assist the company as an investor relations advisor and develop a comprehensive financial relations

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

program designed to achieve increased awareness of Southwest and its business and enhanced liquidity in the public market for the Company’s stock.

Southwest will pay SGI $10,000 per month for a period of two years for these investor relations services.  Southwest also agreed to reimburse SGI’s reasonable accountable expenses incurred in connection with services provided under the Investor Relations Agreement.  In addition, Southwest will issue to SGI a warrant to purchase 100,000 shares of Southwest common stock at a price of $0.63 per share that is exercisable for two years from the date of the Investor Relations Agreement.  The exercise price equals the weighted average closing price for one Southwest share on the Over-the-Counter Bulletin Board market for the five trading days immediately preceding the date Southwest entered into the Investor Relations Agreement.  Beginning July 17, 2007, SGI will have the right to request the inclusion of the common shares underlying its warrant on any registration statement that Southwest files on which the shares are eligible for inclusion.  Beginning January 17, 2008, SGI will have the right to require Southwest to file a registration statement covering those shares. The Company is in the process of valuing the warrants, which will be recorded as consulting expense over the term of the agreement, with the value recorded as additional paid in capital.

Southwest has the right to terminate the Investor Relations Agreement at the end of six months.  This right is void if SGI meets certain performance goals.  If Southwest terminates the agreement at the end of six months, the number of shares subject to the warrant issued to SGI will be reduced to 50,000.  Southwest has the right to terminate the agreement at the end of any month of its term during the second year of the agreement.  Southwest also agreed to indemnify SGI against certain claims that may arise in connection with the services provided by SGI under the Investor Relations Agreement.

Financial Consulting Services:

Southwest also entered into an agreement with SGI for financial consulting services on January 17, 2007 (the “Consulting Agreement”).  Under the Consulting Agreement, SGI will assist Southwest in developing a strategy to raise additional capital for gaming projects the company is pursuing and for general working capital.  SGI will also help Southwest arrange and conduct meetings with potential sources of capital and advise Southwest regarding the terms of any proposed financing arrangements.

Southwest is to pay SGI $8,000 per month for 24 months for the financial consulting services provided under this agreement, however, SGI has agreed to waive the monthly fee in exchange for a warrant to purchase 700,000 shares of Southwest common stock at a price of $0.63 per share (the weighted average closing price for one share of Southwest common stock on the Over-the-Counter Bulletin Board market for the five trading days immediately preceding the date of the Consulting Agreement).  The warrant is exercisable for two years.  After six months, SGI will have the right to request inclusion of the common shares issuable upon exercise of the warrant on any registration statement filed by the Company on which the shares are eligible for inclusion.  After one year, SGI will have the right to require the Company to initiate a registration statement covering all shares underlying warrants held by SGI. The Company is in the process of valuing the warrants, which will be recorded as consulting expense over the term of the agreement, with the value recorded as additional paid in capital.

The Company will also be required to pay an additional consulting fee of $100,000 or $200,000 if SGI assists the Company in completing an equity or debt financing that meets standards stated in the agreement.  In addition, if the Company issues warrants as part of such a debt financing, it will also issue warrants to purchase 100,000 shares of its common stock to SGI on the same terms as the terms issued to the lender.

Southwest has the right to terminate the financial consulting services agreement at the end of six months.  This right is void if SGI meets certain performance goals.  If Southwest terminates the agreement at the end of six months, the number of shares subject to the warrant issued to SGI will be reduced to 350,000.

Sale of unregistered securities

On January 24, 2007 and February 26, 2007, Southwest Casino Corporation (“Southwest”) entered into a Securities Purchase Agreement (“SPA”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which Southwest sold in a private placement an aggregate of 7.44 million shares of its common stock and warrants to purchase an aggregate of 2.98 million shares of its common stock, at a purchase price of $0.55 per unit.  The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Pursuant to the terms of a Registration Rights Agreement dated

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

January 24, 2007 between Southwest and the investors, Southwest has agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by Southwest with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Southwest has agreed to use its commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which Southwest is notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period. Pursuant to the Securities Purchase Agreement, Southwest and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of its obligations are not met, Southwest has agreed to make pro-rata cash payments as liquidated damages to each investor.

The private placement resulted in net proceeds to Southwest of approximately $4.07 million, after the deduction of estimated offering expenses.  The Company also incurred expenses related to this offering of $60,393 as of December 31, 2006 which are included as part of other current assets at December 31, 2006 on the consolidated balance sheet and will be netted with the proceeds of this offering.  The placement agent agreed to accept the cash portion of its placement agent commission in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving approximately 517,000 shares of common stock and warrants to purchase an aggregate of approximately 207,000 shares of common stock. In addition, the placement agent received a warrant to purchase approximately 277,000 shares of common stock, which is exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $1.00 per share.

The following officers and directors of Southwest participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director.  Other than with respect to the Securities Purchase Agreement, there are no material relationships between Southwest, on the one hand, and any of the other investors in the private placement, on the other hand.

Confirmation of Credit Approval with a lender

On February 23, 2007, the Company received a confirmation letter from a lender that approved the terms of a financing transaction described in the Term Sheet entered into on February 16, 2007.  The lender will provide a senior credit facility in the amount of $20 million, which consists of an $18 million Term Loan A and a $2 million Term Loan B.  The Term Loan B will fund if and when the Company’s existing contract with the Cheyenne and Arapaho Tribes is renewed on terms reasonably satisfactory to the lender.  As part of the term sheet entered into on February 16, 2007, the Company paid a $50,000 non-refundable underwriting fee and a $50,000 expense deposit to be applied against out of pocket expenses incurred by the lender.   The loans will be used to finance the acquisition of two casinos in Cripple Creek, Colorado, see Note 20, pay fees and expenses related to the financing facility, pay off debt with Crown Bank, (see Note 6 and 10), and for general working capital of the Company.  In March 2007, the Company paid an additional $200,000 non-refundable work fee that will be applied against the closing fee upon closing the transaction and an additional expense deposit of $50,000.

The closing of the loan as described in the confirmation letter is conditioned on satisfactory due diligence by the lender among other customary closing conditions.

As described in the Term Sheet (as amended on March 20, 2007), and approved in the confirmation letter from the lender, this debt facility will have the following terms.  The term of the loan is four years.  Principal amortization of $250,000 quarterly begins on the first day of the third quarter and continues for the next five quarters.  Principal amortization increases to $500,000 quarterly beginning on the first day of the ninth quarter and continuing for the remainder of the term of the loan, with the final payment to include the aggregate principal amount of the Term Loan then outstanding.  The interest rate is based upon LIBOR plus 6%, which may be reduced if the Company’s ratio of EBITDA to total indebtedness, as defined in the agreement, meets standards stated in the agreement.  Interest is payable monthly in arrears.  Upon closing, a closing fee of $300,000 will be due and payable in full (the closing fee is $500,000 which will be reduced by the $200,000 work fee paid in March 2007).  At closing, a loan servicing fee $17,500 will be due and payable in full, and then continue to be due each quarter thereafter.  The facility will be secured by substantially all real and personal property of the Company.  Voluntary prepayments of up to $2 million annually and up to $5 million over the term of the loan will be allowed.  Voluntary prepayment in excess of those amounts are permitted, but require payment of a premium during the first three years after the closing.   The loan will be subject to customary covenants.

Upon closing the loan, the Company will be required to pay a fee of approximately $700,000 to a financial advisor in connection with the financing and issue that advisor a warrant to purchase approximately 700,000 shares of common stock with a term of five years and an exercise price of $1.00.  Upon closing, the fees and fair value of warrants will be accounted for as a loan cost and amortized over the term of the loan.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Cheyenne and Arapaho Tribal Council Meeting

The Tribal Council of the Cheyenne and Arapaho Tribes of Oklahoma includes all enrolled members of the Tribes. On February 24, 2007, at a convened meeting of the Tribal Council, the Tribal Council voted to approve the terms of an extension and expansion of the gaming management relationship between the Tribes and Southwest.  The 183 members of the Tribes who attended the Tribal Council meeting voted to adopt resolutions approving proposed terms for, and authorizing an attorney for the Tribes to review the final terms of, gaming management agreements under which Southwest will continue to manage the Tribes’ existing Lucky Star casinos in Concho and Clinton, Oklahoma, expand the Concho and Clinton facilities to provide more gaming space and greater amenities, assume the management of and expand the Tribes’ existing Feather Warrior casinos in Watonga and Canton Lake, Oklahoma, and develop and manage new gaming facilities on tribal land in four other Oklahoma cities. In addition to its expanded management responsibility, Southwest will pay for construction of a proposed $4.5 million Indian Health Service clinic building out of the management fees it receives under the new agreements. The Tribal Council’s resolutions require the agreements to be presented to the Tribal Council at a meeting scheduled for March 31, 2007 for final approval.

Under the terms of the resolutions adopted by the Tribal Council, the management agreements will run for five years beginning on the first day that Southwest begins management of the facilities under the new agreements

The validity of the February 24, 2007 Tribal Council meeting has been challenged in the Cheyenne and Arapaho tribal court. The judge recently ruled that the meeting would be considered valid until a formal hearing on the issue could be held, likely in early May.

Under the Tribes’ Constitution adopted in 2006, gaming management agreements must be approved by the Governor of the Tribes and the Tribal Legislature, as well as the Tribal Council. The resolutions adopted by the Tribal Council direct the Governor of the Tribes to enter into the gaming management agreements on behalf of the Tribes within five days of final approval by the Tribal Council and direct the tribal Legislature to ratify the agreements no later than five days after the Governor signs it or, if the Governor does not sign, no later than 10 days after final approval by the Tribal Council.  The Governor has disputed the authority of the Tribal Council and the tribal legislature to cause him to take any action on a gaming management agreement or enter into a gaming management agreement without his approval.  The Governor has informed us that he will not review or negotiate the terms of the agreements prepared in response to the Tribal Council’s February 24th resolutions.

In general, gaming management agreements between Native American tribes and management contractors must also be approved by the Chairman of the National Indian Gaming Commission (NIGC) before becoming effective.

Although we have received Tribal Council approval as discussed above, we remain uncertain whether we will be able to continue our management relationship with the Cheyenne and Arapaho Tribes beyond May 19, 2007.

PROSPECTUS

SOUTHWEST CASINO CORPORATION
12,663,389 SHARES OF
COMMON STOCK

May 11, 2007